Exhibit 10.8

INDENTURE

Dated as of May 20, 2020

Among

CLARIOS INTERNATIONAL LP, as Holdings,

and

CLARIOS GLOBAL LP, as the Issuer,

and

CLARIOS US FINANCE COMPANY, INC., as the Co-Issuer,

and

CITIBANK, N.A.,

as Trustee, Paying Agent, Registrar, Transfer Agent and Notes Collateral Agent

$500,000,000 6.750% SENIOR SECURED NOTES DUE 2025

TABLE OF CONTENTS

Page

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

ARTICLE 2

THE NOTES

ARTICLE 3

REDEMPTION

ARTICLE 4

COVENANTS

Section 4.01.	Payment of Notes	104
Section 4.02.	Maintenance of Office or Agency	105

ARTICLE 5

SUCCESSORS

Section 5.01.	Merger, Consolidation or Sale of All or Substantially All Assets	149
Section 5.02.	Successor Person Substituted	152

ARTICLE 6

DEFAULTS AND REMEDIES

ARTICLE 7

TRUSTEE AND AGENTS

Section 7.01.	Duties of Trustee	158
Section 7.02.	Rights of Trustee	159
Section 7.03.	Individual Rights of Trustee	161
Section 7.04.	Trustee’s Disclaimer	161

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

ARTICLE 10

GUARANTEES

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01.	Satisfaction and Discharge	179
Section 11.02.	Application of Trust Money	180

ARTICLE 12

COLLATERAL

ARTICLE 13

[RESERVED]

ARTICLE 14

MISCELLANEOUS

INDENTURE, dated as of May 20, 2020, among Clarios Global LP (the “Issuer”), Clarios US Finance Company, Inc. (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Clarios International LP (“Holdings”) and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, as Trustee and Notes Collateral Agent, Transfer Agent, Registrar and Paying Agent.

W I T N E S S E T H

WHEREAS, the Issuers have duly authorized the creation of an issue of $500,000,000 aggregate principal amount of the Issuers’ 6.750% Senior Secured Notes due 2025 (the “Notes”).

WHEREAS, each of the Issuer, the Co-Issuer and Holdings has duly authorized the execution and delivery of this Indenture (as defined herein).

NOW, THEREFORE, the Issuer, the Co-Issuer, Holdings, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“ABL Collateral Agent” means the “Collateral Agent” in respect of the ABL Facility (as defined in the ABL Facility or the substantially equivalent definition under any ABL facility).

“ABL Facility” means the ABL Credit Agreement, dated as of April 30, 2019 (as amended by that certain Incremental Amendment No. 1 to ABL Credit Agreement, dated as of March 5, 2020), among, inter alios, Holdings, the Issuer, the guarantors party thereto, the issuing banks referred to therein and Citibank, N.A. and/or its affiliates as administrative agent and collateral agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures, agreements, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or agreement that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted pursuant to Section 4.09 hereof) or adds Holdings or any Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of April 30, 2019, among, inter alios, the ABL Collateral Agent and the Common Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time).

“ABL Obligations” means the “Secured Obligations” (as defined in the ABL Facility or the substantially equivalent definition under any ABL Facility).

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“ABL Secured Parties” means the “Secured Parties” (as defined in the ABL Facility or the substantially equivalent definition under any ABL Facility).

“Acceptable Intercreditor Agreement” means each Initial Intercreditor Agreement, a Market Intercreditor Agreement or another intercreditor agreement that is reasonably satisfactory to the Common Collateral Agent (which may, if applicable, consist of a collateral proceeds “waterfall”).

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred or assumed in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition by Holdings, directly or indirectly through the Issuer, of the Power Solutions Business of Johnson Controls International plc pursuant to the Acquisition Agreement.

“Acquisition Agreement” means that certain Stock and Asset Purchase Agreement, dated as of November 13, 2018 (together with the exhibits and schedules thereto, as amended, modified, supplemented, substituted, replaced, restated or otherwise consented to or waived from time to time), by and among Johnson Controls International plc and BCP Acquisitions LLC.

“Additional Fixed Asset Obligations” means obligations secured by Liens pari passu with or junior to the Liens securing the Senior Secured Credit Facilities Obligations and/or the Notes Obligations permitted to be incurred under the Senior Secured Credit Facilities, this Indenture and the First Lien Intercreditor Agreement.

“Additional Fixed Asset Representatives” means the applicable agents, trustees or other representatives in respect of any Series of Additional Fixed Asset Obligations pursuant to the First Lien Intercreditor Agreement.

“Additional Fixed Asset Secured Parties” means the secured parties in respect of any Series of Additional Fixed Asset Obligations.

“Additional Letter of Credit Facility” means any facility established by the Issuer and/or any Restricted Subsidiary to obtain LC Instruments required by customers, suppliers or landlords or otherwise required in the ordinary course of business.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02, 4.09 and 4.12 hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent” means any Registrar, Transfer Agent, Paying Agent or Authentication Agent.

“Agreed Security Principles” means the agreed security principles attached as Exhibit E hereto.

“Applicable Collateral Agent” means the Common Collateral Agent (or other applicable collateral agent with respect to the Notes Obligations) or, with respect to Single Lien Collateral in which a security interest for the benefit of the Notes Secured Parties has been granted to the ABL Collateral Agent, the ABL Collateral Agent.

“Applicable Indebtedness” has the meaning set forth in the definition of “Weighted Average Life to Maturity.”

“Applicable Premium” means, with respect to any Note, on any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note, and (2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note, at May 15, 2022 (such redemption price being set forth in the table set forth in Section 3.07(c) hereof), plus (ii) all required remaining scheduled interest payments due on such Note through May 15, 2022 (excluding accrued but unpaid interest to, but excluding, the Redemption Date), computed using a discount rate equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal amount of such Note. The Issuer shall calculate, or cause the calculation of, the Applicable Premium, and the Trustee and the Agents shall have no duty to calculate, or verify the Issuer’s calculations of, the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and procedures of DTC and/or the Depositary that apply to such transfer, exchange, redemption or repurchase.

“Applicable Security Jurisdiction” means, with respect to any Issuer or Guarantor organized under the laws of a Security Jurisdiction, each of (a) such Security Jurisdiction and (b) solely with respect to Equity Interests owned by such Issuer or Guarantor, each other Security Jurisdiction in which any direct Significant Subsidiary of such Issuer or Guarantor is organized (it being understood that each Security Jurisdiction and its political subdivisions shall constitute a single Security Jurisdiction for purposes hereof).

“Applicable Treasury Rate” means, at the time of computation, the weekly average (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 (“Statistical Release”) with respect to each applicable day during such week or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to May 15, 2022; provided, however, that if the period from the Redemption Date to May 15, 2022 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to May 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale Leaseback), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(i) any disposition of Cash Equivalents or Investment Grade Securities or surplus, obsolete, used or worn out property or other property, in each case whether now owned or hereafter acquired, if made in the good faith determination of the Issuer or the applicable Restricted Subsidiary and/or in the ordinary course of business, and dispositions of property no longer used or useful to, or economically practicable or commercially reasonable to maintain, and dispositions of intellectual property that is not material to, or is no longer used in, the business of the Issuer and the Restricted Subsidiaries (including (1) allowing any registration or application for registration of any such intellectual property to lapse, go abandoned or be invalidated or (2) disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or otherwise allowing to lapse, expire, terminate or put into the public domain any such intellectual property, in each case, if the Issuer determines in its reasonable business judgment that any of the foregoing does not materially interfere with or materially impair the business of the Issuer and the Restricted Subsidiaries, taken as a whole);

(ii) the disposition of all or substantially all of the assets of the Issuer, the Co-Issuer or any Restricted Subsidiary in a manner permitted pursuant to Article 5 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(iii) any Permitted Investment and the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or the proceeds of which are used to fund a Permitted Investment or the making of a Restricted Payment;

(iv) any disposition of property or assets that do not constitute Collateral or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value for all such property or assets disposed of pursuant to this clause (iv) in any fiscal year, not to exceed the greater of $300.0 million and 18.0% of LTM EBITDA; provided that any unused amounts pursuant to this clause (iv) during any fiscal year shall carry forward into succeeding fiscal years until applied and any unused amounts pursuant to this clause (iv) with respect to the next succeeding fiscal year may, at the option of the Issuer, be carried back to and used in the then current fiscal year;

(v) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value for all such property or assets disposed of pursuant to this clause (v) in any fiscal year, not to exceed the greater of $300.0 million and 18.0% of LTM EBITDA; provided that any unused amounts pursuant to this clause (v) during any fiscal year shall carry forward into succeeding fiscal years until applied and any unused amounts pursuant to this clause (v) with respect to the next succeeding fiscal year may, at the option of the Issuer, be carried back to and used in the then current fiscal year;

(vi) (A) any exchange of like property (excluding any boot thereon) for use in a Similar Business and (B) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property, or other assets or services of comparable or greater value or usefulness to the business (including transactions covered by Section 1031 of the Code or any comparable provision of any foreign jurisdiction) as determined by the Issuer in good faith or (y) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(vii) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business or consistent with industry practices;

(viii) any issuance, disposition or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary which owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(ix) foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action with respect to assets or the granting of Liens not prohibited by this Indenture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(x) (A) dispositions or discounts without recourse of accounts receivable, notes receivable, rights to payment, other current assets or participations therein, or (B) dispositions of assets in connection with any Existing Receivables Financing or Permitted Receivables Financing Assets pursuant to any other Permitted Receivables Financing (including Equity Interests in any Subsidiary all or substantially all of the assets of which are Permitted Receivables Financing Assets);

(xi) any financing transaction with respect to property built or acquired by the Issuer, the Co-Issuer or any Restricted Subsidiary after the Completion Date, including Sale Leasebacks and asset securitizations permitted by this Indenture; provided that with respect to Sale Leasebacks, the aggregate fair market value for all such property or assets disposed of pursuant to this clause (xi) in any fiscal year shall not exceed the greater of (x) $400.0 million and (y) 25.0% of LTM EBITDA;

(xii) (A) the sale, discount, consignment or other disposition of inventory, goods held for sale, equipment, accounts receivable, notes receivable or other assets (including leasehold or licensed interests in real property), including on an intercompany basis, (x) in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable or (y) with respect to facilities that are temporarily not in use, held for sale or closed or the discontinuation of any product line or line of business, (B) the leasing or subleasing of real property in the ordinary course of business and (C) to the extent constituting an Asset Sale, the expiration of any option or similar agreement in respect of real or personal property;

(xiii) the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practices;

(xiv) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practices or otherwise if the Issuer determines in good faith that such action is in the best interests of the Issuer and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to Holders;

(xv) the unwinding or termination of any Hedging Obligations;

(xvi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell and/or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii) the lapse or abandonment of intellectual property rights, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole, or are no longer used or useful or economically practicable or commercially reasonable to maintain;

(xviii) the granting of a Lien that is permitted under Section 4.12 hereof;

(xix) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(xx) Permitted Intercompany Activities and related transactions;

(xxi) transfers of property subject to, or otherwise as a result of, Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Proceeds of an Asset Sale, and such Net Proceeds shall be applied in accordance with Section 4.10 hereof;

(xxii) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(xxiii) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 4.07(b)(ix)(b);

(xxiv) the disposition of any assets (including Equity Interests) acquired in a transaction after the Completion Date, which assets are not used or useful in the core or principal business of the Issuer and its Restricted Subsidiaries, (A) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition or (B) which, within 90 days of the date of such acquisition, are designated in writing to the Trustee as being held for sale and not for the continued operations of the Issuer or any Restricted Subsidiary or any of their respective businesses;

(xxv) any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiary to such Person;

(xxvi) dispositions of investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell and/or put/call arrangements between the Joint Venture parties set forth in, Joint Venture agreements and similar binding arrangements;

(xxvii) dispositions of any assets (including Equity Interests) acquired in connection with any acquisition or other investment permitted by this Indenture, which assets are not core or principal to the business of the Issuer and the Restricted Subsidiaries, including such dispositions (A) made with the approval of (or to obtain the approval of) any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Issuer to consummate any acquisition or other investment permitted hereunder or (B) which are being held for sale and not for the continued operation of the Issuer or any Restricted Subsidiary or any of their respective businesses;

(xxviii) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned such property (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from, or subject to, foreclosure, expropriation, forced disposition, casualty, eminent domain, condemnation proceedings or any similar action, or in lieu thereof, or that have been subject to a casualty or otherwise to the respective insurer of such real property as part of an insurance settlement;

(xxix) additional dispositions (including the sale or issuance of Equity Interests); provided that (A) such disposition is made for fair market value and (B) the disposition involves assets with a fair market value of less than (1) with respect to any single transaction or series of related transactions, the greater of $250.0 million and 15.0% of LTM EBITDA or (2) with respect to all other dispositions in any fiscal year, the greater of $800.0 million and 47.5% of LTM EBITDA for all such transactions on an aggregate basis in any fiscal year;

(xxx) any sale, transfer or other disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC; provided that upon formation of such Delaware Divided LLC, such Delaware Divided LLC shall be a Restricted Subsidiary;

(xxxi) dispositions and terminations of leases, subleases, licenses, sublicenses or cross-licenses (including of intellectual property or technology and any sale of improvements made to leased real property resulting from such sale), the sale or termination of which is (A) made in the ordinary course of business, (B) does not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole, or (C) related to facilities that are temporarily not in use, held for sale or closed, or the discontinuation of any product line or line of business;

(xxxii) dispositions in connection with Permitted Liens;

(xxxiii) dispositions contemplated in connection with the Transactions, including dispositions consummated in accordance with the Acquisition Agreement;

(xxxiv) dispositions in connection with the undertaking or consummation of any Permitted Reorganization, any IPO Reorganization Transactions or any Tax Restructuring and, in each case, any transaction related thereto or contemplated thereby;

(xxxv) dispositions of immaterial real property and related immaterial assets, in each case in the ordinary course of business in connection with relocation activities for Permitted Payees;

(xxxvi) dispositions made to comply with any final order or other binding directive of any Governmental Authority or any applicable law having proper jurisdiction over the entity making such disposition;

(xxxvii) any sale of Vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(xxxviii) any netting arrangement of accounts receivable between or among the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(xxxix) dispositions in connection with Cash Management Services, Permitted Treasury Arrangements and related activities, in each case, in the ordinary course of business; and

(xl) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Issuer or any Restricted Subsidiary, so long as the Issuer or such Restricted Subsidiary may obtain title to such asset upon reasonable notice by paying a nominal fee.

In the event that a transaction (or a portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Prepayment Percentage” means 100%; provided that if, at the time of receipt by the Issuer or the relevant Restricted Subsidiary of the Net Proceeds from any Asset Sale, on a pro forma basis after giving effect to the applicable Asset Sale and the application of the Net Proceeds therefrom, (a) the Consolidated Secured Debt Ratio is less than or equal to 4.25 to 1.00 and greater than 3.50 to 1.00, such percentage shall instead be 50% or (b) the Consolidated Secured Debt Ratio is less than or equal to 3.50 to 1.00, such percentage shall instead be 0%.

“Available RP Capacity Amount” means (a) the amount of Restricted Payments that may be made at the time of determination pursuant to clause (B) of Section 4.07(a) hereof and clauses (iv), (ix), (x) and (xi) of Section 4.07(b) hereof minus (b) the sum of the amount of the Available RP Capacity Amount utilized by the Issuer or any Restricted Subsidiary to (i) make Restricted Payments in reliance on clause (B) of Section 4.07(a) hereof and clauses (iv), (ix), (x) and (xi) of Section 4.07(b) hereof and (ii) incur Indebtedness pursuant to clause (xxix) of Section 4.09(b) hereof, plus (c) the aggregate principal amount of Indebtedness prepaid prior to or substantially concurrently at such time, solely to the extent such Indebtedness was incurred pursuant to clause (xxix) of Section 4.09(b) hereof (it being understood that the amount under this clause (c) shall only be available for use pursuant to clause (xxix) of Section 4.09(b)).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code or a similar federal law for the relief of debtors or for insolvency, bankruptcy, liquidation or reorganization whether under bankruptcy and insolvency legislation or corporate legislation.

“Board” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) 90% of the book value of all accounts, payment intangibles and other receivables of the Issuer and its Restricted Subsidiaries from account debtors with an Investment Grade Rating, plus (b) 85% of the book value of all accounts, payment intangibles and other receivables of the Issuer and its Restricted Subsidiaries from account debtors without an Investment Grade Rating, plus (c) 75% of the book value of unbilled accounts, payment intangibles and other receivables of the Issuer and its Restricted Subsidiaries, plus (d) the sum of (i) the lesser of (A) 75% of the cost of the inventory of the Issuer and its Restricted Subsidiaries and (B) 85% of the net orderly value of the inventory of the Issuer and its Restricted Subsidiaries and (ii) a lead price adjustment made by the Issuer in a manner consistent with past practice in an amount by which, as of any date of determination, the actual price of lead exceeds the standard cost of lead recorded on the perpetual inventory ledger of the Issuer and/or the Restricted Subsidiaries, plus (e) 100% of unrestricted cash and Cash Equivalents, in each case determined based on the amounts reflected on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries that is internally available (it being understood that the accounts receivable and inventories of an acquired business may be included if such acquisition has been completed on or prior to such date of determination).

“Business Day” means each day which is not a Legal Holiday.

“Business Expansion” means (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Issuer or a Restricted Subsidiary and (b) each creation or expansion into new markets (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Capital Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842).”

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means any of the following, to the extent owned by the Issuer or any Restricted Subsidiary:

(a) any cash denominated in United States dollars, Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU, Chinese yuan, Czech koruna, Danish kroner, Mexican pesos, Swiss francs or Turkish lira, or in such other currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with industry practice;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom, Canada, a member state of the European Union or any state or political subdivision of the foregoing having average maturities of not more than 18 months from the date of acquisition thereof; provided that either (A) the full faith and credit of the United States, the United Kingdom, Canada, a member state of the European Union or a political subdivision of the foregoing is pledged in support thereof or (B) such obligations are, at the time of acquisition thereof, rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer);

(c) deposits with, money market deposits with, time deposits with, or certificates of deposit or bankers’ acceptances or similar instruments of, any commercial bank that (i) is a lender under the Senior Secured Credit Facilities or a lender under the ABL Facility, (ii) is organized under, or authorized to operate as a bank under, the laws of the United States or any state thereof or the District of Columbia or any political subdivision of the foregoing or (iii) has combined capital and surplus of at least $162.5 million (or the dollar equivalent as of the date of determination) (any such bank meeting the requirements of clause (i), (ii) or (iii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper or variable or fixed rate note issued by, or guaranteed by, a corporation rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such instruments, an equivalent rating from another nationally recognized statistical rating agency selected by the Issuer), in each case with average maturities of not more than 18 months from the date of acquisition thereof;

(e) repurchase agreements and reverse repurchase agreements entered into by any Person with (i) an Approved Bank or (ii) a bank or trust company or recognized securities dealer, in each case of this clause (ii), having capital and surplus in excess of $162.5 million (or the dollar equivalent as of the date of determination), in each case, for obligations or instruments described in clauses (b), (c) or (d) above or (g) below;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250.0 million in the case of U.S. banks or other U.S. financial institutions and (y) $100.0 million (or the dollar equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least “A-2” or “P-2” from either S&P or Moody’s, respectively (or, if at any time neither S&P nor

Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) (i) securities with average maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof) and (ii) securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $162.5 million;

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency);

(i) instruments equivalent to those referred to in clauses (a) through (h) above or clauses (j) through (o) below denominated in a currency referred to in clause (a) above or any other foreign currency comparable in credit quality and tenor to those referred to above or below and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Issuer or any Restricted Subsidiary organized in such jurisdiction;

(j) any cash equivalents as determined in accordance with GAAP and other investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250.0 million, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(k) bills of exchange issued in the United States, the United Kingdom, Canada, Germany, France or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(l) demand deposit accounts holding cash;

(m) other short-term investments of a type analogous to the foregoing utilized by the Issuer and its Restricted Subsidiaries;

(n) interest bearing instruments with a maximum maturity of 180 days in respect of which the obligor is a G7 government or other G7 governmental agency or a G7 financial institution with credit ratings from S&P of at least “A-2” or the equivalent thereof or from Moody’s of at least “P-2” or the equivalent thereof (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency); and

(o) shares or interests of any investment company, money market mutual fund or other investment funds investing at least 90% of their assets in cash or securities of the types described in clauses (a) through (n) above.

In the case of Investments by the Issuer or any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) and clauses (i) through (o) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (o) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“Cash Management Services” means any facilities or services related to (a) treasury management services, overdraft services, other treasury, depository and cash pooling arrangements, cash management services or any automated payment services (including automated clearing house transfers of funds, depository, overdraft, controlled disbursement, return items and interstate depository network services), (b) netting services, employee credit, commercial credit card, debit card, stored value card or purchase card programs, (c) foreign exchange and currency management services and (d) any arrangements or services similar to the foregoing clauses (a) through (c) and/or otherwise in connection with cash management and deposit accounts.

“Casualty Event” means any event that gives rise to the receipt by the Issuer or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code; provided that Holdings and the Issuer shall not, under any circumstances, be considered CFCs.

“Change in Law” means (a) the adoption of any rule, regulation, treaty or other law after the Issue Date, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the Issue Date or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Issue Date.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder, the Issuer or any Guarantor; provided that such sale, lease, transfer, conveyance or other disposition shall not constitute a Change of Control unless any Person (other than any Permitted Holder or a Parent Entity) or Persons (other than any Permitted Holders or a Parent Entity) that are together a “group,” including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale, lease, transfer, conveyance or other disposition of assets, as the case may be; or

(b) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a “group,” including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than 50% of the total voting power of the outstanding Voting Stock of Holdings directly or indirectly through any of its direct or indirect parent holding companies, in each case, other than in connection with any transaction or series of transactions in which Holdings shall become the Wholly Owned Subsidiary of a Parent Entity.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (A) any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (B) any underwriter in connection with a Qualifying IPO, (iii) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of Voting Stock in connection with the transactions contemplated by such agreement, (iv) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings or the IPO Entity beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such “group” or any other member of such group for purposes of determining whether a Change of Control has occurred and (v) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of the Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Change of Control Triggering Event” means a Change of Control unless the Consolidated Net Debt Ratio is not greater than 4.00 to 1.00 after giving pro forma effect to such Change of Control; provided that, notwithstanding anything herein to the contrary, when calculating the Consolidated Net Debt Ratio for purposes of this definition, the Issuer shall be entitled at its option to make such calculations as it would if making calculations of baskets or ratios in connection with a Limited Condition Transaction.

“Co-Investor” means, collectively, (i) Caisse de dépôt et placement du Québec and its Affiliates and (ii) the funds, partnerships or other co-investment vehicles managed, advised or controlled by any Person referred to in the foregoing clause (i).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Collateral” means any property of the Issuers and Guarantors pledged to secure Obligations hereunder, but excluding any Excluded Assets.

“Collateral Requirement” means, at any time, the requirement that, subject to the First Lien Intercreditor Agreement, as applicable:

(a) the Applicable Collateral Agent shall have received each Security Document required to be delivered on the Completion Date pursuant to Section 12.01 hereof or from time to time pursuant to Section 4.18 hereof, subject to the limitations and exceptions of this Indenture, duly executed by the Issuer and/or each Guarantor party thereto;

(b) the Notes Obligations and the Guarantees shall have been secured pursuant to the Security Documents by a first-priority (subject to Permitted Liens) perfected security interest in the Fixed Asset Priority Collateral, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents;

(c) the Notes Obligations and the Guarantees shall have been secured pursuant to the Security Documents by a second-priority (subject to Permitted Liens) perfected security interest in the ABL Priority Collateral, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents;

(d) subject to limitations and exceptions of this Indenture and the Security Documents, to the extent a security interest in and Mortgages on any Material Real Property are required pursuant to clause (b) above or Section 4.18 hereof, the Applicable Collateral Agent shall have received counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices as necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Applicable Collateral Agent for the benefit of the Notes Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a customary manner (it being understood that if a mortgage tax or similar charge will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property covered by such Mortgage (as reasonably determined by the Issuer in good faith) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value).

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Security Document to the contrary, neither this Indenture nor any Security Document shall require:

(A) the creation or perfection of pledges of or securities interests in, any Excluded Asset;

(B) the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Issuers or Guarantors (x) if, and for so long as and to the extent that the Issuers in good faith determine that the cost, burden or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets (taking into account any non-de minimis adverse Tax consequences (including the imposition of non-de minimis withholding or other Taxes but other than, in the absence of a Specified Tax Event, any adverse Tax consequence under Section 956 of the Code) and any non-de minimis adverse regulatory consequences, in each case to Holdings or its Subsidiaries or any Parent Entities, Affiliates or direct or indirect equity owners thereof), outweighs the benefits to be obtained by the holders of the Notes therefrom as determined by the Issuers in good faith and/or (y) if the grant or perfection of a security interest in such asset would (a) be prohibited by enforceable anti-assignment provisions of any applicable Requirement of Law, (b) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Requirement of Law) or (c) trigger termination of any contract pursuant to any “change of control” or similar provision (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition); it being understood that the Collateral shall include any proceeds and/or receivables (other than to the extent constituting Excluded Assets) arising out of any contract described in this clause (y) to the extent the assignment of such proceeds or receivables is expressly deemed effective under the Uniform Commercial Code or other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right;

(C) control agreements or other control or similar arrangements with respect to cash, Cash Equivalents, deposit accounts, securities accounts, commodities accounts or other assets requiring perfection by control agreements;

(D) entry into any source code escrow agreements or the registration of any intellectual property;

(E) any perfection actions, nor shall the Applicable Collateral Agent be authorized to take any perfection or other actions, other than (x) with respect to Domestic Subsidiaries, (a) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) and any filing in applicable real estate records in the United States with respect to any Mortgaged Property or fixtures relating thereto, (b) filings in the United States Copyright Office or the United States Patent and Trademark Office with respect to intellectual property and (c) subject to the Intercreditor Agreements, delivery to the Common Collateral Agent to be held in its possession of all Collateral consisting of certificated Equity Interests and other instruments, in each case to the extent not constituting Excluded Assets and to the extent required to be delivered pursuant to the applicable Notes Security Documents and (y) with respect to Guarantors that are Foreign Subsidiaries, the actions required by the applicable Notes Security Documents to the extent consistent with the Agreed Security Principles (and, in the case of each of (x) and (y), then only to the extent such actions are actually taken with respect to the Senior Secured Credit Facilities);

(F) any actions in any jurisdiction other than an Applicable Security Jurisdiction or as required by the laws of any jurisdiction other than an Applicable Security Jurisdiction, nor shall the Applicable Collateral Agent be authorized to take any such action, to create any security interests in assets located or titled outside of an Applicable Security Jurisdiction (including any Equity Interests of Subsidiaries organized under the laws of a jurisdiction other than an Applicable Security Jurisdiction and any Excluded Foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Documents governed under the laws of any jurisdiction other than an Applicable Security Jurisdiction and all guarantee agreements shall be governed under the laws of the State of New York) and (y) the Security Documents with respect to any Guarantor that is a Foreign Subsidiary or governed by the law of any Applicable Security Jurisdiction other than the United States, a state thereof or the District of Columbia shall be subject to the Agreed Security Principles;

(G) the Issuers or any Guarantor to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement;

(H) any actions not required by the lenders under the Senior Secured Credit Facilities so long as the Senior Secured Credit Facilities remain outstanding;

(I) any actions not required (or actions excused) by the Agreed Security Principles; and

(J) any action otherwise excused by the other provisions of this Indenture, including Article 12.

“Commercial Tort Claim” has the meaning assigned to such term in the UCC.

“Common Collateral Agent” means Citibank, N.A. or any other collateral agent appointed to hold Liens securing the Notes Obligations in addition to Liens securing other Indebtedness of the Issuer and the Guarantors (or any of them).

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Issuer, any Subsidiary or any Parent Entity.

“Completion Date” means April 30, 2019.

“consolidated”, unless otherwise specifically indicated, when used with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including, without limitation, the amortization of capitalized fees or costs related to any Permitted Receivables Financing of such Person and the amortization of media development costs, intangible assets, deferred financing fees or costs, debt issuance costs, commissions, fees and expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income including (i) any non-cash interest expense and any capitalized interest, whether paid or accrued, (ii) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (iii) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses (including agency costs, amendment, consent or other front-end, one-off or similar non-recurring fees), (iv) any expenses resulting from discounting of Indebtedness in connection with the application of recapitalization accounting or purchase accounting, (v) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vi) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (vii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815—Derivatives and Hedging, (viii) any one-time cash costs associated with breakage in respect of Hedging Obligations for interest rates, (ix) any payments with respect to make-whole premiums, commissions or other breakage costs of any Indebtedness, (x) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (xi) expensing of bridge, arrangement, structuring, commitment, fronting or other financing fees, fees and expenses in respect of Hedging Obligations and commissions, discounts, yield, and other fees and expenses related to any Permitted Receivables Financing, (xii) fees and expenses (including any penalties and interest relating to taxes but excluding any bona fide interest expense) associated with the consummation of the Transactions, (xiii) agency or trustee fees paid to the administrative agents and collateral agents or trustees under any credit facilities or other debt instruments or documents and (xiv) fees (including any ticking fees) and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by this Indenture or the issuance of Equity Interests or Indebtedness (in each case excluding any bona fide interest expense); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Debt Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness as of such date of determination minus Cash Equivalents that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer provided that there shall also be subtracted, in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the amount of Cash Equivalents that would otherwise be subtracted pursuant to this clause (a), multiplied by the ownership percentage of the applicable Issuer or Restricted Subsidiary therein (but solely to the extent a proportionate share of the net income (or loss) of such Person is included in the calculation of Consolidated Net Income and EBITDA), and (ii) in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or (b) hereof, the Reserved Indebtedness Amount of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer, to (b) LTM EBITDA.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that Consolidated Net Income shall exclude, without duplication:

(a) extraordinary, unusual, special, exceptional or non-recurring gains or losses or expenses (as determined by the Issuer in good faith) (less all fees and expenses relating thereto) (including any extraordinary, unusual, special, exceptional or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, unusual, special, exceptional or non-recurring items), severance, relocation costs, integration, separation and office or facility pre-opening, opening, closing, expansion and consolidation costs (including but not limited to termination costs, moving costs and legal costs), unused warehouse space costs, new contract costs, restructuring charges (including restructuring and integration costs related to acquisitions after the Completion Date and adjustments to existing reserves and any restructuring charge relating to any Permitted Reorganization, any IPO Reorganization Transactions or any Tax Restructuring), whether or not classified as restructuring expense on the consolidated financial statements, charges attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives or programs (including, without limitation, in connection with any inventory optimization program, integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any implementation of operational and reporting systems and initiatives (including any expense relating to the implementation of enhanced accounting or IT functions or new system designs)), systems implementation or establishment charges, charges relating to entry into a new market or to exiting a market, one-time charges (including compensation expense), consulting charges, software and other intellectual property development charges, charges associated with new systems design, project startup charges, charges in connection with new operations, corporate development charges, signing costs, retention, recruiting, relocation, signing or completion bonuses and expenses, human resources costs, transition costs and management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel, costs relating to early termination of rights fee arrangements, costs or cost inefficiencies related to facility or property disruptions or shutdowns and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities), for such period;

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income;

(c) (i) Transaction Costs, (ii) any severance and the amount of any other success, change of control or similar bonuses or payments payable to any Permitted Payee and (iii) costs in connection with payments related to the rollover, acceleration or payout of Equity Interests and stock options held by any Permitted Payee, in each case of this clause (c) including the payment of any employer taxes related to the items in this clause (c);

(d) the net income (or loss) for such period of any Person that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or distributions or other similar payments that are actually paid in cash or Cash Equivalents (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) by such Unrestricted Subsidiary to the Issuer or any Restricted Subsidiary during such period;

(e) any fees (including in the form of discount), costs, accruals, commissions and expenses (including any transaction, relocation or retention bonus or similar payment, rationalization, legal, tax, rating agency, syndication, accounting, structuring and other costs and expenses, travel and out-of-pocket costs, litigation and arbitration costs) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, merger, consolidation, amalgamation, asset disposition, issuance, exchange or repayment of debt or equity (including any IPO), becoming a stand-alone or public company, dividend, Restricted Payment, option buyout, recapitalization, refinancing transaction, early extinguishment, amendment, or other modification of any debt instrument, hedging agreement or other derivative instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Completion Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);

(f) any income (or loss) for such period attributable to the extinguishment, conversion or cancellation of Indebtedness, hedging agreements or other derivative instruments;

(g) accruals and reserves that are established or adjusted in accordance with GAAP (including the revaluation of inventory (including any impact of changes of inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, any adjustment of estimated payouts on existing earnouts, property and equipment, leases, rights fee arrangements, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billings and debt line items thereof) resulting from the application of recapitalization accounting, the acquisition method of accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition or similar Investment or the amortization, write-down or write-off of any amounts thereof or changes as a result of the adoption or modification of accounting policies during such period;

(h) all non-cash expenses and costs that result from the issuance of or any amendments to equity-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements;

(i) any income (or loss) attributable to deferred compensation plans or trusts, any employment benefit scheme or any similar equity plan or agreement;

(j) (i) the amount of any charge in connection with a single or one-time event (as determined by the Issuer in good faith), including, without limitation, in connection with the Acquisition and/or any other acquisition or Investment not prohibited under this Indenture consummated after the Completion Date (including, without limitation, legal, accounting, bank and other professional fees and expenses incurred in connection with acquisitions and other Investments made prior to the Completion Date), and (ii) charges or expenses incurred in connection with any Permitted Reorganization, IPO Reorganization Transactions or Tax Restructuring (in each case, whether or not consummated);

(k) any gain (or loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business), or income (or loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(l) any non-cash gain (or loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period;

(m) any non-cash gain (or loss) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances or any other currency-related risk), unrealized or realized net foreign currency translation or transaction gains or losses impacting net income;

(n) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(o) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities;

(p) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes;

(q) charges attributable to, and payments of, legal settlements, fines, judgments or orders; and

(r) charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (or other similar legislation) and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (or other similar legislation), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees (collectively, “Public Company Costs”);

provided, further, that, to the extent not already included in Consolidated Net Income for such period, Consolidated Net Income for such period shall include (A) in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the net income (or loss) of such Person multiplied by the ownership percentage of the Issuer and/or the applicable Restricted Subsidiaries therein and (B) (1) without duplication of amounts included pursuant to clause (2) below, the amount of proceeds received from business interruption insurance or reimbursement of charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder and (2) so long as the Issuer in good faith expects to receive such proceeds, the amount of proceeds due from business interruption insurance or reimbursement of charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder, in each case, within the next four fiscal quarters (it being understood that to the extent such proceeds are not actually received within such period, such proceeds shall no longer be included in calculating Consolidated Net Income for such period (and any future period containing all or a portion of such period)).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net

Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (B)(4) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (B)(4) of Section 4.07(a) hereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien and constitutes Fixed Asset Obligations or that is secured by the ABL Priority Collateral as of such date of determination minus Cash Equivalents that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer, provided that there shall also be subtracted, in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the amount of Cash Equivalents that would otherwise be subtracted pursuant to this clause (i), multiplied by the ownership percentage of the applicable Issuer or Restricted Subsidiary therein (but solely to the extent a proportionate share of the net income (or loss) of such Person is included in the calculation of Consolidated Net Income and EBITDA), and (ii) in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or (b) hereof or the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Reserved Indebtedness Amount of the Issuer and its Restricted Subsidiaries that is secured by a Lien and constitutes Fixed Asset Obligations or that is secured by the ABL Priority Collateral as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer, to (b) LTM EBITDA.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Issuer and its Restricted Subsidiaries on such date.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (a) the outstanding principal amount of all third-party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit to the extent not reimbursed within one Business Day (or, in the case of commercial letters of credit, three Business Days) following the drawing thereof, capital lease obligations and third-party Indebtedness, obligations evidenced by bonds, debentures, notes or similar instruments, in each case of the Issuer and its Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (but without giving effect to any election to value any such Indebtedness at “fair value”, as described in clause (a) of the definition of “GAAP”, or any other accounting principle that results in any such Indebtedness (other than zero coupon Indebtedness) being reflected as an amount below the stated principal amount thereof and excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method accounting in connection with any permitted acquisition or other Investment);

provided that (i) Permitted Receivables Financings, Hedging Obligations, Obligations in respect of Cash Management Services and Non-Capital Lease Obligations shall not constitute Indebtedness included in the definition of Consolidated Total Indebtedness and (ii) to the extent not already included in Consolidated Total Indebtedness as of such date, Consolidated Total Indebtedness as of such date shall include, in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the amount that would otherwise constitute Consolidated Total Indebtedness of such Person multiplied by the ownership percentage of the Issuer and/or the applicable Restricted Subsidiaries therein (but solely to the extent a proportionate share of the net income (or loss) of such Person is included in the calculation of Consolidated Net Income and EBITDA), and (b) in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) hereof, the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case, determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(i) for the purchase or payment of any such primary obligation; or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the office of the Trustee which at any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is (a) solely for purposes of the transfer, exchange or surrender of the Notes, Citibank, N.A., 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Agency & Trust—Karen Abarca, and (b) for all other purposes, Citibank, N.A., 388 Greenwich Street, New York, New York 10013, Attention: Agency & Trust – Karen Abarca, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities and the ABL Facility, or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(d) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of Cash Equivalents in compliance with Section 4.10 hereof.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent Entity thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (B) of Section 4.07(a) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of the Issuer or any direct or indirect parent of the Issuer having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of the Issuer or any Parent Entity shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any direct or indirect parent of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any direct or indirect parent entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Capital Stock of such Person or as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Issuer or its Subsidiaries or by any such plan to such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or a Parent Entity in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any Capital Stock held by any Permitted Payee of the Issuer, any of its Subsidiaries, any Parent Entities or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Issuer or any Parent Entity, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or any Parent Entity or in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(a) without duplication and, except in the case of clauses (vi) and (xi), to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) (A) Consolidated Interest Expense and, to the extent not reflected therein, any losses on hedging obligations or other derivative instruments, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letters of credit fees and costs in connection with financing activities (whether amortized or immediately expensed), (B) amounts excluded from Consolidated Interest Expense as set forth in clauses (i) through (xiv) of the definition thereof, (C) cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period and (D) cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period;

(ii) (A) taxes paid and provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations, and (B) without duplication of any amounts added back pursuant to clause (A), any payments to a Parent Entity in respect of taxes permitted to be made under this Indenture;

(iii) Consolidated Depreciation and Amortization Expense;

(iv) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may determine not to add back such non-cash charge in the current period or (B) to the extent the Issuer decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period;

(v) (A) losses or discounts in connection with any Permitted Receivables Financing or otherwise in connection with factoring arrangements or the sale of Permitted Receivables Financing Assets and (B) amortization of capitalized fees, in each case in connection with any Permitted Receivables Financing;

(vi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of EBITDA in any prior period to the extent non-cash gains relating to such receipts (or netting arrangement) were deducted in the calculation of EBITDA pursuant to clause (c) below for any previous period and not added back;

(vii) (A) any costs or expenses incurred or paid by the Issuer (or any Parent Entity) or any Restricted Subsidiary pursuant to any management equity plan, stock option plan, equity-based compensation plan or any other management or employee benefit plan or long-term incentive plan or agreement, any severance agreement or any stock subscription or shareholder agreement, (B) payments made to option holders in connection with, or as a result of, any distribution made to shareholders and (C) any charge in connection with the rollover, acceleration or payout of equity interests held by management and members of the board of the Issuer (or any Parent Entity) or any Restricted Subsidiary;

(viii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;

(ix) earn-out obligations, contingent obligation expense and other post-closing obligations (including, in each case, adjustments thereof) to sellers incurred in connection with the Acquisition and/or any acquisition or other Investment (including any acquisition or other Investment consummated prior to the Issue Date) which are paid or accrued during the applicable period;

(x) the amount of any charge or deduction associated with the Issuer or any Restricted Subsidiary that is attributable to any non-controlling interest or minority interest of any third party;

(xi) add-backs and adjustments (A) contemplated by the Acquisition Agreement, (B) identified or of the nature used in connection with the calculation of (x) Pro Forma Adjusted EBITDA as set forth in footnote (2) to the table set forth under “Summary—Summary Historical and Pro Forma Combined Financial and Operating Data” in the final offering circular for the Existing Notes or (y) Adjusted EBITDA as set forth in footnote (3) to the table set forth under “Summary—Summary Historical Combined and Consolidated Financial and Operating Data” in the Offering Memorandum, in each case to the extent such adjustments, without duplication, continue to be applicable in such period and (C) identified or set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting or valuation firm in connection with any permitted acquisition or other Investment not prohibited by this Indenture;

(xii) the amount of management, monitoring, consulting, transaction, advisory, termination and similar fees and related indemnities, costs and expenses (including reimbursements) paid or accrued, and payments made to the Sponsor or Co-Investor (and/or their respective Affiliates or management companies) for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, and payments to directors of the Issuer or any Parent Entity actually paid or accrued; provided that such payment is permitted under this Indenture;

(xiii) charges relating to the sale of products in new locations, including, without limitation, start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing;

(xiv) any charge on account of duplicative integration costs or similar duplicate or increased costs in respect of any agreement entered into in connection with the Transactions, in each case resulting from the transition of the Issuer and its subsidiaries to a stand-alone company;

plus

(b) at the option of the Issuer, without duplication, the sum of the following amounts for such period: (1) pro forma adjustments, including the amount of “run rate” cost savings, operating expense reductions, operational improvements and synergies (“Expected Cost Savings”) with respect to any of the Transactions, any acquisition or combination, the commencement of activities constituting a business line, the termination or discontinuance of activities constituting a business line or related to any other similar initiative (including any corporate or business restructuring initiatives) or transaction (including the effect of increased pricing in customer contracts, the renegotiation of contracts or other arrangements or efficiencies from the shifting of production of one or more products from one manufacturing facility to another) (which Expected Cost Savings shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions (it being understood that “run rate” shall mean the full reasonably expected recurring benefit that is associated with the relevant action); provided that (A) such Expected Cost Savings are factually supportable (or certified by an officer of the Issuer in good faith) and reasonably identifiable and projected by the Issuer in good faith to be realized as a result of actions that have been taken or initiated or with respect to which steps have been taken or initiated or are expected to be taken or initiated within 24 months (in the good-faith determination of the Issuer) and (B) no Expected Cost Savings shall be added pursuant to this clause (b) to the extent duplicative of any charges relating to such Expected Cost Savings that are included in clause (a) above or are excluded from Consolidated Net Income pursuant to clause (a) of the definition thereof, and (2) other add-backs and adjustments calculated in accordance with Regulation S-X; provided that the aggregate amount of add-backs and adjustments to EBITDA pursuant to this clause (b)(1) (together with any amounts included in pro forma calculations pursuant to the definition of Fixed Charge Coverage Ratio by reference to this clause (b)(1)) for any period shall not exceed 25.0% of EBITDA for such period (determined after giving effect to such add-backs and adjustments); less

(c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or EBITDA in any prior period);

(ii) the amount of any loss attributable to non-controlling interests of third parties in the Issuer or any Restricted Subsidiary that is not a wholly owned subsidiary of the Issuer added to and not deducted in such period from Consolidated Net Income; and

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not representing EBITDA in any period to the extent non-cash losses relating to such expenditures were added to the calculation of EBITDA for any previous periods and not subtracted back;

in each case, as determined on a consolidated basis for Issuer and the Restricted Subsidiaries in accordance with GAAP; provided that EBITDA shall be increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Hedging Obligations (entered into in the ordinary course of business)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies; and provided further that, to the extent not already included in EBITDA for such period, EBITDA for such period shall include in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the EBITDA of such Person multiplied by the ownership percentage of the Issuer and/or the applicable Restricted Subsidiaries therein.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common equity or Preferred Stock (excluding Disqualified Stock) of the Issuer or any Parent Entity (including an IPO), other than:

(a) public offerings with respect to the Issuer’s or any Parent Entity’s common equity registered on Form S-8;

(b) issuances to any Subsidiary of the Issuer; and

(c) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank SA/NV., as operator of the Euroclear system, or any successor clearing agency.

“euro-denominated Government Securities” means (i) direct obligations (or certificates representing an ownership interest in such obligations) of Ireland, Belgium, the Netherlands, France, Germany or any country that is a member of the EMU, for the payment of which the full faith and credit of such country is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (and with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Excluded Accounts” shall mean deposit accounts (a) used in connection with cash pooling, cash management and other treasury arrangements, (b) as to which the average monthly end-of-day balance does not exceed $25.0 million in the aggregate for all such accounts, (d) that are Trust Fund Accounts, (e) used exclusively for disbursements and payments (including payroll) in the ordinary course of business, (f) that are zero balance accounts, (g) that are located outside of the United States or Germany and contain only cash or proceeds from sales to foreign customers or (h) that hold proceeds of Permitted Receivables Financing Assets.

“Excluded Assets” means the following:

(a) (i)(A) any owned real property other than Material Real Property that is located in the United States or (B) any real property (including any Material Real Property referred to in clause (A)) located in a “special flood hazard area” or in the event such property or a Mortgage thereon would be subject to any flood insurance due diligence, flood insurance requirements or compliance with certain flood insurance laws (it being agreed that if it is subsequently determined that any property subject to, or otherwise required or intended to be subject to, a Mortgage is or might be located in a “special flood hazard area”, (I) such property shall be deemed to constitute an Excluded Asset until a determination is made that such property is not located in a “special flood hazard area” and does not require flood insurance and (II) if there is an existing Mortgage on such property, such Mortgage shall be released if located in a “special flood hazard area” and would require flood insurance or if it cannot be determined whether such real property is located in a “special flood hazard area” or would require flood insurance if the time or information necessary to make such determination would (as determined by the Issuers in good faith) delay or impair the intended date of any extension of credit under the Senior Secured Credit Facilities or effectiveness of any amendment or supplement to the Senior Secured Credit Facilities or this Indenture) and (ii) all leasehold interests in real property and, except to the extent a security interest therein can be perfected by the filing of an “all assets” Uniform Commercial Code financing statement (or equivalent filing under a similar Requirement of Law), leasehold interests in any other assets;

(b) any governmental or regulatory licenses or state or local franchises, charters, consents, permits or authorizations, to the extent the granting of a security interest in any such license, franchise, charter, consent, permit or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code or equivalent Requirement of Law of any applicable jurisdiction);

(c) any asset to the extent a pledge thereof or grant of security interest therein is prohibited or restricted by any Requirement of Law (including any legally effective requirement to obtain the consent, approval, license or authorization of any Governmental Authority, except to the extent such consent has been obtained, other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirement of Law, including the Uniform Commercial Code of any applicable jurisdiction) (with no requirement to obtain the consent, approval, license or authorization of any Governmental Authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute);

(d) any Margin Stock;

(e) any asset to the extent a grant or perfection of a security interest in such assets could reasonably be expected to result in non-de minimis adverse Tax consequences or non-de minimis adverse regulatory consequences to Holdings or any of its Subsidiaries or Parent Entities (as determined by the Issuers in good faith) (other than, in the absence of a Specified Tax Event, as a result of the application of Section 956 of the Code);

(f) any (i) Excluded Foreign Intellectual Property and (ii) intent-to-use trademark or service mark application for the registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051 prior to the filing of a “Statement of Use” or “Amendment to Allege Use” or similar filing with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark or service mark application or any registration issuing therefrom under applicable federal law; provided that, upon the filing of a “Statement of Use” or “Amendment to Allege Use”, such trademark application will cease to be an Excluded Asset;

(g) any general intangible and any lease, sublease, license, occupancy agreement, permit or other agreement or any property or right subject thereto (including pursuant to a purchase money security interest, capital lease obligation or similar arrangement or, in the case of after-acquired property, pre-existing secured debt not incurred in anticipation of the acquisition by the applicable Issuer or Guarantor of such property) permitted under this Indenture to the extent that a grant of a security interest therein would violate or invalidate such item or create a breach, default or right of termination in favor of or otherwise require consent thereunder from any other party thereto (other than any Issuer or Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable Requirement of Law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable Requirement of Law notwithstanding such prohibition;

(h) after a Specified Tax Event, (x) any Equity Interests in excess of 65% of the voting Equity Interests of any first-tier CFC or FSHCO Subsidiary and (y) any assets of any CFC or FSHCO Subsidiary (including any assets or Equity Interests in Subsidiaries of any CFC or FSHCO Subsidiary);

(i) any Equity Interest and asset of any (A) Person other than an Issuer or a wholly owned Restricted Subsidiary of the Issuers, (B) Immaterial Subsidiary, (C) Unrestricted Subsidiary, (D) Limited Purpose Subsidiary or (E) employee stock ownership plan or trust established by Holdings or any of its Subsidiaries or a direct or indirect parent of Holdings (to the extent such employee stock ownership plan or trust has been funded by Holdings or any Subsidiary or a direct or indirect parent of Holdings);

(j) Permitted Receivables Financing Assets subject to (or otherwise sold, contributed, pledged, factored, transferred or otherwise disposed of in connection with) any Permitted Receivables Financing;

(k) any Vehicle (other than to the extent a security interest therein can be perfected by filing an “all assets” Uniform Commercial Code financing statement or equivalent filing and without the requirement to list any VIN, serial or similar number);

(l) any letter of credit right (other than to the extent a security interest in such right can be perfected by filing an “all assets” Uniform Commercial Code financing statement or equivalent filing) or Commercial Tort Claim other than certain Material Commercial Tort Claims;

(m) except to the extent constituting ABL Priority Collateral while the ABL Facility is in effect, cash and Cash Equivalents (other than cash and Cash Equivalents representing identifiable proceeds of other Collateral, a security interest in which can be perfected solely through the filing of an “all-assets” Uniform Commercial Code financing statement), and any deposit, commodity or securities account (including any securities entitlement and any related asset) (except to the extent a security interest therein can be perfected solely through the filing of an “all-assets” Uniform Commercial Code financing statement);

(n) Rule 3-16 Capital Stock;

(o) Excluded Accounts;

(p) any other assets to the extent that the Issuers determine in good faith that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest in such assets (other than, in the absence of a Specified Tax Event, as a result of the application of Section 956 of the Code) is excessive in relation to the benefit to the holders of the Notes of the security to be afforded thereby or the value of such assets as Collateral; and

(q) any other assets that do not secure the Senior Secured Credit Facilities or the ABL Facility, including, for the avoidance of doubt, if the Senior Secured Credit Facilities or the ABL Facility shall become unsecured credit facilities (including pursuant to any modification, refinancing or replacement thereof).

“Excluded Contribution” means Net Cash Proceeds, marketable securities or Qualified Proceeds received by the Issuer after the Completion Date from:

(a) contributions to its common equity capital;

(b) dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(c) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer or any direct or indirect parent entity to the extent contributed as common equity capital to the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate, which are (or were) excluded from the calculation set forth in clause (B) of Section 4.07(a) hereof.

“Excluded Foreign Intellectual Property” means any right, title or interest in or to any intellectual property to the extent that such right, title or interest is governed by or arises or exists under, pursuant to or by virtue of the laws of any jurisdiction other than an Applicable Security Jurisdiction.

“Excluded Subsidiary” means any of the following: (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Issuer, (b) each Unrestricted Subsidiary, (c) each Immaterial Subsidiary, (d) any Subsidiary that is prohibited or restricted by (i) applicable law or (ii) any contractual obligation, in each case from guaranteeing the Notes or which would require governmental (including regulatory) or third-party consent, approval, license or authorization in order to provide such Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained, it being understood that neither Holdings nor any of its Subsidiaries shall have any obligation to obtain any such consent, approval, license or authorization, (e) any Foreign Subsidiary organized under the laws of any jurisdiction other than a Security Jurisdiction, (f) after a Specified Tax Event, (x) any CFC or FSHCO Subsidiary and (y) any direct or indirect Subsidiary of any CFC or FSHCO Subsidiary, (g) any other Subsidiary excused from becoming a Guarantor pursuant to the Agreed Security Principles, (h) any not-for-profit Subsidiaries, captive insurance companies, broker-dealer Subsidiaries, Receivables Subsidiary or other Special Purpose Entities (each, a “Limited Purpose Subsidiary”), (i) any Restricted Subsidiary acquired by the Issuer or any other Restricted Subsidiary that, at the time of the relevant permitted acquisition or Investment, is an obligor (including as a guarantor) in respect of assumed Indebtedness that is permitted under this Indenture (and not incurred in contemplation of such permitted acquisition or

Investment) to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Restricted Subsidiary from providing a Guarantee and such prohibition was not implemented in contemplation of such permitted acquisition and (j) any Subsidiary for which the provision of a guarantee could reasonably be expected to result in non-de minimis adverse tax consequences or non-de minimis adverse regulatory consequences to the Issuer or its Subsidiaries or Parent Entities (other than, in the absence of a Specified Tax Event, as a result of the application of Section 956 of the Code) (as determined by the Issuer in good faith).

“Existing Cash Pooling Arrangements” means the treasury, depositary and cash pooling arrangements of Holdings and its Subsidiaries as of the Issue Date (and any replacement arrangement serving a similar or related function) and any transactions between or among Holdings and its Subsidiaries that are entered into in connection therewith.

“Existing EUR Secured Notes” means the Issuers’ existing 4.375% Senior Secured Notes due 2026.

“Existing Notes” means the Existing Unsecured Notes and Existing Secured Notes.

“Existing Secured Notes” means the Existing USD Secured Notes and the Existing EUR Secured Notes.

“Existing Secured Notes Documents” means the Existing Secured Notes (including Additional Notes), the guarantees thereof, the indenture governing the Existing Secured Notes and the Security Documents related thereto.

“Existing Secured Notes Obligations” means the obligations of the Issuers and the Guarantors under the indenture governing the Existing Secured Notes and in respect of the Existing Secured Notes.

“Existing Secured Notes Secured Parties” means the secured parties in respect of the Existing Secured Notes Obligations.

“Existing Unsecured Notes” means the Issuer’s existing 8.500% Senior Notes due 2027.

“Existing USD Secured Notes” means the Issuers’ existing 6.250% Senior Secured Notes due 2026.

“Existing Receivables Financing” means each of (i) the factoring program that Johnson Controls Battery Group, Inc. maintains with JPMorgan Chase Bank, N.A., (ii) the factoring program Johnson Controls Battery Group, Inc. maintains with Wells Fargo Bank, N.A., (iii) the factoring program Shanghai Johnson Controls International Battery Co., Ltd. maintains with JPMorgan Chase Bank (China) Company Limited and (iv) the factoring program Johnson Controls Delkor Battery Corporation maintains with Standard Charted Bank (it being understood that as of the Issue Date the accounts of AutoZone, Advance Auto Parts and O’Reilly Auto Parts are factored pursuant to the factoring agreements referenced in clauses (i) and (ii)) and, in each case, any extension, replacement, renewal or refinancing hereof.

“Expected Cost Savings” has the meaning set forth in the definition of “EBITDA.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other published administrative guidance promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements implementing the foregoing, and any laws, fiscal or regulatory legislation, or official guidance, notes, or practices, in each case, adopted by a non-U.S. jurisdiction to implement the foregoing. For greater certainty, FATCA includes Part XVIII and Part XIX of the Income Tax Act (Canada).

“First Lien Intercreditor Agreement” means that Collateral Agency and Intercreditor Agreement, dated as of April 30, 2019, among the Trustee, the trustee for the Existing Secured Notes, the Common Collateral Agent and the Senior Secured Credit Facilities Administrative Agent (as supplemented by Joinder No. 1 on the Issue Date and as it may be further amended from time to time).

“First Lien Obligations” means Fixed Asset Obligations, other than Junior Fixed Asset Obligations.

“Fixed Asset Obligations” means Senior Secured Credit Facilities Obligations, Existing Secured Notes Obligations, Notes Obligations and other Additional Fixed Asset Obligations.

“Fixed Asset Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Fixed Asset Representative” means (a) with respect to the Senior Secured Credit Facilities Obligations, the Senior Secured Credit Facilities Administrative Agent, (b) with respect to the Existing Secured Notes Obligations, the trustee for the Existing Secured Notes, (c) with respect to the Notes Obligations, the Trustee and (d) with respect to any other Series of Additional Fixed Asset Obligations, the other Additional Fixed Asset Representatives therefor.

“Fixed Asset Secured Parties” means Senior Secured Credit Facilities Secured Parties, the Existing Secured Notes Secured Parties, the Notes Secured Parties and the other Additional Fixed Asset Secured Parties.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter period, subject, for the avoidance of doubt, to Section 1.07 hereof; provided, however, that the pro forma calculation of Fixed Charges for purposes of Section 4.09(a) hereof (and for the purposes of other provisions of this Indenture that refer to Section 4.09(a) hereof) shall not give effect to any Indebtedness being incurred on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to Section 4.09(b) hereof (other than Indebtedness incurred pursuant to Section 4.09(b)(xiv)(B) hereof). For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations (as determined in accordance with GAAP), operational changes and Business Expansions that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes and Business Expansions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change or Business Expansion that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change or Business Expansion had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion or other transaction (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer or its Restricted Subsidiaries (and may include, for the avoidance of doubt, cost savings, operating expense reductions and synergies resulting from such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion or other transaction (including the Transactions) which is being given pro forma effect) calculated in accordance with and permitted by clause (b)(1) of the definition of “EBITDA.” If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means any Subsidiary (but not any Issuer) that is organized or incorporated under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“FSHCO Subsidiary” means any direct or indirect Domestic Subsidiary of Holdings (other than the Issuers) that has no material asset other than Equity Interests and Indebtedness, if any, in one or more direct or indirect Subsidiaries that are CFCs or FSHCO Subsidiaries and other incidental assets related thereto.

“GAAP” means, at the election of the Issuer, (a) international financial reporting standards as issued by the International Accounting Standards Board (“IFRS”), if the Issuer’s financial statements are at such time prepared in accordance with IFRS or (b) generally accepted accounting principles in the United States of America as in effect from time to time (“GAAP”), if the Issuer’s financial statements are at such time prepared in accordance with U.S. GAAP, provided, however, that (i) if the Issuer notifies the Trustee that the Issuer requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies occurring after the Issue Date in GAAP or IFRS, as applicable, or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or IFRS, as applicable, or in the application thereof, then such provision shall be interpreted on the basis of GAAP or IFRS, as applicable, as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with this definition, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made, without giving effect to any election under FASB Accounting Standards Codification 825—Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Issuer or any Subsidiary at “fair value,” as defined therein, (iii) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligations”, (iv) all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amendment or updated accounting standard under IFRS or U.S. GAAP, as applicable, or to any corresponding accounting standard under IFRS in the event of an election by the Issuer to prepare its financial statements in IFRS, (v) neither IFRS nor U.S. GAAP shall include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies and (vi) any calculation or determination in this Indenture that requires the application of GAAP or IFRS across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter. The Issuer will give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any payment, Investment or other action made prior to the date of such election pursuant to Section 4.07 hereof or any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 4.09 hereof (or any other action conditioned on the Issuer and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be, and (ii) the Issuer may not elect to change from GAAP to IFRS (or vice-versa) more than two times following the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(h)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(a) or 2.06(c) hereof.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar agreements or transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Clarios International LP, an Ontario limited partnership (or any successor thereto pursuant to the terms of this Indenture).

“IFRS” has the meaning set forth in the definition of “GAAP.”

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (other than a Restricted Subsidiary that owns intellectual property that is material to the business of the Issuer and its Restricted Subsidiaries, taken as a whole) (a) that does not have assets in excess of 5.0% of Consolidated Total Assets of the Issuer and its Restricted Subsidiaries and (b) that does not contribute EBITDA in excess of 5.0% of the LTM EBITDA, in each case, as of the last day of the most recently ended four consecutive fiscal quarters for which internal financial statements are available; provided that the Consolidated Total Assets and EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 10.0% of Consolidated Total Assets and 10.0% of LTM EBITDA, in each case, of the Issuer and its Restricted Subsidiaries as of the last day of such most recently ended four fiscal quarters.

“Indebtedness” means, with respect to any Person, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent such obligations would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP;

(c) [reserved];

(d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accrued expenses, trade accounts payable, accruals for payroll and other liabilities accrued in the ordinary course of business (including on an intercompany basis), (ii) any earn-out obligation, purchase price adjustment or similar obligation until such obligation becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and is not paid within 60 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in any agreement governing the applicable transaction and (iii) liabilities associated with customer prepayments and deposits);

(e) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(f) all Guarantees by such Person of Indebtedness of others;

(g) all Capital Lease Obligations of such Person; and

(h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty, bank guarantees, bankers’ acceptances and similar instruments;

provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) contingent indemnity and similar obligations incurred in the ordinary course of business, (iv) Indebtedness of any Parent Entity (for which none of the Issuer or any Restricted Subsidiary is liable) appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP, and (v) obligations under any license, permit or other approval (or guarantees in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner), to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness (not to exceed the maximum amount of such Indebtedness for which such Person could be liable) and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Issuer and the Restricted Subsidiaries shall exclude intercompany liabilities between and among the Issuer and/or its Restricted Subsidiaries arising solely from their cash management, tax and accounting operations in the ordinary course of business.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally or internationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indian JV Holdco” means (i) Al Salem Air Conditioning Company Limited and (ii) a direct or indirect holding company Subsidiary formed by or at the direction of the Issuers to acquire, directly or indirectly, certain assets subject to a joint venture in India.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Intercreditor Agreements” means each of (i) the ABL Intercreditor Agreement and (ii) the First Lien Intercreditor Agreement, in each case as amended, modified, supplemented, substituted, replaced or restated, in whole or in part, from time to time in accordance with the terms thereof.

“Initial Notes” means the $500,000,000 aggregate principal amount of Notes issued on the date hereof.

“Initial Purchasers” means the initial purchasers of the Notes on the Issue Date.

“Intercreditor Agreements” means any Acceptable Intercreditor Agreement and/or the Initial Intercreditor Agreements (or either of them), as the context may require.

“Interest Payment Date” means May 15 and November 15 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(c) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, as to any Person, any direct or indirect acquisition of or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person (excluding, in the case of the Issuer and the Restricted Subsidiaries, intercompany advances between and among the Issuer and/or the Restricted Subsidiaries arising solely from their cash management, tax and accounting operations in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. If an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Issuer. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(a) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary;

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer; and

(c) if the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“Investors” means (a) the Sponsor, (b) the Co-Investor, (c) the Management Investors and (d) other holders of Equity Interests in any Parent Entity on the Issue Date.

“IPO” means (a) a Qualifying IPO or (b) the acquisition, purchase, merger or combination of any Parent Entity, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in the equity of such Parent Entity (or its successor by merger or combination) being traded on, or such Parent Entity being wholly owned by another entity whose equity is traded on, a national securities exchange (a “SPAC IPO”).

“IPO Entity” means, at any time at and after an IPO, any Parent Entity, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO or, in the case of an IPO described in clause (b) of the definition thereof, the publicly traded entity immediately following such IPO, so long as such entity is a Parent Entity.

“IPO Listco” means a wholly owned subsidiary of Holdings formed in contemplation of an IPO to become the IPO Entity.

“IPO Reorganization Transactions” means, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell

Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, its Subsidiaries, Parent Entities and/or IPO Shell Companies implementing reorganization transactions in connection with an IPO so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Common Collateral Agent on behalf of the Holders and the Guarantees of the Notes, taken as a whole, would not be materially impaired and (ii) customary underwriting agreements in connection with an IPO and any future follow-on primary or secondary underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and Holdings of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of IPO Subsidiary with one or more direct or indirect holders of Equity Interests in Holdings with IPO Subsidiary surviving and holding Equity Interests in Holdings and no other material assets or the dividend or other distribution by Holdings of Equity Interests of IPO Shell Companies or other transfer of ownership to the holder of Equity Interests of Holdings, (d) the amendment or restatement of organization documents of Holdings and any IPO Subsidiaries, (e) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of Holdings in connection with any IPO Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company or Holdings or any Subsidiaries to permit Holdings to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings, (g) the repurchase by IPO Listco of its Equity Interests from the Issuer or any Subsidiary, (h) the entry into an exchange agreement, pursuant to which holders of Equity Interests in Holdings and certain non-economic/voting Equity Interests in IPO Listco will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, (i) any issuance, dividend or distribution of the Equity Interests of the IPO Shell Companies or other disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Equity Interests of Holdings and (j) all other transactions reasonably incidental to, or reasonably necessary for the consummation of, the foregoing so long as after giving effect to such agreement and the transactions contemplated thereby, the security interests of the Notes Secured Parties in the Collateral and the Guarantees of the Notes, taken as a whole, would not be materially impaired.

“IPO Shell Company” means each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” means a wholly owned Subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO.

“Issue Date” means May 20, 2020.

“Issuer’s Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Fixed Asset Obligations” means any Additional Fixed Asset Obligations secured by Liens junior to the Liens securing the Senior Secured Credit Facilities Obligations and/or the Notes Obligations.

“LC Instrument” means any letter of credit, letter of guarantee, bank guarantee, bankers’ acceptance, performance bond, surety bond or other similar instrument.

“Legal Holiday” means a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed. If a payment date is on a Legal Holiday,

payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall a Non-Capital Lease Obligation in and of itself constitute a Lien.

“Limited Condition Transaction” means (a) the entering into or consummation of any transaction (including in connection with any acquisition or similar permitted Investment or the assumption or incurrence of Indebtedness or the obtaining of a commitment in respect thereof) and/or (b) the making of any Restricted Payment.

“LTM EBITDA” means EBITDA of the Issuer measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions or other transaction, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Investors” means the Company Persons who are (directly or indirectly through one or more investment vehicles) holders of Equity Interests in any Parent Entity and their Permitted Transferees.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Market Capitalization” means, on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(ix) hereof, an amount equal to (a) the total number of issued and outstanding shares or other units of Equity Interests of the Issuer or any Parent Entity (that does not own any material assets other than (i) the Issuer and its Subsidiaries and (ii) any intermediate holding company that does not own any material assets other than (A) the Issuer and its Subsidiaries and (B) another such intermediate holding company) on such date multiplied by (b) the arithmetic mean of the closing prices per share or other unit of such Equity Interests on the New York Stock Exchange (or, if the primary listing of such Equity Interests is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Market Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement (which may take the form of a “waterfall” or similar provision) the terms of which are either (a) consistent with market terms governing intercreditor arrangements for the sharing or subordination of Liens or arrangements relating to the distribution of payments in respect of Collateral, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto or (b) in the case of any Initial Intercreditor Agreement or in the event a “Market Intercreditor Agreement” has been entered into after the Issue Date meeting the requirement of the preceding clause (a), the terms of which are, taken as a whole, not materially less favorable to the holders of the Notes than the terms of such Initial Intercreditor Agreement or Market Intercreditor Agreement, as applicable, to the extent such agreement governs similar priorities, in each case of clause (a) and (b) as determined by the Issuer in good faith.

“Material Commercial Tort Claim” means a Commercial Tort Claim with respect to which a claim has been asserted by an Issuer or a Guarantor in judicial or similar proceedings, and for which the expected amount of recovery in regards to such claim (as determined in good faith by the Issuer) exceeds $50.0 million.

“Material Real Property” means each parcel of real property and the improvements thereon located in the United States and owned in fee by any Issuer or Guarantor with an individual fair market value of greater than $30.0 million as determined on the later of (a) the Issue Date and (b) the date of acquisition thereof by the relevant Issuer or Guarantor.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Note obligations; provided, however, in the event any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes or similar fees, the applicable Mortgage shall not secure an amount in excess of 100% of the fair market value of such Mortgaged Property.

“Mortgaged Property” means each parcel of real property located in the United States and the improvements thereon owned in fee by an Issuer or Guarantor with respect to which a Mortgage is granted to secure the Notes Obligations (if any).

“Net Cash Proceeds” means the aggregate Cash Equivalents proceeds received in respect of any Equity Offering, sale of Equity Interests or other applicable transaction, in each case net of underwriting fees or discounts in respect in such Equity Offering, sale or other transaction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Cash Equivalents, including (i) any cash or Cash Equivalents received in respect of any Designated Non-Cash Consideration or other non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a Casualty Event, insurance proceeds that are actually received in cash and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received in cash, minus (b) all fees and out-of-pocket expenses paid by Holdings, the Issuer, its Restricted Subsidiaries and the respective Subsidiaries, Affiliates and direct or indirect equityholders of each of the foregoing in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes and similar Taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), minus (c) the sum of (x) in the case of an Asset Sale or Casualty Event, the amount of all payments that are not prohibited hereunder and are made by Holdings, the Issuer and its Restricted Subsidiaries as a result of such event to repay Indebtedness (including principal, interest, premium, penalty and other amounts in respect thereof) not prohibited to be incurred and outstanding under this Indenture (other than (1) the Notes or (2) other pari passu or junior Indebtedness secured by a Lien on the Collateral and incurred or outstanding pursuant to Section 4.09(b)(i) hereof and secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) in the case of an Asset Sale or Casualty Event, the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Issuer and the other wholly owned Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Issuer and its Restricted Subsidiaries, minus (d) the amount of all taxes paid (or estimated by the Issuer in good faith to be payable) including pursuant to tax sharing arrangements or that are or would be imposed on intercompany distributions with such proceeds, minus (e) the amount of any costs associated with unwinding any related Swap, minus (f) the amount of any reserves established by the Issuer and its Restricted Subsidiaries to fund contingent liabilities estimated by the Issuer in good faith to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt at such time of Net Proceeds in the amount of such reduction.

“Non-Capital Lease Obligation” of any Person means a lease obligation of such Person that is not required to be accounted for as a capital lease on both the balance sheet and the income statement of such Person for financial reporting purposes in accordance with GAAP. A straight-line or operating lease shall be considered a Non-Capital Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all purposes of this Indenture shall include any Additional Notes that are actually issued and authenticated. The Initial Notes issued by the Issuer and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Notes Collateral Agent” means Citibank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Notes Documents” means the Notes (including Additional Notes), the Guarantees, this Indenture and the Security Documents related thereto.

“Notes Obligations” means the obligations of the Issuers and the Guarantors under this Indenture and in respect of the Notes.

“Notes Secured Parties” means the beneficiaries of the Notes Obligations, including the Holders and the Trustee.

“Notes Security Documents” means the Security Documents that create Liens securing obligations in respect of the Notes (limited, in the case of any Security Document that also creates Liens to secure ABL Obligations and/or other Fixed Asset Obligations, to the extent that such Security Document relates to the Notes).

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest are an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 13, 2020, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, any member of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of a Person or any other officer of such Person designated by any such individuals. Unless otherwise specified, reference to an “Officer” means an Officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person. Unless otherwise specified, reference to an “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer thereof.

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary assumptions and exclusions) from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or outside counsel to, the Issuer, the Co-Issuer or a Guarantor.

“Parent Entity” means Holdings and any Person that is the direct or indirect parent of Holdings and of which Holdings is a direct or indirect Subsidiary.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Change of Control” means any Change of Control that does not constitute a Change of Control Triggering Event.

“Permitted Change of Control Costs” means all reasonable fees, costs and expenses incurred or payable by the Issuer (or any Parent Entity) or any of its Restricted Subsidiaries in connection with a Permitted Change of Control.

“Permitted Holder” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act as in effect on the date of this Indenture) so long as, in the case of this clause (b), such one or more Investors directly or indirectly collectively beneficially own more than 50% of the aggregate voting Equity Interests beneficially owned by the group.

“Permitted Intercompany Activities” means any transactions between or among the Issuer and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Issuer and its Restricted Subsidiaries and, in the good faith judgment of the Issuer are necessary or advisable in connection with the ownership or operation of the business of the Issuer and its Restricted Subsidiaries, including, but not limited to, (a) payroll, cash management, purchasing, insurance and hedging arrangements; (b) management, technology and licensing arrangements; and (c) customer loyalty and rewards programs.

“Permitted Investments” means:

(a) any Investment in Holdings, the Issuer or any of its Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d) (i) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof and (ii) promissory notes and other Investments (including non-cash consideration) received in connection with an Asset Sale (or any other disposition of assets not constituting an Asset Sale);

(e) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, reinvestment or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Indenture;

(f) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or consistent with past practice;

(ii) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor, supplier or customer); or

(iii) in satisfaction of judgments against other Persons; or

(iv) as a result of a foreclosure or other security enforcement by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 4.09(b)(x) hereof;

(h) Investments in Joint Ventures, in Similar Businesses or in a Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Joint Ventures and/or Similar Businesses, in each case having an aggregate fair market value taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding not to exceed the greater of (a) $650.0 million and (b) 40.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h);

(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock, except to the extent issued by the Issuer to one of its Restricted Subsidiaries) of the Issuer or any Parent Entity, or redemptions in whole or in part of any of the Issuer’s Equity Interests (other than Disqualified Stock, except to the extent issued by the Issuer to one of its Restricted Subsidiaries) or with the proceeds from substantially concurrent equity contributions or new Equity Interests (and in no event shall such contribution or issuance so utilized increase the amount available for Restricted Payments under clause (B) of Section 4.07(a) hereof) (other than Disqualified Stock, except to the extent issued by the Issuer to one of its Restricted Subsidiaries);

(j) guarantees of Indebtedness permitted under Section 4.09 hereof, performance guarantees and Contingent Obligations and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (ii), (v), (x) and (xxiii) of Section 4.11(b) hereof);

(l) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, material or equipment, (ii) the leasing, sub-leasing, licensing, sub-licensing, cross-licensing or contribution of intellectual property in the ordinary course of business, consistent with past practice, consistent with industry practice or pursuant to joint marketing arrangements or non-exclusive licenses or sublicenses with other Persons, in each case in the good faith determination of the Issuer, or (iii) the contribution, assignment, licensing, sub-licensing or other Investment of intellectual property or other general intangibles and any other Investments in each case of this clause (iii) made to Restricted Subsidiaries (or to other Persons but only in respect of immaterial intellectual property or other general intangibles) in connection therewith;

(m) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding not to exceed the greater of (a) $900.0 million and (b) 55.0% of LTM EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such investments; provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m);

(n) Investments in or relating to a Receivables Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Permitted Receivables Financing (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith;

(o) loans, advances and other credit extensions to Permitted Payees (i) for reasonable and customary business-related travel, entertainment, relocation (including moving expenses and costs of replacement homes), business machines or supplies, automobiles and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in any Parent Entity and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided in the case of this clause (iii) that either (x) no cash or Cash Equivalents are advanced in connection with such loan, advance or credit extension or (y) after giving pro forma effect thereto, the aggregate principal amount of loans, advances and other credit extensions in cash or Cash Equivalents outstanding in reliance on clause (y) of this proviso shall not exceed the greater of $50.0 million and 3.0% of LTM EBITDA;

(p) advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Issuer or any of its Restricted Subsidiaries;

(q) any Investment in connection with Cash Management Services, Permitted Treasury Arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(r) (i) Investments made as part of, or in connection with, the Transactions and (ii) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice;

(s) Investments (i) consisting of deposits, prepayments, rebates, extensions of credit in the nature of accounts receivable or notes receivable and/or other credits to suppliers or other trade counterparties, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Issuer or any Restricted Subsidiary;

(t) (i) obligations with respect to Guarantees provided by the Issuer or any Restricted Subsidiary in respect of leases and/or subleases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, (ii) obligations with respect to Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Issuer and/or any Restricted Subsidiary, in each case, entered into in the ordinary course of business and (iii) Investments consisting of Guarantees of any supplier’s obligations in respect of commodity contracts, including Hedging Obligations, solely to the extent such commodities relate to the materials or products to be purchased by the Issuer or any Restricted Subsidiary and (iv) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(u) repurchases of the Notes or the Existing Notes;

(v) Investments in the ordinary course of business or consistent with past practice consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees in the ordinary course of business;

(w) Investments consisting of promissory notes issued by the Issuer, the Co-Issuer or any Guarantor to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity thereof, to the extent the applicable Restricted Payment is permitted by Section 4.07 hereof;

(x) Investments (including debt obligations and Equity Interests) (i) received in connection with the bankruptcy, work-out, recapitalization or reorganization of any Person, (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure or other security enforcement with respect to any secured Investment or other transfer of title with respect to any secured Investment and (iv) as a result of or in connection with settlement, compromise or resolution of (a) litigation, arbitration or other disputes or (b) obligations of trade creditors, suppliers, licensors, customers and other account debtors that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier, licensor, customer or other account debtor;

(y) loans and advances of payroll payments or other advances of salaries or compensation to Company Persons in the ordinary course of business and Investments in connection with any deferred compensation plan or arrangement for any Company Person (including any Investments made to comply with the requirements of Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV));

(z) Investments made in connection with Permitted Intercompany Activities and related transactions;

(aa) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event;

(bb) [reserved];

(cc) earnest money deposits required in connection with any acquisition permitted under this Indenture (or similar Investments);

(dd) contributions in connection with compensation arrangements or to a “rabbi” trust for the benefit of Company Persons or other service providers of the Issuer (or any Parent Entity), the Issuer or any Restricted Subsidiary or to any other grantor trust subject to claims of creditors in the case of a bankruptcy or other insolvency proceeding of Holdings, the Issuer or any Restricted Subsidiary;

(ee) Investments (including in Joint Ventures, but excluding in any Unrestricted Subsidiaries or Holdings (in each case unless permitted pursuant to another clause of this Permitted Investments definition or Section 4.07)) in connection with any Permitted Reorganization, IPO Reorganization Transaction or any Tax Restructuring and, in each case, transactions relating thereto or contemplated thereby;

(ff) Investments and other acquisitions to the extent that payment for such Investments or other acquisitions is made with Equity Interests of any Parent Entity or Capital Stock (other than Disqualified Stock) of the Issuer or any Restricted Subsidiary;

(gg) (i) Investments of the Issuer or any Restricted Subsidiary acquired after the Issue Date or of a Person merged or consolidated with the Issuer or any Restricted Subsidiary in accordance with this Indenture after the Issue Date and (ii) Investments of an Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated a “Restricted Subsidiary,” in each case, (x) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation or such designation and were in existence on the date of such acquisition, merger or consolidation or such designation and (y) including any modification, replacement, renewal, reinvestment or extension thereof so long as the amount of the original Investment permitted under this clause (gg) is not increased except by the terms of such Investment existing on the date of such acquisition, merger or consolidation or such designation or as otherwise not prohibited by this Indenture;

(hh) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses, subleases or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business;

(ii) Investments in connection with any Permitted Receivables Financing permitted under this Indenture, the contribution, sale or other transfer of Permitted Receivables Financing Assets, cash or Cash Equivalents made in connection with a Permitted Receivables Financing permitted under this Indenture or repurchases in connection with the foregoing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries to finance the purchase of receivables or related assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves, the contribution of replacement or substitute assets to a Receivables Subsidiary and Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Financing or any related Indebtedness);

(jj) (i) Investments made in connection with or to effect the Transactions and (ii) any Investments held by or committed to by the Purchased Companies or Purchased Consolidated Venture on the Issue Date and permitted to remain (or not prohibited from remaining) outstanding after the Issue Date pursuant to the terms of the Acquisition Agreement;

(kk) Investments made in Joint Ventures as required by, or made pursuant to, buy/sell and/or put/call arrangements between the Joint Venture parties set forth in Joint Venture agreements and similar binding arrangements in effect on the Issue Date or entered into after the Issue Date in the ordinary course of business;

(ll) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under applicable law;

(mm) Investments in connection with Cash Management Services and related activities in the ordinary course of business;

(nn) Investments consisting of (i) the licensing or contribution of intellectual property pursuant to joint marketing, collaborations or other similar arrangements with other Persons and/or (ii) minority equity interests in customers received as part of fee arrangements, in each case, entered into in the ordinary course of business;

(oo) the conversion to Capital Stock (other than Disqualified Stock) of any Indebtedness owed by the Issuer or any Restricted Subsidiaries and permitted pursuant to Section 4.09 hereof;

(pp) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Indenture and any other pledges or deposits permitted by this Indenture;

(qq) Investments made by any Restricted Subsidiary that is not the Co-Issuer or a Guarantor or by any Restricted Subsidiary in (i) Joint Ventures or (ii) any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Joint Ventures; provided that the aggregate amount of such Investments made in reliance on this clause (43) without duplication shall not exceed the greater of (x) $1,250.0 million and (y) 75.0% of LTM EBITDA; and

(rr) additional unlimited Investments; provided that after giving pro forma effect to such Investment, the Consolidated Net Debt Ratio shall not exceed 5.60 to 1.00.

For purposes of determining compliance with this definition, in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (a) through (rr) above, the Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or a portion thereof) between such clauses (a) through (rr) in any manner that otherwise complies with this definition.

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business or consistent with past practice;

(b) Liens (and rights of set-off) imposed by statutory or common law, such as banks’ landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s or construction contractors’ Liens and other similar Liens, that secure amounts not overdue for a period of more than 60 days, or, in each such case, if more than 60 days overdue, such Liens (and rights of set-off) (i) are unfiled and no other action has been taken to enforce such Liens, (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) are such that the failure to make payment could not reasonably be expected to have a material adverse effect;

(c) Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) not yet overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or, if more than 60 days overdue, which are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(e) (i) easements, entitlements, rights-of-way, reservations, restrictions, servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunications, telephone or telegraph or cable conduits, poles, wires and similar protrusions, rights waivers, restrictions, covenants, site plan agreements, development agreements, operating agreements, cross-easement agreements, conditions, encroachments, protrusions, zoning restrictions, applicable laws, municipal ordinances and other similar encumbrances or matters, or encumbrances or matters that are or would be reflected on a survey (or by inspection) of any real property, (ii) irregularities of title, (iii) title defects affecting real property that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries, taken as a whole and (iv) any Lien or exception on (or disclosed in) the applicable policies issued to, and approved by, the collateral agent in connection with mortgaged property (and any replacement, extension or renewal of such Lien or exception);

(f) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (iv), (xiii), (xiv), (xxiii), (xxv), (xxix) or (xxxi) of Section 4.09(b) hereof; provided that (i) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iv) of Section 4.09(b) hereof extend only to the assets so purchased, leased, expanded, constructed, installed, replaced, repaired or improved (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided, further, that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders; (ii) Liens securing

Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (xiii) of Section 4.09(b) hereof relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on all or a portion of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the Indebtedness being refinanced or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clauses (iii) (solely to the extent such Indebtedness was secured by a Lien prior to such refinancing), (iv) or (xxix) Section 4.09(b) hereof; (iii) Liens securing Indebtedness permitted to be incurred pursuant to clause (xiv)(B) of Section 4.09(b) hereof shall only be permitted if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; (iv) Liens securing Indebtedness permitted to be incurred pursuant to clauses (xxiii) and (xxv) of Section 4.09(b) hereof shall only be permitted if such Liens extend only to the assets of non-guarantor Restricted Subsidiaries or of Guarantors that are Foreign Subsidiaries (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); and (v) with respect to Liens incurred on Collateral securing Indebtedness permitted to be incurred pursuant to clause (xxxi) thereof, such Liens shall be subject to an Acceptable Intercreditor Agreement;

(g) Liens existing on the Issue Date (excluding Liens securing the Senior Secured Credit Facilities), including (i) Liens securing the Existing Secured Notes and (ii) Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(j) Liens securing Obligations relating to any Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(k) Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(l) Liens on inventory or goods, the purchase price of which is financed by, or securing obligations in respect of, commercial letters of credit or bankers’ acceptances issued for the account of the Issuer or any Restricted Subsidiary or to facilitate the purchase, shipment or storage of such inventory or goods;

(m) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business or consistent with past practice which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

(o) Liens in favor of the Issuer, the Co-Issuer or any Guarantor;

(p) Liens on Vehicles or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(q) Liens on accounts receivable, royalty or other revenue streams and other rights to payment and any other assets incurred in connection with a Permitted Receivables Financing;

(r) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatements, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below; provided that (i) such new Lien shall be limited to all or a part of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the original Lien, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums) and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(s) deposits made or other security provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(t) Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (a) $1,100.0 million and (b) 67.5% of LTM EBITDA (in each case, determined as of the date of such incurrence);

(u) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(v) Liens securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice, and (iii) in favor of banking or other financial institutions arising as a matter of law or under general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof;

(z) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(bb) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender or arranger under the Senior Secured Credit Facilities, the ABL Facility or any Affiliate of such a lender or arranger in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(dd) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(ee) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase or other agreement permitted by this Indenture;

(ff) ground leases or subleases in respect of real property on which facilities owned or leased by the Issuer or any Restricted Subsidiary are located and any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property or any structure thereon (including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order) that does not materially interfere with the business of the Issuer or the Restricted Subsidiaries, taken as a whole;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii) Liens on the assets of non-guarantor Restricted Subsidiaries or Foreign Subsidiaries that are Guarantors securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(jj) Liens (i) on cash or Cash Equivalents or escrow deposits (A) in connection with any letter of intent or purchase agreement with respect to any Investment or other acquisition not prohibited hereunder (or to secure letters of credit posted in respect thereof), (B) in favor of any seller of property pursuant to a transaction not prohibited hereunder, to be applied against the purchase price for such transaction or (C) otherwise in connection with any escrow arrangements (or similar arrangements) with respect to any Investment or other acquisition of assets, Asset Sale or incurrence of Indebtedness, in each case not prohibited under this Indenture (including any letter of intent or purchase or other agreement with respect to any such Investment or other acquisition of assets, Asset Sale or incurrence of Indebtedness) or (ii) consisting of an agreement to dispose of any property in an Asset Sale;

(kk) (i) any interest or title of a lessor, sub-lessor, franchisor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, franchisor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business or consistent with past practice or with respect to intellectual property, software and other technology licenses that is not material to the conduct of the business of the Issuer or its Restricted Subsidiaries, taken as a whole, or (ii) Liens granted pursuant to a security agreement between Holdings, the Issuer or any Restricted Subsidiary and a licensee of intellectual property to secure the damages, if any, incurred by such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Issuer or such Restricted Subsidiary;

(ll) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary or consistent with past practice to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(mm) (A) Liens securing Indebtedness and other Obligations permitted to be incurred under one or more Credit Facilities, including any letter of credit facility relating thereto and the Notes and the Guarantees, that was permitted by the terms of this Indenture to be incurred pursuant to clause (a), (b) or (c) of Section 4.09(b)(i) hereof; provided that, if such Liens are incurred on Shared Collateral, then (i) in the case of Indebtedness permitted pursuant to Section 4.09(b)(i)(b) hereof, such Liens may rank senior in priority to the Liens on the ABL Priority Collateral securing the Notes but in such case shall rank junior in priority to the Liens on the Fixed Asset Priority Collateral securing the Notes or (ii) in the case of Indebtedness permitted pursuant to clause (a) or (c) of Section 4.09(b)(i) hereof, such Liens rank equal to the Liens securing the Notes; (B) Liens securing Obligations of the Issuer or any Subsidiary in respect of any Cash Management Services or Hedging Obligations provided by any lender party to any Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Cash Management Services are provided were entered into); (C) Liens securing Obligations in respect of other Indebtedness permitted to be incurred pursuant to Section 4.09 hereof; provided that any such Liens on Shared Collateral shall rank equal to the Liens securing the Notes and, after giving pro forma effect to such incurrence and such Liens, the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 5.50 to 1.00 for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred; and (D) Liens on Shared Collateral securing any Indebtedness permitted to be incurred pursuant to Section 4.09 hereof that rank junior to the Liens securing the Notes, so long as to the terms of such junior Liens are set forth in an Acceptable Intercreditor Agreement;

(nn) [reserved];

(oo) Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under this Indenture;

(pp) Liens on any funds or securities held in escrow accounts or similar arrangements established for the purpose of holding proceeds from issuances of debt securities or incurrences of other Indebtedness by the Issuer or any of its Restricted Subsidiaries issued after the Issue Date, together with any additional funds required in order to fund any payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness), mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;

(qq) [reserved];

(rr) (i) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance (including premiums related thereto), health, disability or employee benefits and other social security laws and regulations (including in connection with Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV)), pension or retirement obligations, vacation pay, property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and obligations in respect of letters of credit posted to support any of the foregoing or (ii) pledges or deposits made in the ordinary course of business securing (x) liability for reimbursement (including in respect of deductibles, self-insurance retention amounts and premiums and adjustments related thereto) or indemnification obligations of (including obligations in respect of LC Instruments for the benefit of) insurance brokers or carriers providing property, casualty, liability or other insurance or self-insurance to Holdings, the Issuer or any Subsidiary (including in respect of deductibles, self-insurance, co-payment, co-insurance and retentions) or otherwise supporting the payment of items of the type set forth in the foregoing clause (i) or (y) leases or licenses of property not otherwise prohibited by this Indenture;

(ss) Liens incurred or deposits made to secure the performance of leases, tenders, statutory obligations (including those to secure health, safety and environmental obligations and Liens required by applicable law to be granted in favor of creditors in relation to a merger or other reorganization), warranties, bids, government or trade contracts (including customer contracts, but other than for the payment of Indebtedness for borrowed money), indemnities, governmental contracts, performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, bankers’ acceptance facilities, completion guarantees and other obligations of a like nature and obligations in respect of letters of credit posted to support any of the foregoing, in each case incurred in the ordinary course of business;

(tt) rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts or similar accounts or cash management arrangements or in connection with the issuance of letters of credit;

(uu) Liens arising from precautionary UCC financing statements or any similar filings made in respect of (i) operating leases or consignment or bailee arrangements entered into by the Issuer or any Restricted Subsidiary, (ii) the sale of accounts receivable and/or (iii) the sale of Permitted Receivables Financing Assets and related assets in connection with any Permitted Receivables Financing;

(vv) Liens given to a utility or any municipality or Governmental Authority when requested or required by such utility, municipality or Governmental Authority in connection with the ordinary conduct of the business of Holdings, the Issuer or any Restricted Subsidiary and obligations in respect of letters of credit posted to support any of the foregoing;

(xx) reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immovable property or interests therein;

(yy) (i) any interest or title (and all encumbrances and other matters affecting such interest or title) of, or Liens attributable to, an owner, lessor, sublessor, licensor or sublicensor under any lease, license, occupancy or similar arrangement with respect to real estate or other property permitted by this Indenture, (ii) any Lien, restriction or encumbrance to which the interest or title of such owner, lessor, sublessor, licensor or sublicensor may be subject, (iii) subordination of the interest of the lessee, sublessee, licensee, sublicensee or occupier under such lease, sublease, license, sublicense, occupancy or similar arrangement to any Lien referred to in the preceding clause (ii), (iv) any landlord Lien arising by applicable law or permitted by the terms of any lease, sublease, license, sublicense, occupancy or similar arrangement or (v) any deposit of cash with the owner or lessor of premises leased and operated by Holdings, the Issuer or any Restricted Subsidiary in the ordinary course of business to secure the performance of obligations under the terms of the lease for such premises;

(zz) (i) leases, licenses, subleases, sublicenses, occupancies or cross-licenses granted to others (other than with respect to intellectual property), (ii) assignments of intellectual property granted to a customer of Holdings, the Issuer or any Restricted Subsidiary in the ordinary course of business which do not secure any Indebtedness for borrowed money or (iii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by Holdings, the Issuer or any Restricted Subsidiary or required by applicable law, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(aaa) rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;

(bbb) undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not overdue for a period of more than 60 days, or, in each such case, if more than 60 days overdue, such Liens and other rights (i) are unfiled and no other action has been taken to enforce such Liens and other rights, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(ccc) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any applicable law;

(ddd) Liens arising solely in connection with rights of dissenting equityholders pursuant to applicable law in respect of the Transactions, any acquisition permitted under this Indenture or any other Investment;

(eee) Liens on property, Equity Interests or other assets of the Issuer, the Co-Issuer or any Restricted Subsidiary that is not a Guarantor, which Liens secure Indebtedness or other obligations of Restricted Subsidiaries that are not Guarantors (in each case, to the extent such Indebtedness or other obligations are not prohibited under this Indenture);

(fff) Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of any Guarantor, Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of any Restricted Subsidiary that is not a Guarantor and Liens granted by a Guarantor in favor of any other Guarantor;

(ggg) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods and bailee arrangements, in each case in the ordinary course of business or (ii) by operation of law under Article 2 of the UCC (or any similar law of any jurisdiction);

(hhh) Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under this Indenture arising out of such repurchase transaction;

(iii) Liens that are rights of set-off or netting (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers or contractual counterparties in the ordinary course of business;

(jjj) Liens on cash and Cash Equivalents in connection with the defeasance, redemption, satisfaction and/or discharge of Indebtedness;

(kkk) Liens (i) in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business, (ii) in connection with any Existing Receivables Financing, (iii) on Permitted Receivables Financing Assets or Liens on other assets granted pursuant to Standard Securitization Undertakings, in each case, incurred in connection with Permitted Receivables Financings permitted under this Indenture and (iv) securing Refinancing Indebtedness of the foregoing;

(lll) receipt of progress payments and advances from customers in the ordinary course of business to the extent such receipt or advance, as applicable, creates a Lien on the related inventory and proceeds thereof;

(mmm) (i) Liens on Equity Interests of Joint Ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and agreements with respect to non-wholly owned Subsidiaries;

(nnn) Liens in respect of Sale Leasebacks on the assets or property sold and leased back in such Sale Leaseback and Liens securing Refinancing Indebtedness thereof;

(ooo) Liens not securing Indebtedness for borrowed money that are customary in the operation of the business of the Issuer and/or any Restricted Subsidiary (as determined by the Issuer in good faith);

(ppp) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily required by applicable law, including but not limited to any Lien required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Indenture;

(qqq) Liens on assets not constituting Collateral;

(rrr) Liens on the Equity Interests and assets of Joint Venture arrangements securing financing arrangements for the benefit of the applicable Joint Venture arrangement that are not prohibited under this Indenture and Liens on Equity Interests of Unrestricted Subsidiaries; and

(sss) deposits by the Issuer and the Restricted Subsidiaries made in the ordinary course of business and held by (or for the benefit of) (i) regulatory authorities in connection with state insurance licensing requirements, (ii) customers and contract counterparties including landlords and lessors or (iii) issuers of letters of credit issued to Persons described in clauses (i) and (ii) above in the ordinary course of business for so long as such letters of credit remain outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Payee” means any Company Person (or any Affiliate, Permitted Transferee or other transferee of any of the foregoing).

“Permitted Receivables Financing” means (a) any Existing Receivables Financing and (b) any other securitization or other similar financing (including any factoring program) of Permitted Receivables Financing Assets that is non-recourse to Holdings, the Issuer and its Restricted Subsidiaries (except for (i) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (ii) any customary limited recourse pursuant to the Standard Securitization Undertakings or, to the extent applicable only to Foreign Subsidiaries, recourse that is customary in the relevant local market, (iii) any performance undertaking or Guarantee, to the extent applicable only to Foreign Subsidiaries, that is customary in the relevant local market and (iv) an unsecured parent Guarantee by Holdings, the Issuer or any of its Restricted Subsidiaries that is a parent company of a Foreign Subsidiary of obligations of such Foreign Subsidiaries), and in each case, reasonable extensions thereof.

“Permitted Receivables Financing Assets” means (a) any accounts receivable, loan receivables, mortgage receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all assets securing or related to any such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of any such receivable or asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including inventory and proceeds thereof) customarily transferred (or in respect of which security interests are customarily granted) together with receivables or assets in connection with a securitization, factoring or receivables financing or sale transaction.

“Permitted Reorganization” means, to the extent not otherwise permitted under this Indenture, any corporate reorganization (or similar transaction or event) undertaken (each, a “Reorganization”), and each step reasonably undertaken to effect such Reorganization; provided that, in connection therewith, (a) no Event of Default is continuing immediately prior to such Reorganization and immediately after giving effect thereto and (b) after giving effect to such Reorganization, the security interests of the Common Collateral Agent on behalf of the Holders in the Collateral and the Guarantees of the Secured Obligations, taken as a whole, would not be materially impaired.

“Permitted Sponsor Debt” means unsecured Indebtedness provided by the Sponsor or the Co-Investor and issued or incurred by the Issuer or any Restricted Subsidiary; provided that (i) such Indebtedness is subordinated to the payment of all obligations incurred under this Indenture on customary terms (as determined by the Issuer in good faith), (ii) such Indebtedness is not incurred or guaranteed by any Restricted Subsidiary that is not also (or also made) a Guarantor, (iii) no principal amount of such Indebtedness shall be required to be paid earlier than 91 days following the maturity date of the Notes outstanding at the time of such issuance or incurrence except to the extent such payment is treated as a Restricted Payment (and constitutes utilization of the applicable Restricted Payment capacity), (iv) no interest in respect of such Indebtedness shall be due and payable in cash prior to the Maturity Date of the Notes outstanding at the time of such issuance or incurrence except to the extent such payment is treated as a Restricted Payment (and constitutes utilization of the applicable Restricted Payment capacity), (v) the terms of such Indebtedness shall not require the maintenance or achievement of any financial performance standards (other than as a condition to the taking of actions that would otherwise be prohibited by the terms of such Indebtedness) and (vi) such Indebtedness shall not be convertible into any Indebtedness that would not otherwise comply with the requirements of this definition or any Equity Interests that are or would be Disqualified Stock.

“Permitted Transferees” means, with respect to any Person that is a natural Person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children, grandchildren and their respective lineal descendants, parent, step-parent, grandparent, domestic partner, former domestic partner, sibling or step-sibling (and any lineal descendant thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), (b) any trust, partnership, estate planning vehicle or other legal entity the beneficiaries of which are persons referred to in the preceding clause (a) and (c) such Person’s estate, heirs, legatees, distributees, executors and/or administrators upon the death of such Person, or any private foundation or fund that is controlled thereby, and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Issuer or any other IPO Entity.

“Permitted Treasury Arrangements” means Cash Management Services entered into in the ordinary course of business (including the Existing Cash Pooling Arrangements) and any transactions between or among Holdings, the Issuer and their Subsidiaries that are entered into in the ordinary course of business in connection with such Cash Management Services.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pledgors” means collectively the Issuers and the Guarantors.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligations” has the meaning set forth in the definition of “Contingent Obligations.”

“primary obligor” has the meaning set forth in the definition of “Contingent Obligations.”

“Private Placement Legend” means the legend set forth in Section 2.06(h)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Public Company Costs” has the meaning set forth in the definition of “Consolidated Net Income.”

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Purchased Companies” has the meaning assigned to such term in the Acquisition Agreement.

“Purchased Consolidated Venture” has the meaning assigned to such term in the Acquisition Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualifying IPO” means the initial issuance by any Parent Entity of its Equity Interests and/or by any other holder of such Equity Interests in an underwritten offering (other than a public offering pursuant to a registration statement on Form S-8 or comparable filing in any other applicable jurisdiction) pursuant to an effective registration statement filed with the SEC or any other comparable Governmental Authority in any other applicable jurisdiction or pursuant to Rule 144A (whether alone or in connection with a secondary public offering).

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than any Issuer or Restricted Subsidiary) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Notes Obligations or provide Collateral.

“Record Date” means, for the interest payable on any applicable Interest Payment Date, the May 1 and November 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend, and the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(h)(iv) hereof.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business or any securities of a Person received by Issuer or a Restricted Subsidiary in exchange for assets transferred by Issuer or a Restricted Subsidiary; provided that any such securities shall not be deemed to be Related Business Assets, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, ordinances, regulations, judgments, orders, directives, decrees, writs, injunctions, licenses, permits, determinations or binding agreements, entered into with, or promulgated by, any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Indebtedness Amount” has the meaning set forth in Section 4.09(c)(vi) hereof.

“Responsible Officer” means, when used with respect to the Trustee or Notes Collateral Agent, any officer within the corporate trust department of the Trustee, including any managing director, director, vice president, assistant vice president, assistant secretary, associate assistant treasurer, senior trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Debt Payment Amount” means the greater of (a) $800.0 million and (b) 47.5% of LTM EBITDA.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary and the Co-Issuer) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Issuer.

“Retained Asset Sale Proceeds” means, at any date of determination, an amount determined on a cumulative basis of all Net Proceeds received by the Issuer or any of its Restricted Subsidiaries that, pursuant to application of the Asset Sale Prepayment Percentage, are or were not required to be applied pursuant to Section 4.10 hereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 3-16 Capital Stock” means any Capital Stock of any Subsidiary, in the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s Capital Stock or securities secure the Notes or any Guarantee, provided that such Capital Stock shall automatically be deemed (in accordance with the terms of the Notes Security Documents) no longer to constitute part of the Collateral securing the Notes and Guarantees only to the extent necessary to not be subject to such requirement.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Issuer or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means, collectively, security agreements relating to the Collateral and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the UCC of the relevant states applicable to the Collateral), each for the benefit of the Notes Secured Parties (whether or not through the agency of any agent or other representative) in respect of the Notes Obligations, as amended, amended and restated, modified, renewed or replaced from time to time (limited, in the case of any Security Document that also creates Liens to secure ABL Obligations and/or other Fixed Asset Obligations, to the extent that such Security Document relates to the Notes Obligations).

“Security Jurisdiction” means each of (a) the United States, any state thereof and the District of Columbia, (b) solely with respect to Holdings and the Issuers, Canada and the political subdivisions thereof (or any other jurisdiction in which a successor to Holdings or the Issuer (if any) is located or organized), (c) the jurisdiction in which the Co-Issuer (if other than the U.S. or Canada) is organized or located and (d) prior to a Specified Tax Event, (i) solely with respect to the direct Luxembourg holding company (if any) for the Issuer’s primary German subsidiaries (whether or not including other subsidiaries), Luxembourg and the political subdivisions thereof, (ii) Germany and the political subdivisions thereof and (iii) Mexico.

“Senior Indebtedness” means:

(a) all Indebtedness of the Issuer, the Co-Issuer or any Guarantor outstanding under the Senior Secured Credit Facilities, the Notes and related guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer, the Co-Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer, the Co-Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Cash Management Services (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or the ABL Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations and obligations in respect of Cash Management Services, as the case may be, are permitted to be incurred under the terms of this Indenture;

(c) any other Indebtedness of the Issuer, the Co-Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided that Senior Indebtedness shall not include:

(i) any obligation of such Person to the Issuer or any of its Subsidiaries;

(ii) any liability for federal, state, local or other taxes owed or owing by such Person;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Credit Facilities” means the Credit Agreement, dated April 30, 2019, among, inter alios, Holdings, the Issuer, the guarantors named therein and JPMorgan Chase Bank, N.A. (or an affiliate thereof), as administrative agent and collateral agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures, agreements, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or agreement that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted pursuant to Section 4.09 hereof) or adds Holdings or any Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Senior Secured Credit Facilities Administrative Agent” means the “Administrative Agent” in respect of the Senior Secured Credit Facilities (as defined in the Senior Secured Credit Facilities or the substantially equivalent definition under any Senior Secured Credit Facility).

“Senior Secured Credit Facilities Obligations” means “Secured Obligations” (as defined in the Senior Secured Credit Facilities or the substantially equivalent definition under any Senior Secured Credit Facility).

“Senior Secured Credit Facilities Secured Parties” means “Secured Parties” (as defined in the Senior Secured Credit Facilities).

“Series” means (a) with respect to the Fixed Asset Secured Parties, each of (i) the Fixed Asset Secured Parties under any Fixed Asset Obligations designated as such as of the Completion Date and represented by a common representative (in their capacities as such) and (ii) the Additional Fixed Asset Secured Parties that become subject to the First Lien Intercreditor Agreement after the Completion Date that are represented by a common representative (in its capacity as such for such Additional Fixed Asset Secured Parties) and (b) with respect to any Fixed Asset Obligations, each of (i) the Fixed Asset Obligations designated as such as of the Completion Date and represented by a common representative and (ii) the Additional Fixed Asset Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common representative (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means Collateral that is Shared Collateral (as defined in the First Lien Intercreditor Agreement) with respect to the Notes.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries or such group of Restricted Subsidiaries and their respective Restricted Subsidiaries, as applicable) for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Issuer and its Restricted Subsidiaries for such quarter.

“Similar Business” means (1) any business conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, corollary, complementary, synergistic or related to, or a reasonable extension, development or expansion of, the businesses that the Issuer and its Restricted Subsidiaries conduct or propose to conduct on the Issue Date.

“Special Purpose Entity” means a direct or indirect Subsidiary of any Restricted Subsidiary, whose organizational documents contain restrictions on its purpose and activities intended to preserve its separateness from such Restricted Subsidiary and/or one or more Subsidiaries of such Restricted Subsidiary.

“Specified Tax Event” means that, at any time, as a result of a Change in Law (including, for the avoidance of doubt, any withdrawal or change of proposed rules or regulations), any of the Issuers, any Subsidiary, Parent Entity or direct or indirect equity owner of Issuers is not permitted under applicable Requirements of Law to rely on Proposed Treasury Regulations Section 1.956-1 (as published in the Federal Register on November 5, 2018) or rules, regulations, guidance or other law substantially similar thereto, such that the Issuers or such Subsidiary, Parent Entity or direct or indirect equity owner, as the case may be, is required to include in gross income an amount determined under Section 956 of the Code as a result of the Collateral or Guarantees provided under this Indenture.

“Sponsor” means, collectively, (i) Brookfield Business Partners L.P. and its Affiliates and (ii) the funds, partnerships or other co-investment vehicles managed, advised or controlled by any Person referred to in the foregoing clause (i).

“Standard Securitization Undertakings” means all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities (including repurchase obligations in the event of a breach of representation and warranty) and other undertakings made or provided, and servicing obligations undertaken, by any Restricted Subsidiary or Subsidiary thereof that the Issuer has determined in good faith to be customary in connection with a Permitted Receivables Financing.

“Statistical Release” has the meaning set forth in the definition of “Applicable Treasury Rate.”

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or, in the case of a partnership, more than 50.0% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or a subsidiary with the meaning of Section 17 German Stock Corporation Act (Aktiengesetz). For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Issuer’s or any Restricted Subsidiary’s financial statements. Unless the context otherwise requires, any references to Subsidiary refer to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Issuer in good faith) entered into after the Issue Date so long as such Tax Restructuring does not materially impair the Guarantee or the security interests of the Common Collateral Agent on behalf of the Holders taken as a whole.

“Taxes” means any and all present or future taxes, levies, imposts, duties, value added taxes, deductions, charges, fees, assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Costs” means any fees, costs, accruals, expenses and other transaction costs incurred or paid by Holdings, the Issuer or any of its Subsidiaries in connection with the Transactions, this Indenture and the other financing-related documents and the transactions contemplated thereby.

“Transactions” means, collectively, the borrowings under the Senior Secured Credit Facilities and the ABL Facility on or prior to April 30, 2019, the issuance of the Existing Notes and the Guarantees thereof, the consummation of the other transactions contemplated by the foregoing that occurred on April 30, 2019, the Acquisition and other related transactions contemplated by the Acquisition Agreement, the consummation of any other transactions in connection with the foregoing and the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs).

“Trust Fund Account” means any deposit account or securities account, to the extent the funds on deposit therein (a) are used or to be used for payroll and payroll taxes, healthcare and other employee benefit payments to or for the benefit of any employees, (b) are used or to be used to pay Taxes required to be collected, remitted or withheld (including U.S. federal and state withholding Taxes (including the employer’s share thereof) and sales Taxes) or (c) are held as an escrow, defeasance or redemption account or as a fiduciary or trustee for the benefit of another person.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Citibank, N.A., as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Applicable Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions of this Indenture relating to such perfection or priority and for purposes of definitions relating to such provisions. References in this Indenture to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Issue Date. In the event such Uniform Commercial Code is amended, such section reference shall be deemed to be references to the comparable section in such amended Uniform Commercial Code.

“Unrestricted Definitive Note” means one of more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A hereto, bearing the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the applicable Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(a) the Indian JV Holdco;

(b) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(c) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary), other than the Co-Issuer, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if the Subsidiary to be so designated has total consolidated assets in excess of $1,000, such designation complies with Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuer will be in Default of Section 4.09 hereof.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (i) no Default shall have occurred and be continuing and (ii) (x) any outstanding Indebtedness of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.09 hereof (including pursuant to clause (xiv) of Section 4.09(b) hereof treating such redesignation as an acquisition for the purpose of such clause) and shall be deemed to be incurred thereunder and (y) all Liens encumbering the assets of such Unrestricted Subsidiary would be permitted to be incurred by a Restricted Subsidiary under Section 4.12 hereof and shall be deemed to be incurred thereunder, in each case calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of the Issuer or any Parent Entity giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Vehicles” means all (i) railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing and (ii) aircraft.

“Voting Stock” means, with respect to any Person, such Person’s Equity Interests having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a Subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Action”	12.07(v)
“Additional Amounts”	3.11
“Advance Offer”	4.10(c)
“Advance Portion”	4.10(c)
“Affiliate Transaction”	4.11(a)
“Agreed Guarantee Principles”	Section 10.02
“Alternate Offer”	4.14(k)
“Applicable AML Law”	14.17
“Applicable Premium Deficit”	8.04(a)
“Asset Sale Offer”	4.10(c)
“Authentication Agent”	2.02
“Authentication Order”	2.02
“CERCLA”	12.07(q)
“Change in Tax Law”	3.10(b)
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14(b)
“City Code”	1.06
“Collateral Advance Offer”	4.10(c)
“Collateral Advance Portion”	4.10(c)
“Collateral Asset Sale Offer”	4.10(c)
“Collateral Excess Proceeds”	4.10(c)
“Collateral Excess Proceeds Threshold”	4.10(c)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17(a)
“Declined Collateral Proceeds”	4.10(c)
“Declined Proceeds”	4.10(c)

Term	Defined in Section
“DTC”	0
“ERISA”	2.06(h)(ii)
“Event of Default”	6.01(a)
“Excess Proceeds”	4.10(c)
“Excess Proceeds Threshold”	4.10(c)
“Foreign Disposition”	4.10(b)(iii)
“Increased Amount”	4.12(b)
“incur” and “incurrence”	4.09(a)
“Indemnified Parties”	7.06
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Note Register”	0
“Offer Amount”	3.08(b)
“Offer Period”	3.08(b)
“Pari Passu Indebtedness”	4.10(c)
“Payor”	3.11
“Paying Agent”	0
“Purchase Date”	3.08(b)
“Redemption Date”	3.01
“Refinancing Indebtedness”	4.09(b)(xiii)
“Refunding Capital Stock”	4.07(b)(ii)
“Registrar”	0
“Related Person”	12.07(b)
“Relevant Taxing Jurisdiction”	3.11
“Reserved Indebtedness Amount”	4.09(c)(vi)
“Restricted Payments”	4.07(a)(iv)
“Reversion Date”	4.17(c)
“Second Commitment”	4.10(b)(iii)
“Security Document Order”	12.07(r)
“Single Lien Collateral”	12.01(f)
“Subject Lien”	4.12
“Successor Co-Issuer”	5.01(d)(i)
“Successor Company”	5.01(a)(i)
“Successor Parent”	5.01(e)(i)
“Successor Person”	5.01(e)(f)(i)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(c)
“Tax Redemption Date”	3.10
“Transfer Agent”	0
“Treasury Capital Stock”	4.07(b)(ii)

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “shall” and “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l) words used herein implying any gender shall apply to both genders;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; and

(n) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater.

Section 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note, through such Depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.05. Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

Section 1.06. Limited Condition Transactions. When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment, the making of a Restricted Payment or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code (the “City Code”) on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the City Code in respect of a target of a Limited Condition Transaction made in compliance with the City Code or similar laws or practices in other jurisdictions and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and any related pro forma adjustments (disregarding for the purposes of such pro forma calculation any borrowing under a revolving credit facility that is part of the Senior Secured Credit Facilities or any other revolving facility) and at the election of the Issuer, any other acquisition or similar Investment, Restricted Payment or Asset Sale that has not been consummated but with respect to which the Issuer has elected to test any applicable condition prior to the date of consummation in accordance with this paragraph, as if they had occurred at the beginning of the most recently completed four fiscal quarter period, the Issuer or any of its Restricted Subsidiaries could have taken such actions or consummated such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, Restricted Payments and Asset Sales) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (provided, for the avoidance of doubt, that the Issuer or any Restricted Subsidiary may rely upon any improvement in any such ratio, test or basket availability); (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof (but without netting the cash proceeds thereof)) had been consummated.

Section 1.07. Certain Compliance Calculations. Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Net Debt Ratio, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Net Debt Ratio) on the same date. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Net Debt Ratio test.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Net Debt Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer).

Any calculation or measure that is determined with reference to the Issuer’s financial statements (including, without limitation, EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Secured Debt Ratio, Consolidated Net Debt Ratio, Fixed Charge Coverage Ratio, Fixed Charges, and Section 4.07(a)(B)(1) hereof) may be determined with reference to the financial statements of any Parent Entity of the Issuer instead, so long as such Parent Entity does not hold any material assets other than, directly or indirectly, the Equity Interests of the Issuer (as determined in good faith by the Issuer).

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating; Terms.

(a) General.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(b) Global Notes.

Notes issued in global form shall be substantially in the form of Exhibit A hereto, including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Notes issued in definitive form shall be substantially in the form of Exhibit A hereto, but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar and/or Paying Agent and the Depositary or their respective nominees, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Co-Issuer, the Guarantors, the Agents and the Trustee, by their execution and delivery of this Indenture, or a supplemental indenture to this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer or an Advance Offer, as the case may be, as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Subject to compliance with Section 4.09 and Section 4.12 hereof, the Issuers may issue Additional Notes from time to time ranking pari passu with the Initial Notes without notice to or consent of the Holders, and such Additional Notes shall be consolidated with and form a single class with the Initial Notes (except as otherwise provided for herein) and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuers); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the Initial Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

For the avoidance of any doubt, any Additional Notes that are issued in connection with a transaction in which an Officers Certificate and Opinion of Counsel was delivered shall be valid for all purposes and constitute Additional Notes hereunder, even if subsequently it is determined that such issuance was not in compliance with the covenants of this Indenture.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02. Execution and Authentication. At least one Officer of each Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of the Issuer or Co-Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A hereto by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuers’ Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent (an “Authentication Agent”) acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03. Registrars, Transfer Agents and Paying Agents. The Issuers shall maintain (i) one or more registrars with respect to the Notes where the Notes may be presented for registration (each, a “Registrar”), which shall be Citibank, N.A. as of the date of this Indenture, (ii) one or more offices or agencies where the Notes, as applicable, may be presented for transfer or for exchange (each, a “Transfer Agent”), which shall be Citibank, N.A., and (iii) one or more offices or agencies where the Notes, may be presented for payment (each, a “Paying Agent”), which shall be Citibank, N.A., as of the date of this Indenture. The Registrar shall keep a register of the Notes (“Note Register”), and of their transfer and exchange and keep such Note Register in accordance with the rules and procedures of DTC or Euroclear and Clearstream, as applicable. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Issuers may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee or an affiliate of the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuers initially appoint The Depository Trust Company, its nominees and successors (“DTC”) to act as Note Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar for the Notes and the Paying Agent and Transfer Agent for the Notes and to act as Custodian with respect to the Global Notes. In acting hereunder and in connection with the Notes, the Transfer Agents, the Paying Agents and the Registrars shall act solely as agents of the Issuers, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder of the Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Section 2.04. Paying Agent to Hold Money in Trust. The Issuers shall require any Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of relevant Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium or Additional Amounts, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. The Issuers at any time may require the Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Holdings or a Subsidiary thereof or the Trustee) shall have no further liability for the money. If any of Holdings or a Subsidiary thereof acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.06(d)(ii), (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuers within 120 days, (ii) the Issuers, at their option, notify the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the applicable Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)), (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default, or (iv) the Trustee has received a written request by or on behalf of the Note Depositary to issue Definitive Notes. Upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii), (iii) or (iv) above and pursuant to Section 2.06(d) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(c), (d) or (g) hereof.

(b) [Reserved].

(c) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the applicable Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii), (iii) or (iv) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the applicable Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the applicable Registrar to effect the transfers described in this Section 2.06(c)(i).

(ii) [Reserved].

(iii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(c)(i) hereof, the transferor of such beneficial interest must deliver to the applicable Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Note Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the applicable Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(i) hereof.

(iv) [Reserved.]

(v) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(c)(iii) or Section 2.06(c)(iv) hereof, as applicable, and the applicable Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(vi) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(c)(iii) or Section 2.06(c)(iv) hereof, as applicable, and:

(A) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act; or

(B) the applicable Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1) (a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (B), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (A) or (B) above at a time when an Unrestricted Global Note of the Notes has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes of the Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(d) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof, and, in each case, receipt by the applicable Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, as applicable, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Issuers, Holdings or any of their Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the applicable Registrar through instructions from, in the case of the Restricted Definitive Notes, the Depositary. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(d)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(d)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the applicable Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof or the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(b) hereof, as applicable, and if the applicable Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (iii), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof or the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(b) hereof, as applicable, and satisfaction of the conditions set forth in Section 2.06(c)(v) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(i) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the applicable Registrar through instructions from or through, in the case of Unrestricted Definitive Notes, the Depositary, and the Participant or Indirect Participant. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(d)(iv) shall not bear the Private Placement Legend.

(e) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the applicable Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Issuers, Holdings or any of their Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the applicable Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.06(e)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes .

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(e)(ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(f), the applicable Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the applicable Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the applicable Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(f):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the applicable Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the applicable Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note , a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted

Definitive Note , a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Issuers so request, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note . Upon receipt of a request to register such a transfer, the applicable Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(g) [Reserved].

(h) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION) ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN

OFFSHORE TRANSACTION PURSUANT TO REGULATION S IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT IN COMPLIANCE WITH RULE 144A (“RULE 144A”) UNDER THE SECURITIES ACT (SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A) TO A PERSON THE HOLDER HEREOF REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) (A “QIB”) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QIB, IN EACH CASE TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE UPON RULE 144A, AND UPON DELIVERY OF THE CERTIFICATIONS REQUIRED BY THE INDENTURE REFERRED TO HEREIN.

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (c)(vi), (d)(iii), (d)(iv), (e)(ii), (e)(iii), (f)(ii) or (f)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence of the first paragraph if DTC is not the Depositary):

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(i) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN

WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(iii) [Reserved].

(iv) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for

Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or the Depositary at the direction of the Trustee to reflect such increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the applicable Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.08, 4.10, 4.14 and 9.04 hereof).

(iii) Neither the applicable Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day such notice of redemption is sent, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(iv) Neither the applicable Registrar nor the Issuers shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, and Additional Amounts, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) None of the Issuers, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the applicable Depositary or their respective nominees or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Note Depositary of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary, subject to the Applicable Procedures. The Issuers, the Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary in the case of Global Notes with respect to their members, participants and any beneficial owners. The Issuers, the Trustee and the Agents shall be entitled to deal with the Depositary in the case of Global Notes, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium and Additional Amounts, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuers, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Note Depositary in the case of Global Notes, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary in the case of Global Notes, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note. All notices and communications to be given to the Holders of the Notes and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders of the Notes (which shall be the Note Depositary or its nominee). The rights of beneficial owners in any Global Note shall be exercised only through the applicable Depositary subject to the applicable rules and procedures of such Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(xi) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuers, the Trustee, or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(xii) None of the Trustee, the Registrars or the Transfer Agents shall have any duty to monitor the Issuers’ compliance with or have any responsibility with respect to the Issuers’ compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee, the Registrars and the Transfer Agents shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture or the Notes and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xiii) The Issuers, the Trustee, the Registrars and the Transfer Agents reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the SEC from time to time thereunder, and applicable state securities laws.

Section 2.07. Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, a Registrar or the Issuers, or (y) the Issuers and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuers shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of both (i) the Trustee to protect the Trustee and (ii) the Issuers to protect the Issuers, the Trustee, any Agent and any Authentication Agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer, Co-Issuer or a Guarantor or an Affiliate of the Issuer, Co-Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture shall not be deemed to be outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If a Paying Agent (other than the Issuers or a Guarantor or an Affiliate of the Issuers or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or by any Affiliate of the Issuers shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuers or a Guarantor or any Affiliate of the Issuers or a Guarantor.

Section 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The applicable Registrar and the Paying Agent for such Series of Notes shall forward to the Trustee any such Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the applicable Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of all cancelled Notes shall be delivered to the Issuers upon their written request therefor. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuers shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuers shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Issuers (or, upon the written request of the Issuers, the

Trustee in the name and at the expense of the Issuers) shall send or cause to be sent to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use CUSIP, ISIN, Common Code or other similar numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN, Common Code or other similar numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIP, ISIN, Common Code or other similar numbers.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, they shall furnish to the Trustee, at least two Business Days, in the case of Global Notes or five Business Days, in the case of Definitive Notes (unless a shorter notice shall be agreed to by the Trustee) before notice of redemption is required to be delivered or mailed to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the date of redemption (as such date may be delayed pursuant to Section 3.07(g) hereof, the “Redemption Date”), (c) the principal amount of the Notes to be redeemed and (d) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed or Purchased. If fewer than all of the Notes are to be redeemed or purchased at any time, the selection of the Notes to be redeemed or purchased will be made in accordance with the Applicable Procedures. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days (except as set forth in Section 3.07(g) hereof) prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; no Notes in denominations of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption or Purchase. Subject to Section 3.07(e) and Section 3.08 hereof, the Issuers shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption or purchase at least 10 days but not more than 60 days (except as set forth in Section 3.07(g) hereof) before the Redemption Date to each Holder of the Notes to be redeemed or purchased at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption or purchase notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption or purchase may, at the Issuers’ discretion, be conditional. The Issuers may also provide in any redemption or purchase notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

The notice shall identify the Notes to be redeemed or purchased and shall state:

(a) the Redemption Date;

(b) the redemption or purchase price;

(c) if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and, with respect to any Definitive Note, that after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption or purchase must be surrendered to the Paying Agent to collect the redemption or purchase price;

(f) that, unless the Issuers default in making such redemption or purchase payment, interest on Notes called for redemption or purchase ceases to accrue on and after the Redemption Date subject to the satisfaction or waiver of any conditions set forth in such notice;

(g) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption or purchase are being redeemed or purchased;

(h) the CUSIP, ISIN, Common Code or similar number, if any, printed on the Notes being redeemed or purchased and that no representation is made as to the correctness or accuracy of any such CUSIP, ISIN, Common Code or similar number that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption or purchase.

In addition, any notice of redemption or purchase may include additional information, including any information pursuant to Section 3.07(g) hereof.

At the Issuers’ request, the Trustee shall give the notice of redemption or purchase in the Issuers’ name and at its expense; provided that the Issuers shall have delivered to the Trustee, at least two Business Days, in the case of Global Notes, or five Business Days, in the case of Definitive Notes, before notice of redemption or purchase is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuers shall notify the exchange of any such redemption or purchase and, if applicable, of the principal amount of any Notes outstanding following any partial redemption or purchase of Notes.

Section 3.04. Effect of Notice of Redemption or Purchase. A notice of redemption or purchase, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Notes or portions of Notes called for redemption or purchase shall become due and payable on the Redemption Date, subject to satisfaction or waiver of any conditions specified in the notice. Subject to Section 3.05 hereof, on and after the Redemption Date, unless the Issuer defaults in the payment of the redemption or purchase price, interest shall cease to accrue on the Notes called for redemption or purchase.

Section 3.05. Deposit of Redemption Price.

(a) Prior to noon (New York City time) on the Redemption Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date; provided, however, that to the extent any such funds are received by the Paying Agent from the Issuer after such time on such due date, such funds will be distributed to such Persons within one Business Day of receipt thereof. The Paying Agent shall promptly return to the Issuer any money deposited with such Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding clause (a), on and after the Redemption Date, unless the Issuer defaults in the payment of the redemption price and subject to the satisfaction or waiver of any conditions set forth in the applicable notice of redemption, interest shall cease to accrue on the Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date in accordance with Applicable Procedures. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note that is redeemed in part, the Issuer shall issue and, upon receipt of a Company Order, the Trustee shall authenticate for the Holder, at the expense of the Issuer, a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and an Officer’s Certificate and not an Opinion of Counsel are required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

(a) Except as set forth in clauses (b), (d), (e) and (f) of this Section 3.07, the Notes will not be redeemable at the Issuers’ option prior to May 15, 2022.

(b) At any time prior to May 15, 2022, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to the sum of (A) 100.0% of the principal amount of the Notes being redeemed, plus (B) the Applicable Premium as of the Redemption Date, plus (C) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c) At any time on and after May 15, 2022, the Issuers may, at their option and on one or more occasions, redeem all or a part of the Notes, upon notice in accordance with Section 3.03 hereof, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Notes Redemption Price
2022	103.3750%
2023	101.6875%
2024 and thereafter	100.0000%

(d) At any time prior to May 15, 2022, the Issuers may, at their option and on one or more occasions, redeem (i) an aggregate principal amount of Notes not to exceed the amount of the Net Cash Proceeds received by the Issuer from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the Net Cash Proceeds of one or more Equity Offerings, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to (i) 106.750% of the aggregate principal amount of the Notes being redeemed, plus (ii) accrued and unpaid interest, if any, to, but excluding, the Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date; provided that (A) the amount redeemed shall not exceed 40% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes); (B) at least 50% of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption (unless all Notes are redeemed substantially concurrently); and (C) each such redemption occurs within 180 days of the date of closing of the applicable Equity Offering. The aggregate principal amount of the Notes that may be redeemed pursuant to clause (d) of this Section 3.07 cannot exceed the aggregate Net Cash Proceeds from the relevant Equity Offerings.

(e) In addition, at any time prior to May 15, 2022, upon not less than 10 days’ nor more than 60 days’ notice, the Issuers may redeem up to 10% of the original aggregate principal amount of the Notes (including Additional Notes) during any twelve month period at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the applicable redemption date.

(f) Notwithstanding the foregoing, in connection with any tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuers, purchases all of the

Notes validly tendered and not validly withdrawn by such Holders, all of the Holders of the Notes will be deemed to have consented to such tender or other offer, and accordingly the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable, Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer, Change of Control Offer, Alternate Offer or Asset Sale Offer, as applicable.

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notice of any redemption or offer to purchase, whether in connection with an Equity Offering, Change of Control, Alternate Offer, Asset Sale Offer or other transaction or event or otherwise, may, at the Issuer’s discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control, Asset Sale or other transaction or event, as the case may be. The Issuers may redeem the Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different Redemption Dates. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuers’ discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuers in their sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuers’ sole discretion if the Issuers determine that any or all of such conditions will not be satisfied or waived. For the avoidance of doubt, if any redemption or repurchase date shall be delayed pursuant to this Section 3.07 and the terms of the applicable notice of redemption or repurchase, such redemption or repurchase date as so delayed may occur at any time after the original redemption or repurchase date set forth in the applicable notice of redemption or repurchase and after the satisfaction of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption or repurchase date or the redemption or repurchase date so delayed and more than 60 days after the date of the applicable notice of redemption or repurchase. In addition, the Issuers may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuers’ obligations with respect to such redemption or offer to purchase may be performed by another Person.

(h) The Issuer, the Co-Issuer, Holdings, their direct and indirect equityholders, including the Investors, any of their Subsidiaries and their respective Affiliates and members of management may acquire the Notes by means other than a redemption pursuant to this Article 3, whether by tender offer, open market purchases, negotiated transactions or otherwise.

(i) Neither the Trustee nor any Agent shall have any duty to calculate or verify the calculation of the Applicable Premium.

Section 3.08. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Issuer shall be required to commence a Collateral Asset Sale Offer or an Asset Sale Offer, or if the Issuer shall elect to commence a Collateral Advance Offer or Advance Offer, the Issuer shall follow the procedures specified below.

(b) The Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Collateral Excess Proceeds or Excess Proceeds, as the case may be (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms thereof, to other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of Collateral Excess Proceeds) or to any other Pari Passu Indebtedness (including, for the avoidance of doubt, the Existing Notes) (in the case of Excess Proceeds) (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes, other First Lien Obligations, Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of Collateral Excess Proceeds), or all Notes and any other Pari Passu Indebtedness (in the case of Excess Proceeds), in each case, tendered in response to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be.

(d) Upon the commencement of a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer or an Advance Offer, as the case may be, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be. The Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holders of other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of Collateral Excess Proceeds) or any other Pari Passu Indebtedness (in the case of Excess Proceeds). The notice, which shall govern the terms of the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall state:

(i) that the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, is being made pursuant to this Section 3.08 and

Section 4.10 hereof and the length of time the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, shall cease to accrue interest on and after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer or an Advance Offer, as the case may be, may elect to have Notes purchased in integral multiples of $1,000;

(vi) that Holders electing to have a Note purchased pursuant to any Collateral Asset Sale Offer, Collateral Advance Offer, Asset Sale Offer or Advance Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the applicable Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the applicable Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes and, if applicable, other First Lien Obligations and Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral) (in the case of Collateral Excess Proceeds) or any other Pari Passu Indebtedness (in the case of Excess Proceeds), in each case, surrendered by the holders thereof exceeds the Offer Amount (or, in the case of an Collateral Advance Offer or an Advance Offer, the Collateral Advance Portion or Advance Portion, respectively), the Issuer shall purchase such Notes (subject to applicable DTC or Euroclear or Clearstream, as applicable, procedures as to Global Notes) and such other First Lien Obligations, other Obligations or Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such other First Lien Obligations, other Obligations or Pari Passu Indebtedness, as the case may be, tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in integral multiples of $1,000 are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided that new Notes will only be issued in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (i) the notice is delivered or mailed in a manner herein provided and (ii) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.08, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, only an Officer’s Certificate and not an Opinion of Counsel is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall announce the results of the Collateral Asset Sale Offer, the Collateral Advance Offer, the Asset Sale Offer or the Advance Offer, as the case may be, on or as soon as practicable after the Purchase Date on the website or online data system maintain pursuant to Section 4.03(a) hereof.

(g) Prior to noon (New York City time) on the Purchase Date, the Issuer shall deposit with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date; provided, however, that to the extent any such funds are received by the Paying Agent from the Issuer after such time on such due date, such funds will be distributed to such Persons within one Business Day of receipt thereof. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.08 or Section 4.10 hereof, any purchase pursuant to this Section 3.08 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

Section 3.09. Mandatory Redemption. The Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

Section 3.10. Redemption for Taxation Reasons. The Issuers may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 days’ prior notice to the Holders of the Notes at a redemption price equal to 100.0% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption (a “Tax Redemption Date”) (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts, if any, then due and which shall become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

(a) any change in, or amendment to, the law or treaties (or any regulations or rulings, if applicable, promulgated thereunder) of a Relevant Taxing Jurisdiction; or

(b) any amendment to, or change in an official written application, administration or interpretation of such laws, treaties, regulations or rulings, if applicable, (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice or revenue guidance) (each of the foregoing in clauses (a) and (b), a “Change in Tax Law”), a Payor is, or on the next interest payment date in respect of the Notes would be, required to pay Additional Amounts (other than Additional Amounts payable on the date of the Offering Memorandum, if payment were made by any Guarantor) with respect to the Notes, and such obligation cannot be avoided by taking reasonable measures available to the Payor (including, for the avoidance of doubt, the appointment of a new Paying Agent where this would be reasonable, but not including assignment of the obligation to make payment with respect to the Notes). Such Change in Tax Law must (i) not have been publicly announced before the Issue Date and (ii) become effective on or after the Issue Date (or, in the case of clauses (i) or (ii), if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after the Issue Date, before or after such later date (as applicable)).

The foregoing provisions shall apply (a) to a Guarantor only if neither the Issuer nor any other Guarantor is able to make payments on the Notes without the payment of such Additional Amounts and (b) mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a change or amendments announced after the time such successor Person becomes a party to this Indenture.

Notice of redemption for taxation reasons shall be delivered in accordance with the procedures described in Section 3.03. Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Payor would be obligated to make such payment of Additional Amounts. Prior to the delivery of any notice of redemption of any Notes pursuant to the foregoing, the Issuer shall deliver to the Trustee (a) an Officer’s Certificate stating that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and (b) an opinion of an independent tax counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Payor has been or shall become obligated to pay Additional Amounts as a result of a Change in Tax Law. The Trustee shall accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it shall be conclusive and binding on the Holders of the Notes.

Section 3.11. Payment of Additional Amounts on the Notes. All payments made by or on behalf of the Issuers or any Guarantor (including, in each case, any successor entity) (each, a “Payor”) under or with respect to the Notes or with respect to any Guarantee thereof, as applicable, shall be made free and clear of and without withholding or deduction for, or on account of, any Taxes unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) United States or Canada or any political subdivision or Governmental Authority thereof or therein having the power to tax;

(2) any jurisdiction from or through which payment on any such Note or Guarantee thereof is made, or any political subdivision or Governmental Authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which any Payor is organized, engaged in business for tax purposes, or otherwise considered to be a resident for tax purposes, or any political subdivision or Governmental Authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), shall at any time be required by law to be made from any payments made by or on behalf of the Payor or the Paying Agent with respect to any such Note or Guarantee thereof, including, without limitation, payments of principal, redemption or purchase price, interest or premium, if any, the Payor shall pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments, after such withholding or deduction (including any such withholding or deduction from such Additional Amounts), shall not be less than the amounts which would have been received in respect of such payments on any such Note or Guarantee thereof in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable for or on account of:

(1) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner of the Note (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (including, without limitation, being resident for tax purposes, or being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) but excluding, in each case, any connection arising solely from the acquisition, ownership or disposition of such Note or the receipt of any payment or the exercise or enforcement of rights under such Note, this Indenture or a Guarantee of such Note;

(2) any Tax that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the Note to provide an applicable Internal Revenue Service Form W-8 (with any required attachments) or W-9 or to comply with a written request of the Payor addressed to the Holder, after reasonable notice (at least 60 days before any such withholding or deduction would be made), to provide other certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax but, only to the extent the Holder or beneficial owner is legally entitled to provide such certification or documentation;

(3) any Taxes, to the extent that such Taxes were imposed as a result of the presentation of the Note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(4) any Taxes that are payable otherwise than by deduction or withholding from a payment on or with respect to the Notes or any Guarantee thereof;

(5) any estate, inheritance, gift, sales, transfer, capital gains, personal property or similar Taxes;

(6) any Taxes imposed in connection with a Note presented for payment by or on behalf of a Holder or beneficial owner who would have been able to avoid such Tax by presenting the Note to, or otherwise accepting payment from, another paying agent;

(7) any Taxes imposed pursuant to FATCA;

(8) any Taxes imposed as a result of the beneficial owner being or having been (i) a “10-percent shareholder” of the Issuer as defined in Section 871(h)(3) of the Code or any successor provision or (ii) a controlled foreign corporation that is related to the Issuer within the meaning of Section 864(d)(4) of the Code or any successor provision;

(9) any Taxes imposed as a result of the Holder or beneficial owner being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Section 881(c)(3)(A) of the Code or any successor provision;

(10) any Taxes imposed by reason of the Holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax-exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(11) any Canadian federal or provincial Taxes imposed as a result of the Holder or beneficial owner of, or any other Person entitled to payments on, the Notes: (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)), or (ii) being a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Issuers or the Guarantors (including, in the case of an Issuer or Guarantor that is a partnership, of any corporation that owns a membership interest in such Issuer or Guarantor directly or indirectly through one or more partnerships), in each case, otherwise than where the non-arm’s length relationship arises or where such beneficial owner or such other person is a “specified shareholder” solely as a result of the acquisition, ownership or disposition of the Notes or the receipt of any payment or exercise or enforcement of rights under the Notes, this Indenture or any Guarantee of the Notes; or

(12) any combination of the items (1) through (11) above.

In addition, no Additional Amounts shall be paid with respect to a Holder who is a fiduciary or a partnership or limited liability company or any person other than the sole beneficial owner of the Notes, to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or limited liability company or such beneficial owner would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such Notes directly.

The withholding agent shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor shall use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and shall provide such certified copies, or if, notwithstanding the Payor’s reasonable efforts to obtain such tax receipts, such tax receipts are not available, other reasonable evidence of such payments as soon as reasonably practicable to the Trustee. Such copies or other evidence shall be made available to the Holders upon reasonable request and shall be made available at the offices of the Paying Agent.

If any Payor is obligated to pay Additional Amounts under or with respect to any payment made on any Notes or Guarantee thereof, at least 30 days prior to the date of such payment, the Payor shall deliver to the Trustee an Officer’s Certificate stating the fact that Additional Amounts shall be payable and the amount estimated to be so payable (unless such obligation to pay Additional Amounts arises less than 45 days prior to the relevant payment date, in which case the Payor may deliver such Officer’s Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee shall be entitled to rely solely, without further inquiry, on such Officer’s Certificate as conclusive proof that such payments are necessary.

Wherever in this Indenture, the Notes or related Guarantees there is mentioned, in any context, with respect to the Notes:

(1) the payment of principal;

(2) purchase prices in connection with a purchase of Notes;

(3) interest; or

(4) any other amount payable on or with respect to any Guarantee of a Note,

such reference shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor shall pay and indemnify the Holders and beneficial owners of the Notes for any present or future stamp, transfer, issue, registration, court or documentary taxes, or any other excise, property or similar taxes or similar charges or levies (including any related interest or penalties with respect thereto) that arise in a Relevant Taxing Jurisdiction from the execution, delivery, enforcement or registration of, or receipt of payments with respect to, any Note, any Guarantee of a Note, this Indenture, or any other document or instrument in relation thereto (other than in each case, in connection with a transfer of the Note after the Issue Date and limited, solely to the extent of such taxes or similar charges or levies that arise from the receipt of any payments of principal or interest on the Note, to any such taxes or similar charges or levies that are not excluded under clauses (1) through (3) and (5) through (11) above).

The foregoing obligations shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any jurisdiction from or through which any payment under, or with respect to the Notes or Guarantees thereof is made by or on behalf of such Payor, or, in each case, any political subdivision or taxing authority or agency thereof or therein.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium and Additional Amounts, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium and Additional Amounts, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, Co-Issuer or a Guarantor or an Affiliate of the Issuer, Co-Issuer or a Guarantor, holds as of noon (New York City time) on the due date, money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due; provided, however, that to the extent any such funds are received by the Paying Agent from the Issuer after such times on such due date, such funds will be distributed to such Persons within one Business Day of receipt thereof. The Paying Agent shall not be obliged to make any payment until such time as it has received sufficient funds in order to make such payment.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency. The Issuers shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided that the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuers for the purpose of effecting service of legal process against the Issuer, Co-Issuer or any Guarantor.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate Citibank, N.A. as such offices or agencies of the Issuer in accordance with 0 hereof.

Section 4.03. Reports and Other Information.

(a) After the Issue Date, so long as any Notes are outstanding, the Issuer shall furnish to the Holders of the Notes the following reports:

(i) (x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Issuer, if the Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” substantially consistent with the section in the Offering Memorandum; (y) with respect to the annual and quarterly information, a presentation of “Adjusted EBITDA” of the Issuer substantially consistent with the presentation thereof in the Offering Memorandum and derived from such financial information; and (z) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(ii) substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01 (only with respect to acquisitions that are “significant” at the 20% or greater level pursuant to clauses (1) and (2) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X only), 4.01, 4.02(a) and (b), 5.01 and 5.02(b) (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only) and (c) (other than with respect to information otherwise required or contemplated by subclause (3) of such Item or by Item 402 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports;

provided, however, that (A) no such report shall be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any Parent Entity or its Subsidiaries) and any director, manager or officer, of the Issuer (or any Parent Entity or its Subsidiaries), (B) the Issuer shall not be required to make available any information regarding the occurrence of any of the events set forth in clause (2) above if the Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (C) no such report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (D) no such report shall be required to comply with Regulation S-X including, without limitation, Rules 3-05, 3-09, 3-10, 3-16 or Article 11 thereof, (E) no such report shall be required to provide any information that is not otherwise similar to information currently included in the Offering Memorandum, (F) in no event shall such reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits under the SEC rules; (G) trade secrets and other information that could cause competitive harm to the Issuer and its Restricted Subsidiaries may be excluded from any disclosures; (H) such financial statements or information shall not be required to contain any “segment reporting”; (I) such financial statements and information may, at the election of the Issuer, be prepared in accordance with U.S. GAAP or IFRS; and (J) the Issuer may elect to change its fiscal year end, in which case it will provide the information required by clauses (1) and (2) of this paragraph in a report covering the transition period on substantially the same basis as if the Issuer were required to file a transition report with the SEC except that such transition report shall not be due until 60 days (in the case of a transition report on Form 10-Q/T) or 120 days (in the case of a transition report on Form 10-K/T), in each case after the later of the date on which the Issuer elected to change the fiscal year or the end of the transition period.

All such annual reports for periods ending after the Issue Date shall be furnished within 120 days after the end of the fiscal year (which fiscal year ends on September 30 of each calendar year as of the date of this Indenture, subject to clause (J) of the immediately preceding paragraph) to which they relate; all such quarterly reports for periods ending after the Issue Date shall be furnished within 60 days after the end of the fiscal quarter to which they relate; and all such current reports for triggering events occurring after the Issue Date shall be furnished within 15 days of the due date specified in the SEC’s rules and regulations for reporting companies under the Exchange Act.

The Issuer will be deemed to have furnished the reports referred to in subclauses (1) and (2) of this Section 4.03(a) if the Issuer or any Parent Entity has filed reports containing such information (or any such information of a Parent Entity pursuant to the fourth succeeding paragraph) with the SEC.

If the Issuer or any Parent Entity does not file reports containing such information with the SEC, then the Issuer shall make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case by posting such information on a password-protected website or online data system which shall require a confidentiality acknowledgment, and shall make such information readily available to any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such bona fide prospective investor, securities analyst or market maker; provided, however, that the Issuer may deny access to any competitively sensitive information otherwise to be provided pursuant to this covenant to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or market maker to the extent that the Issuer determines in good faith that the provision of such information to such Person would be competitively harmful to the Issuer and its Subsidiaries; and provided, further, that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree to (A) treat all such reports (and information contained therein) as confidential, (B) not to use such reports (and the information contained therein) for any purpose other than their investment or potential investment in the Notes and (C) not publicly disclose any such reports (and the information contained therein).

(b) The Issuer will participate in quarterly conference calls (which may be a single conference call together with investors and lenders holding other securities or Indebtedness of the Issuer, its Restricted Subsidiaries and/or any Parent Entity) to discuss results of operations. The conference call will be following the last day of each fiscal quarter of the Issuer and not later than 20 Business Days from the time that the Issuer distributes the financial information as set forth in the first paragraph of Section 4.03(a). No fewer than two days prior to the conference call, the Issuer will issue a press release or otherwise announce the time and date of such conference call and providing instructions for Holders, prospective investors in the Notes, securities analysts and market making financial institutions to obtain access to such call.

(c) To the extent not satisfied by Section 4.03(a) hereof, the Issuer shall furnish to Holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(d) If any Subsidiary of the Issuer is an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by Section 4.03(a)(1) hereof shall include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(e) Notwithstanding the foregoing, the Issuer may satisfy its obligations under this Section 4.03 by furnishing financial information relating to any Parent Entity; provided that if such Parent Entity is not a Guarantor then the same is accompanied by selected financial metrics that show the differences (in the Issuer’s sole discretion) between the information relating to such Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(f) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) of Section 6.01(a) hereof until 180 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 4.04. Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuers and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers and the Restricted Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of the Issuers, the Issuer, and the Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture during such fiscal year and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile or electronic transmission an Officer’s Certificate specifying such Default (unless such Default has been cured or waived within such 20-Business Day time period).

Section 4.05. Taxes. The Issuers shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws. The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s, or any of its Restricted Subsidiaries’, Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than:

(A) dividends, payments and distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends, payments and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Entity, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation, in each case held by a Person other than the Issuer or a Restricted Subsidiary;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vii) and (viii) of Section 4.09(b) hereof; or

(B) the payment, redemption, purchase, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, purchase, repurchase, defeasance or acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) in the case of a Restricted Payment under clauses (i), (ii) and (iii) above, (x) no Event of Default described under clause (i) or (ii) or, solely with respect to the Issuer, clause (vi) or (vii) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof and (y) immediately after giving effect to such Restricted Payment, the Issuer is able to incur $1.00 of additional Indebtedness pursuant to Section 4.09(a); and

(B) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Completion Date (including Restricted Payments permitted by clauses (i) (without duplication) and (vi)(C) of Section 4.07(b) hereof), but excluding all other Restricted Payments permitted by Section 4.07(b) hereof), is less than the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from April 1, 2019 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, such amount shall be deemed to be $0; plus

(2) 100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by the Issuer or its Restricted Subsidiaries after April 30, 2019 (other than Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding Net Cash Proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests of the Issuer to any Permitted Payee after April 30, 2019 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof; and

(y) Designated Preferred Stock; and

(B) to the extent such Net Cash Proceeds, marketable securities or other property are actually contributed to the Issuer or any of its Restricted Subsidiaries, Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 4.07(b) hereof); or

(ii) Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a Parent Entity;

provided that this clause (2) shall not include the proceeds from (w) Refunding Capital Stock applied in accordance with clause (ii) of Section 4.07(b) hereof, (x) Equity Interests or convertible debt securities of the Issuer or a Restricted Subsidiary sold to a Restricted Subsidiary or to the Issuer (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(3) 100% of the aggregate amount of Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Issuer or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Issuer or a Restricted Subsidiary contributed to the Issuer or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Issuer or a Restricted Subsidiary through consolidation, amalgamation or merger following April 30, 2019 (other than (i) Net Cash Proceeds to the extent such Net Cash Proceeds have been used to incur

Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 4.09(b) hereof, (ii) contributions by a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(4) 100% of the aggregate amount received in Cash Equivalents and the fair market value of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after April 30, 2019; or

(ii) the issuance, sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Equity Interests of, or a dividend or distribution (other than an Excluded Contribution) from, an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment, but including such Cash Equivalents and fair market value to the extent exceeding the amount of such Investment), in each case, after April 30, 2019; or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a dollar-denominated or ratio-based basket (to the extent in excess of the original amount of such Investment) and without duplication of any returns, profits, distributions or similar amounts included in the calculation of such basket; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after April 30, 2019, the fair market value (as determined by the Issuer in good faith) of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment made after the Issue Date, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of fair market value; plus

(6) the aggregate amount of Declined Collateral Proceeds and Declined Proceeds since April 30, 2019; plus

(7) the greater of (A) $600.0 million and (B) 37.5% of LTM EBITDA.

(b) The provisions of Section 4.07(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”), including any accrued and unpaid dividends thereon, or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any Parent Entity, in exchange for, or in an amount not to exceed the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Issuer or any Parent Entity to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (1) Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, new Indebtedness of the Issuer, the Co-Issuer or a Guarantor or Disqualified Stock of the Issuer, the Co-Issuer or a Guarantor made within 120 days of such incurrence or issuance of new Indebtedness or Disqualified Stock or (2) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or in an amount not to exceed the proceeds of the sale of, Disqualified Stock of the Issuer or a Guarantor made within 120 days of such issuance of Disqualified Stock, that, in each case, is incurred or issued, as applicable, in compliance with Section 4.09 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) paid on the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, a date that is at least 91 days after the maturity date of the Notes); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(iv) a Restricted Payment by the Issuer to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any such Equity Interests) or to allow any Parent Entity to so redeem, retire, acquire or repurchase its Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), in each case, held directly or indirectly by Permitted Payees, upon or in connection with the death, disability, retirement or termination of employment or service of, or breach of restrictive covenants by, any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, stock subscription or equity incentive award agreement, employment termination agreement or any other employment agreements or equityholders’ agreement:

(A) so long as the aggregate amount of Restricted Payments made pursuant to this clause (A) in any fiscal year does not exceed the greater of (x) $125.0 million and (y) 7.5% of LTM EBITDA (which shall increase to the greater of (x) $225.0 million and (y) 13.5% of LTM EBITDA following the consummation of an IPO); provided that any unused amounts pursuant to this clause (A) during any fiscal year shall carry forward into succeeding fiscal years;

(B) with the Net Proceeds obtained from any key-man life insurance policies; and

(C) with the amount of any cash bonuses otherwise payable to any Permitted Payee that are foregone in exchange for the receipt of Equity Interests of the Issuer or any Parent Entity pursuant to any compensation arrangement, including any deferred compensation plan;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends or distributions are included in the definition of Fixed Charges;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Completion Date;

(B) the declaration and payment of dividends to Parent Entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such Parent Entity after the Completion Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 4.07(b);

provided, in the case of each of (A) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof;

(vii) Investments (i) in Unrestricted Subsidiaries or (ii) in any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Unrestricted Subsidiaries, in each case where, such Investments have an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of Cash Equivalents or marketable securities (until such proceeds are converted to Cash Equivalents), not exceeding the greater of (a) $500.0 million and (b) 30.0% of LTM EBITDA at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments; provided, however, that if any Investment pursuant to this clause (vii) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (vii);

(viii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon or in connection with the exercise or vesting of Equity Interests or any other equity award by any Permitted Payee and any repurchases or withholdings of Equity Interests in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar equity-based awards or payments in lieu of the issuance of fractional Equity Interests with respect to stock options, warrants, restricted stock units or similar equity-based awards;

(ix) following the consummation of an IPO, the making of Restricted Payments to any Parent Entity to fund the payment of regular dividends or other amounts on such Parent Entity’s Equity Interests, in an aggregate amount per annum not to exceed the sum of (i) 7.0% of Market Capitalization and (ii) 6.0% per annum of the aggregate amount of proceeds from (x) a Qualifying IPO or (y) a SPAC IPO, to the extent of any cash held by the SPAC IPO Entity and remaining following the consummation of a SPAC IPO and, in each case of clause (x) or (y), received by, or contributed to, the Issuer or any of its Restricted Subsidiaries;

(x) Restricted Payments that are made (a) with the proceeds of Excluded Contributions received following the Completion Date or (b) without duplication with clause (a), in an amount not to exceed the cash proceeds from a sale, conveyance, transfer or other disposition in respect of property or assets acquired after the Completion Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi) (A) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been converted to, Cash Equivalents)) not to exceed the greater of (a) $500.0 million and (b) 30.0% of LTM EBITDA at such time (in the case of a Restricted Investment, determined on the date such Investment is made, with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments); and (B) from and after the one year anniversary of the Issue Date, (1) any Restricted Payments within the meaning of Section 4.07(a)(iii), so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Net Debt Ratio shall be no greater than 5.35 to 1.00 and (2) any other Restricted Payments, so long as, after giving pro forma effect to the payment of any such Restricted Payment, the Consolidated Net Debt Ratio shall be no greater than 5.10 to 1.00;

(xii) distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Subsidiary in connection with, any Permitted Receivables Financing;

(xiii) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed in connection with the Transactions (including dividends or distributions to any Parent Entity to permit payment by such Parent Entity of such amounts), including the settlement of claims or actions in connection with the Acquisition or to satisfy indemnity or other similar obligations or any other earnouts, purchase price adjustments, working capital adjustments and any other payments under the Transaction Agreement;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, Disqualified Stock or Preferred Stock pursuant to provisions similar to those described under Sections 4.10 and 4.14 hereof; provided that if the Issuer shall have been required to make a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Indenture applicable to Change of Control Offers, Collateral Asset Sale Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xv) Restricted Payments by the Issuer to any Parent Entity:

(A) (i) so long as Holdings and the Issuer are each treated as pass-through entities for U.S. federal income tax purposes, to pay the U.S. federal, state and local net income tax liabilities of any direct or indirect owner of all or any part of the Issuer’s or a Restricted Subsidiary’s equity in an amount determined by reference to an assumed tax rate not to exceed the greater of the combined effective rate that would be applicable to (1) a U.S. corporation or (2) a natural Person, in each case, that is resident in New York, NY, and that owns 100% of the equity of Holdings (taking into account any basis step-up in the Acquisition, the deductibility of state and local taxes (in the case of such U.S. corporation), any net operating losses or other tax attributes and the character of such income), solely to the extent such tax liabilities are attributable to net income from the Issuer’s U.S. operations conducted by Restricted Subsidiaries that are Domestic Subsidiaries treated as pass-through entities for U.S. federal income tax purposes, without duplication of, and net of, any such taxes (including under Section 1446 of the Code) paid directly or withheld by Holdings and its Subsidiaries or (ii) for any taxable year in which Holdings is not treated as a pass-through entity for U.S. federal income tax purposes, to pay the tax liabilities of Holdings to the extent such tax liabilities are attributable to the activities of, or Holdings’ ownership of, the Issuer or its Subsidiaries and Joint Ventures;

(B) the proceeds of which shall be used by such Parent Entity to pay (1) its general operating and compliance costs and expenses (including operating expenses and other corporate overhead costs and expenses (including administrative, legal, audit, accounting, tax and other reporting and similar costs and expenses)) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by Company Persons attributable to the ownership or operations of any Parent Entity, the Issuer and its Restricted Subsidiaries, (3) fees, expenses and other amounts (x) due and payable by the Issuer or its Restricted Subsidiaries and (y) otherwise permitted to be paid by the Issuer and its Restricted Subsidiaries under this Indenture, (4) its costs, expenses and liabilities in connection with any litigation or arbitration attributable to the ownership or operations of Holdings, the Issuer and its Restricted Subsidiaries and (5) payments that would otherwise be permitted to be paid directly by the Issuer or its Restricted Subsidiaries pursuant to clauses (iii), (iv) or (ix) of Section 4.11;

(C) the proceeds of which shall be used by the Issuer (or any Parent Entity) to pay (1) franchise, excise and similar taxes, and other fees, taxes and expenses, required to maintain its organizational existence and (2) fees, expenses or Taxes described in clause (b) or (d) of the definition of Net Proceeds with respect to any Parent Entity or any direct or indirect equityholder thereof;

(D) the proceeds of which will be applied to the payment of advisory fees, consulting, expenses, indemnities, subsequent transaction fees and exit fees and other amounts as permitted pursuant to clause (iii) of Section 4.11 and related indemnities and reasonable expenses;

(E) the proceeds of which shall be used by any Parent Entity to finance any Investment that would be permitted to be made by the Issuer or any Restricted Subsidiary pursuant to this covenant; provided that (1) such Restricted Payment shall be made within 120 days of the closing or consummation of such Investment or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith, (2) such Parent Entity shall, promptly following the closing or consummation thereof or at future times as may be scheduled at the time of such closing or consummation to be made thereafter in connection therewith, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the Issuer or any such Restricted Subsidiary (which contribution will not, for the avoidance of doubt, increase the amount available for Restricted Payments pursuant to clause (2) of the preceding paragraph) or (y) the Person formed or acquired to merge, amalgamate or consolidate with or into the Issuer or such Restricted Subsidiary to the extent such merger, amalgamation or consolidation is permitted pursuant to Section 5.01 hereof), in order to consummate such Investment, in each case in accordance with the requirements of Section 4.15 hereof and (3) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (2) of the preceding paragraph;

(F) the proceeds of which shall be used to pay customary salary, bonus, long-term incentive, indemnity, severance and other benefits, including payments to service providers of the Issuer or its Subsidiaries pursuant to any equity plan (whether in the form of options, cash settled options or otherwise), payable to Company Persons, as well as applicable employment, social security or similar Taxes, in each case to the extent such salary, bonuses, incentives, indemnities, severance or other benefits are attributable to the ownership or operation of the Issuer and its Subsidiaries and/or Joint Ventures;

(G) the proceeds of which shall be used by any Parent Entity to pay (i) fees and expenses related to any successful or unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction not prohibited by this Indenture, in each case whether or not consummated, and including advisory, refinancing, subsequent transaction and exit fees of any Parent Entity and expenses and indemnities of any trustee, agent, arranger, underwriter or Person acting in a similar role and (ii) after the consummation of an IPO or issuance of debt securities, Public Company Costs;

(H) the proceeds of which shall be used for the payment of insurance premiums to the extent attributable to any Parent Entity, the Issuer or any of its Subsidiaries; and

(I) to pay amounts in respect of Indebtedness of such Parent Entity that is guaranteed by the Issuer or a Restricted Subsidiary;

(xvi) Restricted Payments by the Issuer of the Equity Interests or other securities of, or debt owed to the Issuer or any Restricted Subsidiary by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Equity Interests, Indebtedness or other securities of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents received as an Investment from the Issuer or a Restricted Subsidiary;

(xvii) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment so long as the amount of such redemptions are no greater than the amount that constituted such Restricted Payment or Permitted Investment;

(xviii) payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with any Permitted Investment or a consolidation, merger or transfer of assets that complies with, or is not prohibited by, Section 5.01 hereof;

(xix) the repurchase, redemption or other acquisition of Equity Interests of the Issuer or any Restricted Subsidiary deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Issuer or any Restricted Subsidiary, in each case, permitted under this Indenture;

(xx) redemptions in whole or in part of any of the Issuer’s Equity Interests for another class of its Equity Interests (other than Disqualified Stock, except to the extent issued by the Issuer to a Restricted Subsidiary) or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests (and in no event shall such contribution or issuance so utilized increase the amount available for Restricted Payments under Section 4.07(a)(i)(B) hereof) (other than Disqualified Stock, except to the extent issued by the Issuer to a Restricted Subsidiary);

(xxi) Restricted Payments by the Issuer to satisfy dissenters’ rights (including in connection with, or as a result of, the exercise of appraisal rights and the settlement of any claims or actions, whether actual, contingent or potential), pursuant to or in connection with any acquisition, merger, amalgamation or consolidation or Asset Sale that complies with Section 4.10 hereof or any other transaction permitted under this Indenture;

(xxii) Restricted Payments to any Parent Entity to enable such Parent Entity to (A) pay cash in lieu of the issuance of fractional Equity Interests in connection with any dividend, split, reverse split, the exercise of any warrant, option or other security convertible into or exchangeable for Equity Interests of such Parent Entity, or in connection with any merger, amalgamation, consolidation, other business combination, acquisition or other Investment not prohibited hereunder, or any combination of the foregoing and/or (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(xxiii) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization, IPO Reorganization Transactions (other than with respect to clause (d) of the definition thereof) or Tax Restructuring; provided that if immediately after giving pro forma effect to any such Permitted Reorganization, IPO Reorganization Transactions or Tax Restructuring and the transactions to be consummated in connection therewith, any distributed asset ceases to be owned by the Issuer or any Restricted Subsidiary (or any entity ceases to be a Restricted Subsidiary), the applicable portion of such Restricted Payment must be otherwise permitted under another provision of this covenant (and constitute utilization of such other Restricted Payment exception or capacity);

(xxiv) Restricted Payments made by the Issuer the proceeds of which are applied (i) on or about the Completion Date, solely to effect the consummation of the Transactions, (ii) on and after the Completion Date, to satisfy any payment obligations owing, or as otherwise required, under the Acquisition Agreement or any acquisition permitted under this Indenture or other Investment not prohibited under this Indenture (including, in each case, payment of working capital and/or purchase price adjustments) and to pay related transaction costs and (iii) to satisfy any settlement of claims or actions in connection with the Transactions or any acquisition permitted under this Indenture or other Investment not prohibited under this Indenture or to satisfy indemnity or other similar obligations in connection with the Transactions or any acquisition permitted under this Indenture or other Investment not prohibited under this Indenture;

(xxv) Restricted Payments within the meaning of (iii) or (iv) of Section 4.07(a), taken together with all other Restricted Payments made pursuant to this clause (xxv), in an aggregate amount not to exceed the Restricted Debt Payment Amount; and

(xxvi) any Restricted Payment made in connection with a Permitted Change of Control;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xi)(A), (xi)(B) and (xxv) of this Section 4.07(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxvi) of Section 4.07(b) hereof and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to Section 4.07(a) hereof, the Issuer will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (i) through (xxvi) and Section 4.07(a) and/or one or more of the clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 4.07.

(d) As of the Issue Date, all of the Issuer’s Subsidiaries shall be Restricted Subsidiaries, except for (i) Al Salem Air Conditioning Company Limited and (ii) the Indian JV Holdco. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 4.07, or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture. For the avoidance of doubt, this Section 4.07 shall not restrict the making of any AHYDO catch-up payment with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Subsidiary Guarantor to:

(i) (A) pay dividends or make any other distributions to the Issuer, the Co-Issuer or any Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits; or

(B) pay any Indebtedness owed to the Issuer, the Co-Issuer or any Guarantor;

(ii) make loans or advances to the Issuer, the Co-Issuer or any Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer, the Co-Issuer or any Guarantor;

(b) The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) encumbrances or restrictions in effect on the Issue Date, including pursuant to the indenture governing the Existing Secured Notes, the indenture governing the Existing Unsecured Notes, the Senior Secured Credit Facilities and the ABL Facility and the related documentation and Hedging Obligations;

(ii) this Indenture, the Notes, the Guarantees, and the Security Documents;

(iii) Purchase Money Obligations and Capital Lease Obligations that impose restrictions of the nature discussed in clause (iii) of Section 4.08(a) hereof on the property so purchased, leased, expanded, constructed, developed, installed, replaced, relocated, renewed, maintained, upgraded, repaired or improved;

(iv) applicable law or any applicable rule, regulation or order;

(v) (A) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary, any agreement or other instrument of such Unrestricted Subsidiary (but, in any such case, not created in contemplation thereof) and (B) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale or disposition of assets, including sale-leaseback agreements, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limit the right of the debtor to dispose of or incur Liens on the assets securing such Indebtedness;

(viii) restrictions on Cash Equivalents or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business or consistent with past practice or arising in connection with any Permitted Liens;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not the Issuer or a Guarantor permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 hereof;

(x) customary provisions in joint venture agreements and other similar agreements or arrangements relating to such joint venture;

(xi) provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business or consistent with industry practices or that in the judgment of the Issuer would not materially impair the Issuers’ ability to make payments under the Notes when due;

(xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary or the assignment of any license or sub-license agreement;

(xiv) provisions restricting assignment of any agreement entered into in the ordinary course of business or consistent with past practice;

(xv) restrictions arising in connection with cash or other deposits permitted under Section 4.12 hereof;

(xvi) any agreement or instrument relating to any Indebtedness, Disqualified or Preferred Stock permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 4.09 hereof if either (A) the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Issuer), (B) the encumbrances and restrictions are not materially more restrictive, taken as whole, with respect to such Restricted Subsidiaries, than the restrictions or encumbrances (x) contained in this Indenture, the Existing Notes, the Senior Secured Credit Facilities, the ABL Facility or related security documents as of the Issue Date or (y) otherwise in effect on the Issue Date or (C) either (x) the Issuer determines that such encumbrance or restriction will not materially impair the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xvii) restrictions created in connection with any Permitted Receivables Financing; and

(xviii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvii) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.08, (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity shall not be deemed a restriction on the ability to make distributions on Capital Stock and (y) the subordination of (including the application of any standstill requirements to) loans and advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Subsidiary Guarantor to issue Preferred Stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock and any Restricted Subsidiary that is not a Subsidiary Guarantor may issue shares of Preferred Stock, if (i) the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 or (ii) the Consolidated Net Debt Ratio on a consolidated basis of the Issuer and its Restricted Subsidiary for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been equal to or less than 6.60 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this Section 4.09(a), Section 4.09(b)(xii)(B) and Section 4.09(b)(xxiii), when taken together, (plus any Refinancing Indebtedness in respect thereof) by Restricted Subsidiaries that are not the Co-Issuer or a Subsidiary Guarantor shall not exceed the greater of (a) $1,250.0 million and (b) 75% of LTM EBITDA (in each case, determined on the date of such incurrence).

(b) The provisions of Section 4.09(a) hereof shall not apply to:

(i) Indebtedness incurred pursuant to any Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), including the Notes issued on the Issue Date and the

Guarantees thereof; provided that immediately after giving effect to any such incurrence or issuance (including pro forma application of the net proceeds therefrom), the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (i) does not exceed the sum of (a) (x) $7,160.0 million, plus, (y) an amount equal to the greater of (a) $1,330.0 million and (b) 80.0% of LTM EBITDA, plus (z) an amount equal to the principal amount of the Existing Secured Notes, (b) an amount equal to the sum of (A) $750.0 million and (B) the lesser of (i) the amount, if any, by which the Borrowing Base exceeds the aggregate commitments under the ABL Facility (or any replacement Credit Facility in respect thereof) at the time of establishment of the commitments in respect thereof and (ii) $250.0 million and (c) an additional amount, if after giving pro forma effect to the incurrence of such additional amount (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would have been equal to or less than 5.50 to 1.00; provided that for purposes of determining the amount that may be incurred under this clause (i)(c) only, all Indebtedness incurred under this clause (i)(c) shall be deemed to be included in clause (a) of the definition of “Consolidated Secured Debt Ratio”;

(ii) the Existing Unsecured Notes and the Guarantees related thereto (but excluding any Additional Notes and any Guarantees thereof);

(iii) Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and its Restricted Subsidiaries in existence on the Completion Date (other than Indebtedness described in clause (i) of this Section 4.09(b)), including any Guarantees with respect thereto;

(iv) Indebtedness (including Capital Lease Obligations, Purchase Money Obligations, mortgage financing, industrial revenue bonds, industrial development bonds or similar financings), Disqualified Stock and Preferred Stock incurred or issued by the Issuer or any Restricted Subsidiary the proceeds of which are used to finance the acquisition, development, purchase, lease, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or other property (whether real or personal) (whether through the direct purchase of property or the Equity Interests of any Person owning such property), provided that after giving pro forma effect thereto and to the use of the proceeds thereof, the aggregate principal amount (together with any Refinancing Indebtedness in respect thereof) shall not exceed the greater of (x) $700.0 million and (y) 42.5% of LTM EBITDA (in each case, determined at the date of incurrence or issuance); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (iv) shall cease to be deemed incurred or outstanding for purposes of this clause (iv) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (iv);

(v) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers, customers, franchisees, licensees, sublicensees, cross-licensees or trade creditors or in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(vi) Indebtedness, Disqualified Stock and Preferred Stock arising from (A) Permitted Intercompany Activities and (B) agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, payment obligations in respect of any non-compete, consulting or similar arrangement, or obligations in respect of purchase price, deferred purchase price (including adjustments thereof, contingent obligations, earn-outs and similar obligations) or progress payments for property or services, or other similar adjustments or obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business (including the Transactions), assets, a Subsidiary or Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets, Subsidiary or Investment for the purpose of financing such acquisition;

(vii) Indebtedness, Disqualified Stock and Preferred Stock of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, is subordinated in right of payment (to the extent permitted by applicable law) to the Issuer’s obligations with respect to the Notes (for the avoidance of doubt, any such Indebtedness, Disqualified Stock or Preferred Stock owing to a Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Issuer’s obligations with respect to the Notes unless the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (vii);

(viii) Indebtedness, Disqualified Stock and Preferred Stock of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if the Issuer or a Subsidiary Guarantor incurs such Indebtedness, Disqualified Stock or Preferred Stock to a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, excluding any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in the ordinary course of business or consistent with past practice, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment (to the extent permitted by applicable law) to the Notes or the Guarantee of the Notes by such Subsidiary Guarantor, as applicable (for the avoidance of doubt, any such Indebtedness, Disqualified Stock or Preferred Stock owing to the Co-Issuer or a Restricted Subsidiary that is not a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Notes or the Guarantee of the Notes by such Subsidiary Guarantor, as applicable, unless the terms of such Indebtedness, Disqualified Stock or Preferred Stock expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness, Disqualified Stock or Preferred Stock constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness, Disqualified Stock or Preferred Stock (to the extent such Indebtedness, Disqualified Stock or Preferred Stock is then outstanding) not permitted by this clause (viii);

(ix) Indebtedness of, or incurred on behalf of or representing Guarantees of Indebtedness of, Joint Ventures; provided that after giving pro forma effect thereto, the aggregate principal amount (together with any Refinancing Indebtedness in respect thereof) of such Indebtedness outstanding in reliance on this clause (ix) shall not exceed the greater of (x) $700.0 million and (y) 42.5% of LTM EBITDA (on the date of incurrence or issuance);

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(xi) Indebtedness and obligations in respect of performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, bankers’ acceptance facilities, completion guarantees and other obligations of a like nature, leases, tenders, statutory obligations (including health, safety and environmental obligations), warranties, bids, government or trade contracts (including customer contracts), indemnities and similar obligations of the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related to the foregoing, in each case in the ordinary course of business or consistent with past practice;

(xii) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of (x) the aggregate amount of cash contributions or proceeds and (y) the fair market value of in-kind contributions of Cash Equivalents, marketable securities or Qualified Proceeds, in each case received by the Issuer since immediately after April 30, 2019 from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (B)(2) and (B)(3) of Section 4.07(a) hereof to the extent such Net Cash Proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 4.07(a) hereof or to make Permitted Investments specified in clauses (h), (k), (m), (bb) or (qq) of the definition thereof, and (B) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any time outstanding exceed the greater of (x) $1,100.0 million and (y) 67.5% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xii)(B) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xii)(B); provided that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B), when taken together with Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to Section 4.09(a) and clause (xxiii) below, in each case by Restricted Subsidiaries that are not the Co-Issuer or a Subsidiary Guarantor, shall not exceed the greater of (a) $1,250.0 million and (b) 75% of LTM EBITDA (in each case, determined on the date of such incurrence);

(xiii) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) hereof and clauses (i)(c), (ii), (iii), (iv), (ix) and (xii) (A) of this Section 4.09(b), this clause (xiii) and clauses (xiv), (xxviii), (xix), (xxx) and (xxxi) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, accrued interest or dividends, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection therewith and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not the Co-Issuer or a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(3) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (A) of this clause (xiii) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness;

(xiv) (A) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets or Investments) or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated or amalgamated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, that (1) in the case of clause (B), after giving effect to such acquisition, merger, amalgamation or consolidation, the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock incurred under this subclause (1), together with any Refinancing Indebtedness in respect thereof, does not exceed the greater of (i) $500.0 million and (ii) 30.0% of LTM EBITDA at any time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this subclause (1) shall cease to be deemed incurred or outstanding for purposes of this subclause (1) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this subclause (1)) or (2) either (w) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, (x) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation, (y) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness, Disqualified Stock or Preferred Stock pursuant to the Consolidated Net Debt Ratio test set forth in Section 4.09(a) hereof or (z) the Consolidated Net Debt Ratio for the Issuer and its Restricted Subsidiaries is equal to or less than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv) Indebtedness consisting of (i) obligations in respect of incentive, supplier finance, supply, license or similar agreements, or take or pay obligations or contracts, in each case entered into in the ordinary course of business or consistent with past practice, (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business or consistent with past practice and/or (iii) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice;

(xvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by an LC Instrument issued pursuant to any Credit Facilities, any Additional Letter of Credit Facility or otherwise permitted, in a principal amount not in excess of the stated amount of such LC Instrument (together with any Refinancing Indebtedness in respect thereof);

(xvii) (A) any guarantee or co-issuance by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by such Restricted Subsidiary is permitted under the terms of this Indenture; or

(B) any guarantee or co-issuance by a Restricted Subsidiary of Indebtedness or other obligations of the Issuer so long as the incurrence of such Indebtedness or other obligations by the Issuer is permitted under the terms of this Indenture;

(xviii) (A) Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Issuer or any of its Restricted Subsidiaries to Permitted Payees, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any Parent Entity to the extent described in clause (iv) of Section 4.07(b) hereof, and (B) Indebtedness representing deferred compensation or similar arrangements (1) to any Permitted Payee incurred in the ordinary course of business or consistent with past practice or (2) incurred in connection with any Investment or acquisition (by merger, consolidation, amalgamation or otherwise) or in connection with a Permitted Change of Control;

(xix) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xx) (A) Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (B) Indebtedness in respect of Cash Management Services, Permitted Treasury Arrangements and other Indebtedness in respect of netting services, overdraft protections, check drawing services and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, or the endorsement of instruments or other payment items for collection or deposit, in each case in the ordinary course of business or consistent with past practice;

(xxi) Indebtedness in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business, any Existing Receivables Financings or any other Permitted Receivables Financing;

(xxii) (i) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or obligations in respect of self-insurance or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice and (ii) Indebtedness incurred by the Issuer or any Restricted Subsidiary (x) in the ordinary course of business in connection with workers’ compensation, payroll taxes, unemployment insurance (including premiums related thereto), health, disability or employee benefits and other social security laws and regulations (including in connection with Section 8a of the German Old Age Employees Act (Altersteilzeitgesetz) or Section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV)), pension or retirement obligations, vacation pay, or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims and (y) to the extent required by applicable law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States, in each case of clauses (x) and (y) including letters of credit posted to support any of the foregoing;

(xxiii) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock of non-guarantor Restricted Subsidiaries or of Foreign Subsidiaries in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxiii), does not at any time outstanding exceed the greater of (a) $750.0 million and (b) 45.0% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xxiii) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xxiii), provided that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxiii), when taken together with Indebtedness,

Disqualified Stock or Preferred Stock incurred pursuant to Section 4.09(a) and Section 4.09(b)(xii)(B), in each case, by Restricted Subsidiaries that are not the Co-Issuer or a Subsidiary Guarantor shall not exceed the greater of (a) $1,250.0 million and (b) 75% of LTM EBITDA (in each case, determined on the date of such incurrence);

(xxiv) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business or consistent with past practice;

(xxv) Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not the Co-Issuer or a Guarantor or any Restricted Subsidiary that is a Foreign Subsidiary to fund working capital or for any other purpose in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxv) does not at any time outstanding exceed the greater of (x) $300.0 million and (y) 18.0% of LTM EBITDA (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxv) shall cease to be deemed incurred or outstanding for purposes of this clause (xxv) but shall be deemed incurred for the purposes of Section 4.09(a) hereof from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 4.09(a) hereof without reliance on this clause (xxv));

(xxvi) Indebtedness, Disqualified Stock or Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are deposited with the Trustee at or promptly after the funding of such Indebtedness, Disqualified Stock or Preferred Stock to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance option as described under Article 8, in each case, in accordance with this Indenture;

(xxvii) Indebtedness consisting of obligations of the Issuer or any of its Restricted Subsidiaries under deferred purchase price, earn-outs or other arrangements incurred by such Person in connection with any acquisition permitted under this Indenture or any other Investment permitted under this Indenture;

(xxviii) (a) to the extent constituting Indebtedness, obligations under the Acquisition Agreement, (b) Indebtedness in connection with the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, amalgamation or consolidation or otherwise), (c) Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred (x) pursuant to the Acquisition Agreement (and documents related thereto) or otherwise contemplated thereby, in each case in connection with the Transactions or (y) in connection with any permitted acquisition or other Investment not prohibited under this Indenture and (d) any Refinancing Indebtedness in respect of the immediately preceding subclauses (a), (b) and (c);

(xxix) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xxix), does not at any time outstanding exceed the Available RP Capacity Amount (determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xxix) shall cease to be deemed incurred or outstanding for purposes of this clause (xxix) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (xxix);

(xxx) Permitted Sponsor Debt;

(xxxi) Indebtedness in respect of any Additional Letter of Credit Facility, provided that after giving pro forma effect thereto, the aggregate principal amount (together with any Refinancing Indebtedness in respect thereof) of such Indebtedness outstanding in reliance on this clause (xxxi) shall not exceed the greater of (x) $450.0 million and (y) 27.5% of LTM EBITDA (on the date of incurrence or issuance); and

(xxxii) Indebtedness in respect of any LC Instrument issued in favor of any issuing bank or swingline lender to support any defaulting lender’s participation in letters of credit issued, or swingline loans made under any Credit Facilities or Additional Letter of Credit Facility.

(c) For purposes of determining compliance with this Section 4.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxxii) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, may divide or classify, and may from time to time redivide and reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the clauses under Section 4.09(b) or under Section 4.09(a) hereof; provided that all Indebtedness outstanding under the Senior Secured Credit Facilities on the Completion Date shall be treated as incurred on the Completion Date under clause (i) of Section 4.09(b) hereof and may not be reclassified;

(ii) the Issuer shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 4.09(a) and Section 4.09(b) hereof;

(iii) guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness, Disqualified Stock or Preferred Stock that is otherwise included in the determination of a particular amount of Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(iv) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to any clause of Section 4.09(b) or Section 4.09(a) hereof and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, Disqualified Stock or Preferred Stock, then such other Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(v) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(vi) for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Secured Debt Ratio or the Consolidated Net Debt Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to Section 4.09(a) or Section 4.09(b) hereof or the creation or incurrence or any Lien pursuant to the definition of “Permitted Liens,” the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Net Debt Ratio, as applicable, is satisfied with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 4.09 or the definition of “Permitted Liens,” as applicable, whether or not the Fixed Charge Coverage Ratio, the Consolidated Secured Debt Ratio or the Consolidated Net Debt Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Secured Debt Ratio or the Consolidated Net Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 4.09. If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of LTM EBITDA under this Section 4.09 is being refinanced and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus amounts permitted by the next sentence. Any Refinancing Indebtedness and any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred under this Indenture to refinance Indebtedness incurred pursuant to clauses (i), (xii)(B), (xxiii), (xxv), (xxix), (xxx) and (xxxi) of Section 4.09(b) hereof shall be deemed to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, Disqualified Stock or Preferred Stock, the U.S. Dollar Equivalent principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred, in the case of a term obligation, or upon execution of the definitive credit agreement, in the case of revolving credit debt; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (A) the principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock being refinanced plus (B) the aggregate amount of accrued but unpaid interest, fees, underwriting or initial purchaser discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount or liquidation preference of any Indebtedness, Disqualified Stock or Preferred Stock incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.

This Indenture shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

Section 4.10. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including, but not limited to, by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with, such Asset Sale) at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) the greater of the principal amount and the carrying value of any liabilities (as reflected on the Issuer’s or such Restricted Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s or such Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) pursuant to a written agreement which releases or indemnifies the Issuer or such

Restricted Subsidiary from such liabilities or (ii) otherwise cancelled or terminated in connection with the transaction;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted or reasonably expected by the Issuer acting in good faith to be converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received or expected to be received) or by their terms are required to be satisfied for Cash Equivalents within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (i) $600.0 million and (ii) 37.5% of LTM EBITDA at the time of the receipt of such Designated Non-cash Consideration (or, at the Issuer’s option, at the time of contractually agreeing to such Asset Sale), with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 450 days after the later of (x) the date of any Asset Sale and (y) the receipt of any Net Proceeds of such Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply an amount up to the Asset Sale Prepayment Percentage of the Net Proceeds from such Asset Sale:

(i) (A) to the extent such Net Proceeds are from an Asset Sale of Collateral, to reduce Indebtedness (through a prepayment, repayment or purchase, as applicable) as follows:

(1) Obligations under the Notes;

(2) First Lien Obligations (other than the Notes), and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto; provided that if the Issuer or any Restricted Subsidiary shall so reduce any First Lien Obligations other than the Notes, the Issuer or such Restricted Subsidiary will either (a) reduce Obligations under the Notes on a pro rata basis with such other First Lien Obligations by, at its option, (x) redeeming Notes as provided under Section 3.07 hereof or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or (b) make an offer (in accordance with the procedures set forth below for a Collateral Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with such other First Lien Obligations for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(3) ABL Obligations if such Net Proceeds are from an Asset Sale of ABL Priority Collateral (including indirect Asset Sales of ABL Priority Collateral due to the sale of the Capital Stock of a Person); or

(4) Obligations of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, other than Indebtedness owed to the Issuer or any Restricted

Subsidiary, and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto;

(B) to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, to reduce Indebtedness (through a prepayment, repayment or purchase, as applicable) as follows:

(1) Obligations under a Credit Facility to the extent such Obligations were incurred under clause (i) of Section 4.09(b) hereof and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto;

(2) Obligations under Secured Indebtedness (other than Indebtedness owed to the Issuer or a Restricted Subsidiary), and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto;

(3) Obligations under any Senior Indebtedness of the Issuer or any Restricted Subsidiary (and, in the case of Senior Indebtedness that consists of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce any outstanding commitments with respect thereto); provided that if the Issuer or any Restricted Subsidiary shall so reduce any Senior Indebtedness, the Issuer or such Restricted Subsidiary will either (a) reduce Obligations under the Notes on a pro rata basis by, at its option, (x) redeeming Notes as provided under Section 3.07 hereof or (y) purchasing Notes through open-market purchases or in privately negotiated transactions at market prices (which may be below par), or (b) make an offer (in accordance with the procedures set forth in Sections 3.08 and 4.10(c) hereof) to all Holders to purchase their Notes on a ratable basis with such other Senior Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased;

(4) Obligations of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto; or

(5) to the extent such Net Proceeds are from an Asset Sale of property or assets of a Restricted Subsidiary that is not the Co-Issuer or a Guarantor, Obligations of the Co-Issuer or a Guarantor other than Subordinated Indebtedness and other than Indebtedness owed to the Issuer or any Restricted Subsidiary, and, in the case of revolving obligations (other than Obligations in respect of any asset-based credit facility), to correspondingly reduce commitments with respect thereto; or

(ii) to make (A) an Investment in any one or more businesses, so long as such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital

Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other properties or assets that, in each of (A), (B) and (C), are used or useful in a Similar Business or replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the Issuer may elect to deem expenditures that otherwise would be permissible Investments, capital expenditures or acquisitions of other property or assets within the scope of the foregoing clauses (A), (B) or (C), as applicable, that occur prior to the receipt of the Net Proceeds from such Asset Sale to have been invested in accordance with this clause (ii) (it being agreed that such deemed expenditure shall have been made no earlier than the earliest of (x) notice of such Asset Sale, (y) execution of a definitive agreement for such Asset Sale, if applicable and (z) consummation of such Asset Sale; or

(iii) any combination of the foregoing;

provided that a binding commitment or letter of intent entered into not later than such 450th day shall be treated as a permitted application of the Asset Sale Prepayment Percentage of such Net Proceeds from the date of such commitment or letter of intent so long as the Issuer, or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that the Asset Sale Prepayment Percentage of such Net Proceeds will be applied to satisfy such commitment or letter of intent within the later of such 450th day and 180 days of such commitment or letter of intent (an “Acceptable Commitment”) or, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Asset Sale Prepayment Percentage of such Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then the Asset Sale Prepayment Percentage of such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be.

Notwithstanding any other provisions of this Section 4.10, (i) to the extent that the application of any or all of the Net Proceeds of any Asset Sale by the Issuer or a Foreign Subsidiary (a “Foreign Disposition”) (w) is prohibited or delayed by or would violate or conflict with applicable local law, (x) is restricted by applicable organizational documents or any agreement, (y) is subject to other organizational or administrative impediments from being repatriated to Canada and/or the United States or (z) would conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any Company Person of such Foreign Subsidiary, then, in each such case, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the Issuer or the applicable Foreign Subsidiary; provided that if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, then an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this Section 4.10 and (ii) to the extent that and for so long as the Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition would have a non-de minimis adverse tax or cost consequence to Holdings or its Subsidiaries or any Parent Entities, Affiliates or direct or indirect equity owners thereof (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation in the year of such repatriation), including any withholding tax, with respect to such Net Proceeds if such amount were repatriated as a dividend, the Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Foreign

Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in this Indenture shall be construed to require the Issuer or any Subsidiary to repatriate cash.

(c) Any Net Proceeds from an Asset Sale of Collateral (other than Retained Asset Sale Proceeds and any amounts excluded from this Section 4.10 as set forth in the final paragraph of Section 4.10(b)) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Collateral Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Notes pursuant to clause (b)(i)(A)(2)(b) of this Section 4.10 shall not be deemed to be Collateral Excess Proceeds without regard to whether such offer is accepted by any Holders. When the aggregate amount of Collateral Excess Proceeds exceeds $600.0 million (the “Collateral Excess Proceeds Threshold”), the Issuer shall make an offer (a “Collateral Asset Sale Offer”) to all Holders of the Notes and, if required or permitted by the terms of any other First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to the holders of such other First Lien Obligations or other Obligations, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such other First Lien Obligations or other Obligations that is, with respect to the Notes only, in an amount equal to $1,000, or an integral multiple of $1,000 in excess thereof, that may be purchased out of the Collateral Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such other First Lien Obligations or other Obligations, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such other First Lien Obligations or other Obligations. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within 20 Business Days after the date that Collateral Excess Proceeds exceed the Collateral Excess Proceeds Threshold by delivering to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Proceeds (the “Collateral Advance Portion”) in advance of being required to do so by this Indenture (a “Collateral Advance Offer”).

To the extent that the aggregate amount (or accreted value, if applicable) of Notes and such other First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, tendered pursuant to a Collateral Asset Sale Offer is less than the amount offered in the Collateral Asset Sale Offer (or in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuer may use any remaining Collateral Excess Proceeds (or in the case of a Collateral Advance Offer, the Collateral Advance Portion) (“Declined Collateral Proceeds”) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or such other First Lien Obligations or other Obligations, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Collateral Asset Sale Offer (or in the case of a Collateral Advance Offer, the Collateral Advance Portion), the Issuer shall purchase the Notes (subject to applicable DTC procedures as to global notes) and such other First Lien Obligations or other Obligations, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such other First Lien Obligations or other Obligations, as the case may be, tendered with adjustments as necessary so that no Notes or such other First Lien Obligations or other Obligations, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Collateral Asset Sale Offer (or Collateral Advance Offer), the amount of Collateral Excess Proceeds (or in the case of a Collateral Advance Offer, the Collateral Advance Portion)

that resulted in the requirement to make a Collateral Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Collateral Excess Proceeds (or Collateral Advance Portion) upon such completion). Upon consummation or expiration of any Collateral Asset Sale Offer (or Collateral Advance Offer), any remaining Net Proceeds shall not be deemed Collateral Excess Proceeds and the Issuer may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

Any Net Proceeds from an Asset Sale that does not constitute Collateral (other than Retained Asset Sale Proceeds and any amounts excluded from this Section 4.10 as set forth in the final paragraph of Section 4.10(b)) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof will be deemed to constitute “Excess Proceeds”; provided that any amount of Net Proceeds offered to Holders of the Notes pursuant to clause (b)(i)(B)(3)(b) of this Section 4.10 shall not be deemed to be Excess Proceeds without regard to the whether such offer is accepted by any Holders. When the aggregate amount of Excess Proceeds exceeds $600.0 million (the “Excess Proceeds Threshold”), the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and, if required or permitted by the terms of any Indebtedness that ranks pari passu in right of payment with the Notes (including, for the avoidance of doubt, the Existing Notes) (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness, to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness in an amount equal to $1,000, or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture, and in the case of such Pari Passu Indebtedness, at the offer price required by the terms thereof, in accordance with the procedures set forth in the agreement(s) governing such Pari Passu Indebtedness. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed the Excess Proceeds Threshold by delivering to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Proceeds (the “Advance Portion”) in advance of being required to do so by this Indenture (an “Advance Offer”).

To the extent that the aggregate amount (or accreted value, if applicable) of Notes and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (“Declined Proceeds”) for any purposes not otherwise prohibited under this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes or the Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount offered in the Asset Sale Offer (or in the case of an Advance Offer, the Advance Portion), the Issuer shall purchase the Notes (subject to applicable DTC procedures as to global notes) and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the aggregate principal amount (or accreted value, if applicable) of the Notes or such Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer (or Advance Offer), the amount of Excess Proceeds that resulted in the requirement to make an Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Sale Offer, any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuer may use such Net Proceeds for any purpose not otherwise prohibited under this Indenture.

A Collateral Asset Sale Offer, an Asset Sale Offer, a Collateral Advance Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, the Security Documents and/or the Guarantees (but the Collateral Asset Sale Offer, Asset Sale Offer, Collateral Advance Offer or Advance Offer may not condition tenders on the delivery of such consents).

(d) Pending the final application of the amount of any Net Proceeds pursuant to this Section 4.10, the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness, or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(e) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer, an Asset Sale Offer, a Collateral Advance Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

The provisions of Section 3.08 and this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.11. Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $200.0 million at such time, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Issuer, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $300.0 million at such time, the terms of such transaction have been approved by a majority of the members of the Board of the Issuer or any Parent Entity.

Any Affiliate Transaction shall be deemed to have satisfied the requirements of clause (ii) of this Section 4.11(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Issuer or any Parent Entity, if any.

(b) The provisions of Section 4.11(a) hereof shall not apply to the following:

(i) (A) transactions between or among the Issuer or any of its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger, amalgamation or consolidation of the Issuer into any Parent Entity; provided that such merger, amalgamation or consolidation is otherwise consummated in compliance with the terms of this Indenture;

(ii) Restricted Payments permitted by Section 4.07 hereof (including any transaction specifically excluded from the definition of the term “Restricted Payments”) (other than pursuant to Sections 4.07(b)(xiii)) and Permitted Investments;

(iii) payments by the Issuer or any Restricted Subsidiary (including any payment to any Parent Entity for further payment by such Parent Entity), (A) to reimburse the Sponsor, the Co-Investor and any of their respective Affiliates and designees for any out-of-pocket costs and expenses incurred in connection with the provision of any management, advisory, consulting or other similar services, (B) for indemnification and similar expenses, (C) for customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, which payments are approved by the majority of the Board of the Issuer or a majority of the disinterested members of the Board of Holdings in good faith, (D) for customary termination fees payable to the Investors, (E) to pay transaction fees to the Sponsor or Co-Investor; and (F) to pay management, monitoring and consulting fees to the Sponsor or Co-Investor;

(iv) (A) employment agreements, employee benefit and incentive compensation plans and arrangements, and (B) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of Permitted Payees, including in connection with the Transactions;

(v) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement or arrangement as in effect as of the Issue Date, or any amendment or replacement thereto (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Issuer to the Holders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date);

(vii) [reserved];

(viii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders, investor rights or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Entity) is a party as of the Issue Date and any similar agreements which it (or any Parent Entity) may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (viii) to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, materially disadvantageous in the good faith judgment of the Issuer to the Holders than those in effect on the Issue Date;

(ix) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Costs;

(x) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services or providers of employees or other labor that are Affiliates, in each case in the ordinary course of business or that are consistent with past practice and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi) the issuance or transfer of (A) Equity Interests (other than Disqualified Stock) of the Issuer to any Parent Entity or to any Permitted Holder or to any Permitted Payee and (B) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(xii) sales of accounts receivable, or participations therein, or accounts receivable, royalty or other revenue streams and other rights to payment and any other assets, or other transactions, in connection with any Existing Receivables Financing or any other Permitted Receivables Financing;

(xiii) payments by the Issuer or any of its Restricted Subsidiaries to the Investors made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by the Issuer in good faith;

(xiv) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any Permitted Payee pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such Permitted Payee that are, in each case, approved by the Issuer in good faith;

(xv) (A) investments by Affiliates in securities or loans or other Indebtedness of the Issuer or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (B) payments to Affiliates in respect of securities or loans or other Indebtedness of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (A) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xvi) payments to or from, and transactions with, any customers, clients, Joint Ventures or Joint Venture partners, suppliers, purchasers or sellers of goods or services or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice (including, without limitation, any cash management activities related thereto);

(xvii) payments by the Issuer (and any Parent Entity) and its Subsidiaries pursuant to, or the entry into, tax sharing agreements among the Issuer (and any such Parent Entity) and its

Subsidiaries, to the extent such payments are permitted under clause (xv) of Section 4.07(b) hereof;

(xviii) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is approved by the Issuer in good faith;

(xix) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xx) the payment of customary fees and reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Issuer or any Parent Entity pursuant to any equityholders, registration rights or similar agreements or to Company Persons in the ordinary course of business to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(xxi) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders;

(xxii) Permitted Intercompany Activities, any Permitted Reorganization, any IPO Reorganization Transactions, any Tax Restructuring, any reorganization of Holdings permitted by Section 5.01(e) hereof and related transactions;

(xxiii) (A) any transactions with a Person which would constitute an Affiliate Transaction solely because the Issuer or its Restricted Subsidiary owns an equity interest in or otherwise controls such Person or (B) transactions with a Person which would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Issuer or any Parent Entity; provided, that such director abstains from voting as a director of the Issuer or such Parent Entity, as the case may be, on any matter including such other Person;

(xxiv) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(xxv) transactions related to a Permitted Change of Control, the payment of Permitted Change of Control Costs and the issuance of Equity Interests to the management of the Issuer or any of its Restricted Subsidiaries in connection with a Permitted Change of Control.

Section 4.12. Liens. The Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(a) in the case of Subject Liens on any Collateral, (i) such Subject Lien expressly has priority that is junior to the Liens on the Collateral relative to the Notes and the Guarantees or (ii) such Subject Lien is a Permitted Lien; and

(b) in the case of any Subject Lien on any asset or property that is not Collateral, (i) the Notes (or a Guarantee in the case of Subject Liens on assets or property of a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the Obligations secured by such Subject Lien until such time as such Obligations are no longer secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to the preceding paragraph in respect of such Subject Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13. Company Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form.

Section 4.14. Offer to Repurchase Upon Change of Control Triggering Event. If a Change of Control Triggering Event occurs, unless the Issuers have previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under Section 3.07 hereof, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Change of Control Payment Date. Within 60 days following any Change of Control Triggering Event, the Issuers will send (or cause to be sent) notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(a) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(b) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event in accordance with clause (l) of this Section 4.14;

(c) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(d) that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(e) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the Applicable Procedures to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(g) if such notice is delivered prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event and shall describe each such condition, and, if applicable, shall state that, in the Issuers’ discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is sent) as any or all such conditions shall be satisfied or waived, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s discretion if the Issuer determines that any or all of such conditions will not be satisfied or waived;

(h) any other instructions, as determined by the Issuers, consistent with this Section 4.14 that a Holder must follow; and

(i) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes, or a specified portion thereof, and its election to have such Notes purchased.

While the Notes are in global form and the Issuers make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes or withdraw such election in accordance with the Applicable Procedures.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof.

(j) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law:

(i) accept for payment all Notes issued by them or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered and not validly withdrawn; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(k) The Issuers shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any Change of Control Triggering Event, the Issuers (or any Affiliate of the Issuers) have made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of the Alternate Offer.

(l) Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.

(m) A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes, the Guarantees and/or Security Documents (but the Change of Control Offer may not condition tenders on the delivery of such consents).

(n) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

The provisions of this Section 4.14, including the definition of “Change of Control” may be waived or modified with the written consent of the Holders of a majority in principal amount of all the then outstanding Notes.

Section 4.15. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

(a) The Issuer shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than the Issuer, the Co-Issuer, a Subsidiary Guarantor or an Excluded Subsidiary, to guarantee the payment of (i) any syndicated Credit Facility incurred under Section 4.09(b)(i) hereof or (ii) capital market debt securities of the Issuer or any Guarantor in an aggregate principal amount in excess of $200.0 million unless:

(i) such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer, the Co-Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes, and joinders to the Security Documents or new Security Documents, together with any filings and agreements, in each case to the extent required by the Collateral Requirements to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary (provided that with respect to any actions taken with respect to the granting and/or perfection of security interests, notwithstanding the foregoing, no such actions shall be required to be taken in advance of the later of the time required for the taking of such action (or the actual taking of such action) in respect of the Senior Secured Credit Facilities); and

(ii) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

(b) [Reserved].

(c) Notwithstanding the foregoing in this Section 4.15, this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the 60-day period described in clause (a) of this Section 4.15.

Section 4.16. [Reserved].

Section 4.17. Suspension of Covenants.

(a) If on any date following the Issue Date, (i) the Notes have an Investment Grade Rating from either of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, clause (iii) of Section 5.01(a) and Section 5.01(e) hereof shall no longer be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b) During any period that the foregoing covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating (in each case, to the extent given an Investment Grade Rating by such Rating Agency), then the Issuer and its Restricted

Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Indenture as the “Suspension Period.” The Guarantees of the Subsidiary Guarantors shall be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Collateral Excess Proceeds and Excess Proceeds from any Asset Sales shall be reset to zero.

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 hereof (including, without limitation, Permitted Liens) and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 hereof and the definition of “Permitted Liens” and for no other covenant).

(e) Notwithstanding the foregoing, in the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes, and no Default or Event of Default will be deemed to exist or have occurred as a result of any failure by the Issuer or any Restricted Subsidiary to comply with any of the Suspended Covenants during the Suspension Period; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 4.07 hereof had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period); (ii) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (iii) of Section 4.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (vi) of Section 4.11(b) hereof; (iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not the Co-Issuer or a Guarantor to take any action described in clauses (i) through (iii) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 4.08(b) hereof; (v) no Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any Suspension Period; and (vi) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified to have been made under clause (e) of the definition of “Permitted Investments.”

(f) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(g) Neither the Trustee nor the Agents shall have any duty to (i) monitor the ratings of the Notes, (ii) ascertain whether a Covenant Suspension Event or Reversion Date have occurred, or (iii) notify the Holders of any of the foregoing.

Section 4.18. After-Acquired Collateral.

(a) From and after the Issue Date, subject to Article 12, if the Issuers or any Guarantor acquire any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Indenture or the Security Documents) or upon any new Subsidiary becoming a Guarantor, it will be required to execute and deliver such security instruments, financing statements and such certificates as are required to satisfy the Collateral Requirement (including the terms of any Security Document) to vest in the Applicable Collateral Agent for the benefit of the Notes Secured Parties, as applicable, a perfected security interest (subject to Permitted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral as are otherwise required pursuant to the Collateral Requirement, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired Collateral to the same extent and with the same force and effect.

(b) Notwithstanding the foregoing, opinions of counsel will not be required in connection with the addition of new Guarantors or in connection with such Guarantors entering into the Security Documents or to vest in the Applicable Collateral Agent a perfected security interest in after-acquired Collateral owned by such Guarantors.

(c) With respect to any Collateral constituting Material Real Property (that is not an Excluded Asset) acquired after the Issue Date, to the extent likewise provided with respect to the Senior Secured Credit Facilities (at the request of the Administrative Agent thereunder) the Issuers shall cause the Collateral Requirement to be satisfied within 120 days of the acquisition of such Material Real Property or such longer period as permitted under the Senior Secured Credit Facilities (including pursuant to any waivers or extensions of deadlines thereunder) or as extended by the Notes Collateral Agent.

(d) Notwithstanding the foregoing, the Issuers and Guarantors (and the Subsidiaries thereof) shall not be required to take any actions with respect to Collateral, if such actions are not required (or if required, no sooner than required) pursuant to the terms of the Senior Secured Credit Facilities (to the extent remaining outstanding).

Section 4.19. Restrictions on Activities of Holdings.

Holdings shall not incur any Indebtedness or Liens or engage in any material business activities or consummate any material transactions and shall not conduct, transact or otherwise engage in any material business or material operations, in each case, other than:

(a) (i) the ownership and/or acquisition of the Equity Interests of the Issuer (and indirectly any Subsidiary or Joint Venture thereof or other indirect Equity Interests) and any IPO Shell Company and (ii) the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, its Equity Interests;

(b) the performance of obligations under and compliance with its organizational documents or other applicable law (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Issuer, its Subsidiaries and any IPO Shell Company;

(c) repurchases of Indebtedness through open market purchases and Dutch auctions, the making of any loan to any Permitted Payee constituting an Investment permitted under the Indenture and the making of any Investment (i) in the Issuer or any Subsidiary and (ii) in any IPO Shell Company;

(d) participating in tax, accounting and other administrative matters related to any Parent Entity and the Issuer, their respective Subsidiaries and any IPO Shell Company;

(e) (i) the entry into, and exercise of rights and performance of its obligations under and in connection with the Indenture, the ABL Facility and the Senior Secured Credit Facilities, (ii) Guarantees (including of other Indebtedness of the Issuer and any Restricted Subsidiary) not prohibited under the Indenture, (iii) Guarantees of obligations (other than Indebtedness for borrowed money) of the Issuer and its Restricted Subsidiaries and (iv) the grant of Liens in respect of the foregoing;

(f) any public offering of its common stock or any other issuance or registration of its Equity Interests (other than Disqualified Stock) for sale or resale (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interests (other than Disqualified Stock)), including the costs, fees and expenses related thereto;

(g) (i) holding of any cash, Cash Equivalents and other assets received from, or Investments made by, the Issuer, any Subsidiary and any IPO Shell Company or contributions to the capital of, or proceeds from the issuance of, Equity Interests of any Parent Entities and (ii) the payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments expressly permitted to be made by Holdings under the Indenture or structured through Holdings and promptly contributed to a Subsidiary thereof in a manner not prohibited by the Indenture;

(h) incurring fees, costs and expenses relating to overhead and general operating expenses including professional fees for legal, tax and accounting issues and paying taxes;

(i) providing indemnification and expense reimbursement for its Company Persons;

(j) performing its obligations under the Acquisition Agreement and the other documents and agreements related thereto or contemplated thereby and performing its obligations under any document, agreement and/or Investment contemplated by the Transactions or that would not otherwise be prohibited by the Indenture if Holdings were the Issuer or a Restricted Subsidiary;

(k) activities reasonably incidental to the consummation of (i) an IPO, including the IPO Reorganization Transactions and payment of Public Company Costs, (ii) a Permitted Reorganization or (iii) a Tax Restructuring;

(l) activities incidental to the businesses or activities described in the foregoing clauses; and

(m) any reorganization of Holdings permitted pursuant to Section 5.01 hereof.

Section 4.20. Restriction on Activities of the Co-Issuer.

The Co-Issuer may not hold any assets, become liable for any obligations or engage in any business activities; provided that the Co-Issuer may be a co-obligor under (i) the Notes and the Indenture and (ii) any other Indebtedness incurred by the Issuer pursuant to Section 4.09 hereof, and in each case may engage in any activities directly related or necessary in connection therewith.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) the Issuer is the surviving Person or (B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or the Co-Issuer, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Company”), (1) expressly assumes all of the obligations of the Issuer under this Indenture and the applicable Security Documents and (2) is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia or any territory thereof;

(ii) immediately after such transaction, no Event of Default exists;

(iii) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period:

(A) the Issuer or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) hereof; or

(B) either (x) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as applicable, would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction or (y) the Consolidated Net Debt Ratio for the Issuer and its Restricted Subsidiaries or the Successor Company and its Restricted Subsidiaries, as applicable, would be equal to or less than the Consolidated Net Debt Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction; and

(iv) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(b) The Successor Company shall succeed to, and be substituted for, the Issuer under this Indenture, the Guarantees and the Notes, as applicable, and the Issuer will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes, as applicable.

(c) Notwithstanding clauses (ii) and (iii) of Section 5.01(a) hereof:

(i) the Issuer may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to Holdings, the Co-Issuer or a Subsidiary Guarantor;

(ii) the Issuer or the Co-Issuer may consolidate or amalgamate with or merge with or into or transfer all or part of their properties and assets to a Guarantor;

(iii) any Restricted Subsidiary (other than the Co-Issuer) may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Issuer, the Co-Issuer or a Guarantor; and

(iv) the Issuer or the Co-Issuer may merge with an Affiliate of the Issuer or the Co-Issuer solely for the purpose of reorganizing the Issuer in any other jurisdiction or for the purpose of reorganizing the Issuer or the Co-Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(d) The Co-Issuer may not consolidate or merge with or into or wind up into (whether or not the Co-Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) the Co-Issuer is the surviving Person or (B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or the Co-Issuer, as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Co-Issuer”), (1) expressly assumes all of the obligations of the Issuer under this Indenture and the Notes pursuant to supplemental indentures or other applicable documents or instruments or (2) at least one obligor on the Notes is a corporation organized or existing under the laws of the jurisdiction of organization of the United States, any state thereof, the District of Columbia, or any territory thereof;

(ii) immediately after such transaction, no Event of Default exists; and

(iii) the Co-Issuer or, if applicable, the Successor Co-Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(iv) The Successor Co-Issuer shall succeed to, and be substituted for, the Co-Issuer under this Indenture, the Guarantees and the Notes, as applicable, and the Co-Issuer will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes, as applicable.

(e) Holdings may not consolidate or merge with or into or wind up into (whether or not Holdings is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) Holdings is the surviving Person or (B) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Parent”), expressly assumes all of the obligations of Holdings under this Indenture and the Notes pursuant to supplemental indentures and is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof;

(ii) immediately after such transaction, no Event of Default exists; and

(iii) Holdings or, if applicable, the Successor Parent shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(iv) The Successor Parent shall succeed to, and be substituted for, Holdings under this Indenture, the Guarantees and the Notes, as applicable, and Holdings will automatically be released and discharged from its obligations under this Indenture, the Guarantees and the Notes, as applicable.

(f) Subject to Section 10.06 hereof, no Subsidiary Guarantor shall, and the Issuer shall not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) (1) such Subsidiary Guarantor is the surviving Person or (2) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Person”) expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and the applicable Security Documents and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other applicable documents or instruments;

(B) immediately after such transaction, no Event of Default exists; and

(C) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Subsidiary Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Subsidiary Guarantor or the Successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien in perfected to the extent required by the applicable Security Documents; or

(ii) the transaction is not prohibited by Section 4.10(a) hereof; or

(iii) in the case of assets comprised of Equity Interests of Subsidiaries that are not Subsidiary Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(g) Subject to Section 10.06 hereof, the Successor Person shall succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Security Documents and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor shall automatically be released and discharged from its obligations under this Indenture, the Security Documents and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to a Guarantor or the Issuer or the

Co-Issuer (or a Restricted Subsidiary that is not a Subsidiary Guarantor if that Restricted Subsidiary becomes a Subsidiary Guarantor), (2) merge with an Affiliate of Holdings solely for the purpose of reorganizing the Subsidiary Guarantor in another jurisdiction, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer, in each case, without regard to the requirements set forth in Section 5.01(e) hereof. Notwithstanding anything to the contrary in this Section 5.01, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Guarantor.

(h) Notwithstanding the foregoing, this Section 5.01 shall not apply to the Transactions.

Section 5.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer or such Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to the Issuer or such Guarantor, as applicable), and may exercise every right and power of the Issuer or such Guarantor, as applicable, under this Indenture with the same effect as if such successor Person, as applicable, had been named as the Issuer or a Guarantor, as applicable, herein.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

(a) An “Event of Default,” wherever used herein, means any one of the following events:

(i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(iii) subject to Section 4.03(f) hereof, failure by the Issuer, the Co-Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Indenture or the Notes;

(iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, exceed the greater of (x) $350.0 million and (y) 22.5% of LTM EBITDA (or its foreign currency equivalent);

(v) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of (x) $350.0 million and (y) 22.5% of LTM EBITDA (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) in a proceeding in which the Issuer or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any such Significant Subsidiary or such group of Restricted Subsidiaries; or

(C) orders the liquidation of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(viii) the Guarantee of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture;

(ix) (A) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (1) in accordance with the terms of the relevant Security Document and this Indenture, (2) the satisfaction in full of all Obligations under this Indenture or (3) any loss of perfection that results from the failure of the Applicable Collateral Agent or other Fixed Asset Representative, as applicable, to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (B) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; and

(x) the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.

(b) In the event of any Event of Default specified in clause (iv) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

Section 6.02. Acceleration. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) hereof) occurs and is continuing under this Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all the then outstanding Notes may, by notice to the Issuer and the Trustee (if given by Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) hereof, all outstanding Notes will become due and payable without further action or notice. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. Holders of a majority in aggregate principal amount of all the Notes then outstanding, by written notice to the Trustee (with a copy to the Issuer; provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture and the Security Documents (including in connection with a Collateral Asset Sale Offer, a Collateral Advance Offer, an Asset Sale Offer, an Advance Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under this Indenture and the Security Documents (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture and the Security Documents; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto and prior to such waiver, the Issuer has paid or deposited with the Trustee, a sum sufficient to pay all sums paid or advanced by the Trustee, Agents or Notes Collateral Agent hereunder and the compensation, expenses, disbursements and advances of the Indenture Trustee, Agents or Notes Collateral Agent and their respective agents and counsel.

Section 6.05. Control by Majority. Subject to Section 7.01(e) hereof, the Holders of a majority in aggregate principal amount of all the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent, and the Trustee or the Notes Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or the Notes Collateral Agent that is not inconsistent with such direction. The Trustee or the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder (it being understood that neither the Trustee nor the Notes Collateral Agent have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders) or that would involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability and may take any other action that is not inconsistent with any such direction received from Holders of the Notes. Prior to taking any action hereunder, the Trustee or the Notes Collateral Agent shall be entitled to indemnification and/or security satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action

Section 6.06. Limitation on Suits. Except to enforce the contractual right to receive payment of principal, premium (if any) or interest when due on or after the respective due dates expressed in an outstanding Note, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) the Holders of at least 30% in the aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c) Holders of the Notes have offered the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security and/or indemnity; and

(e) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such written request within such 60-day period.

Section 6.07. Right of Holders to Sue for Payment. Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture or the Notes of any Holder of a Note to bring suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the respective due dates expressed in this Indenture or the Notes, shall not be amended without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer or any other obligor upon the Notes (including the Guarantors), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13. Priorities. Subject to the First Lien Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

(a) FIRST, to the Trustee, to the Agents, and to the Notes Collateral Agent, in each case, and their respective agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Agents, and the Notes Collateral Agent and the costs and expenses of collection;

(b) SECOND, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) THIRD, to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE AND AGENTS

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence, willful misconduct or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of Holdings and its Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Unless otherwise specified herein, before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity and/or security satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder, including the Notes Collateral Agent.

(j) [reserved].

(k) Delivery of reports, information and documents (including, without limitation, reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(n) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; strikes or similar labor disputes; and acts of civil or military authorities and governmental action.

(p) The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by the Issuer or any Guarantor with any other obligation or covenant under this Indenture or the unavailability of the Federal Reserve Bank wire or facsimile or other wire communication facility.

(q) The Trustee shall not have any responsibility for the validity, perfection, priority, filing, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, filing, continuation or enforceability (it being understood that such responsibility and obligation are the Issuer’s).

(r) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03. Individual Rights of Trustee. The Trustee may retain professional advisors to assist it in performing its duties under this Indenture. The Trustee may consult with such professional advisors or with counsel, and the advice or opinion of such professional advisors or counsel with respect to legal or other matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Guarantor under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Security Documents. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreements or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement, and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Security Documents.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs, unless such Default shall have been cured or waived, or if discovered after 90 days, promptly thereafter. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee shall not be deemed to have notice or charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received from the Issuer or any Holders of such Notes by the Trustee at the Corporate Trust Office of the Trustee, and such notice references such Notes, the Issuer and this Indenture.

Section 7.06. Compensation and Indemnity. The Issuers and the Guarantors, jointly and severally, shall pay to the Trustee, the Agents, the Notes Collateral Agent and the Common Collateral Agent, from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s, Agent’s, Notes Collateral Agent’s and Common Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and the Guarantors, jointly and severally, shall reimburse the Trustee, the Agents, the Notes Collateral Agent and the Common Collateral Agent promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s, Agent’s, Notes Collateral Agent’s and Common Collateral Agent’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee, the Agents, the Notes Collateral Agent, the Common Collateral Agent and their respective officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents (collectively, the “Indemnified Parties”) for, and hold the Indemnified Parties harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by them in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture against the Issuers or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Issuer, the Co-Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Indemnified Parties shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Indemnified Parties to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder. Except in cases where the interests of the Issuers and/or the Guarantors, on the one hand and the Indemnified Parties, on the other hand, may be adverse, the Issuers shall defend the claim and the Indemnified Parties may have separate counsel and the Issuers and Guarantors, jointly and severally, shall pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by an Indemnified Party through such Indemnified Party’s own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment). After the Issuers have assumed the defense of an Indemnified Party or such other Indemnified Party as provided for hereunder, neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld or delayed. Any settlement which affects an Indemnified Party may not be entered into without the consent of such Indemnified Party, unless the applicable Indemnified Party is given a full and unconditional release from liability with respect to the claims covered thereby, and such settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.

The obligations of the Issuers and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee and such other Indemnified Parties, as applicable.

To secure the payment obligations of the Issuers and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee is requested to act upon instructions of one or more Holders, the Trustee shall not be required to act in the absence of indemnity and/or security against the costs, expenses and liabilities that may be incurred in compliance with such a request.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or Section 6.01(a)(vii) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Merger, etc. If the Trustee or Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent. Any corporation into which the Trustee or any Agent for the time being may be merged or converted shall, on the date when such merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, be a successor Trustee or Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. After the effective date all references in this Indenture to that Trustee or Agent shall be deemed to be references to that corporation.

Section 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition.

Section 7.10. Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent (and/or any Common Collateral Agent), as the case may be, to execute and deliver the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and any other Security Documents in which the Trustee or the Notes Collateral Agent or the Common Collateral Agent, as applicable, is named as a party, including any Security Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent and/or the Common Collateral Agent, as the case may be, are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement or any other Security Documents, the Trustee and the Notes Collateral Agent or the Common Collateral Agent, as the case may be, each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.11. Limitation on Duty of Trustee in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent (or Common Collateral Agent) shall be deemed to have exercised reasonable care in the custody of the

Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee and the Notes Collateral Agent (or the Common Collateral Agent) shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and the Notes Collateral Agent (or the Common Collateral Agent), as determined by a court of competent jurisdiction by a final and non-appealable judgment, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates delivered to the Notes Collateral Agent (or the Common Collateral Agent) representing securities pledged under the Security Documents). The Trustee and the Notes Collateral Agent (or the Common Collateral Agent) shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement or the Security Documents by the Issuer, any Guarantor or the Notes Collateral Agent (or the Common Collateral Agent).

Section 7.12. Resignation of Agents.

(a) Any Agent may resign its appointment hereunder at any time without the need to give any reason and without being responsible for any costs associated therewith by giving notice to the Issuer and the Trustee 30 days’ prior written notice (waivable by the Issuer and the Trustee); provided that in the case of resignation of the Paying Agent no such resignation shall take effect until a new Paying Agent shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Paying Agent. Following receipt of a notice of resignation from any Agent, the Issuer shall promptly give notice thereof to the Holders in accordance with Section 14.01 hereof.

(b) If any Agent gives notice of its resignation in accordance with this Section 7.12 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution or may petition a court of competent jurisdiction to appoint a replacement, with properly incurred costs and expenses by the Agent in relation to such petition to be paid by the Issuer. Immediately following such appointment, the Issuer shall give notice of such appointment to the Trustee, the remaining Agents and the Holders whereupon the Issuer, the Trustee, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Indenture.

(c) Upon its resignation becoming effective, the Paying Agent shall forthwith transfer all moneys held by it hereunder, if any, to the successor Paying Agent or, if none, the Trustee or to the Trustee’s order, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer of its remuneration for the services previously rendered hereunder and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith.

(d) Notwithstanding replacement of an Agent pursuant to this Section 7.12, the Issuer’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Agent.

Section 7.13. Agents’ Rights.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b) Money held by a Paying Agent need not be segregated, except as required by law, and in no event shall any Paying Agent be liable for interest on any money received by it hereunder.

(c) The Agents shall have no obligation to act or to take any action if they believe they will incur costs, expenses or liabilities for which they will not be reimbursed.

(d) The Issuer and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Issuer and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee. Until they have received such written notice from the Trustee, the Agents shall act solely as agents of the Issuer and need have no concern for the interests of the Holders.

(e) The applicable Agents hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the UK Financial Conduct Authority in the UK Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

(f) The Agents shall act solely as agents of the Issuer and shall have no fiduciary or other obligation towards, or have any relationship of agency or trust, for or with any person other than the Issuer, except as expressly stated elsewhere in this Indenture.

(g) No Agent shall be required to make any payment of the principal, premium or interest payable pursuant to this Indenture unless and until it has received, and been able to identify or confirm receipt of, the full amount to be paid in accordance with the terms of this Indenture. To the extent that an Agent has made such payment with the prior written consent of the Issuer and for which it did not receive the full amount, the Issuer will reimburse the Agent the full amount of any shortfall.

(h) The Issuer agrees to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Indenture by the Paying Agent.

(i) The Agents may rely upon the terms of any notice, instruction, communication or other document believed by it to be genuine and be entitled to refrain from acting, without liability, if it determines that such instruction is unclear, equivocal or contradictory. In the event an Agent determines that an instruction received by it is unclear, equivocal or contradictory, the Agent shall as soon as reasonably practicable notify the instructing party of such determination.

(j) Notwithstanding anything else herein contained, each Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States of America, Europe or, in each case, any jurisdiction forming a part of it and England and Wales) or any directive or regulation of any agency of any such state or jurisdiction or which would or might otherwise render it liable to any person or cause it to act in a manner which might prejudice its interests and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

Section 7.14. FATCA.

(a) Mutual Undertaking Regarding Information Reporting and Collection Obligations. The Issuers and the Guarantors, as applicable, shall, within thirty (30) business days of a written request by the Trustee or an Agent, supply to such requesting party such forms, documentation and other information relating to the Notes as such requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA and shall notify the relevant requesting party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by the disclosing party is (or becomes) inaccurate in any material respect; provided, however, that the Issuers or Guarantors are not required to provide any forms, documentation or other information pursuant to this Section 7.14 to the extent that (i) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such disclosing party; or (ii) doing so would or might in the reasonable opinion of such disclosing party constitute a breach of any (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality. For purposes of this Section 7.14, “Applicable Law” shall be deemed to include (i) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (ii) any agreement between any Authorities; and (iii) any agreement between any Authority and any Party that is customarily entered into by institutions of a similar nature.

(b) FATCA Notification. The Issuer hereby notifies the Trustee and each Agent that payments of interest to be made by the Trustee or an Agent under the Notes are payments that are subject to FATCA Withholding, if such payments are made to a recipient that is generally unable to receive payments free from FATCA Withholding.

(c) For purposes of this Section 7.14, “Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, with respect to the Notes, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02 with respect to the Notes, the Issuer, the Co-Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations under this Indenture with respect to all outstanding Notes, the related Guarantees of such Notes and the Security Documents and all Defaults and Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer, the Co-Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below (it being understood that such Notes shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under the Notes and the applicable Security Documents and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute instruments reasonably requested by the Issuers acknowledging the same) and to have cured all then existing Defaults and Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, each of the Issuer and the Co-Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, with respect to the Notes, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 3.08, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.18, 4.19 and 4.20 hereof, clauses (ii) and (iii) of Section 5.01(a), and Sections 5.01(e) and 5.01(f) hereof with respect to all outstanding Notes and the related Guarantees, on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and such Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to all outstanding Notes and the related Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and the Guarantees of the Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(viii), 6.01(a)(ix) and 6.01(a)(x) hereof shall not constitute Default or Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer and the Co-Issuer shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof , in such amount as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment to pay the principal of, premium, if any, and interest due on such Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuers must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(i) the Issuer or the Co-Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer, the Co-Issuer or any Guarantor is a party or by which the Issuer, the Co-Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(f) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer or the Co-Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or the Co-Issuer or any Guarantor or others; and

(g) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05. Deposited Money, U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money, U.S. Government Securities and euro-denominated Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer, Co-Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers and the Guarantors, jointly and severally, shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes and the related Guarantees.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers any money, U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that if the Issuers make any payment of principal of, premium, if any, or interest on any Notes following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuer, the Co-Issuer, any Guarantor (with respect to a Guarantee, this Indenture or the Security Documents to which it is a party), the Trustee and/or the Notes Collateral Agent (and any other Agents party thereto (to the extent applicable)), as the case may be, may amend or supplement this Indenture, the Notes, any Guarantee or the Security Documents without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(c) to comply with Section 5.01 hereof;

(d) to provide for the assumption of the Issuer’s, the Co-Issuer’s or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f) to add or modify covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, the Co-Issuer or any Guarantor;

(g) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor Paying Agent (or any other agents party hereto (to the extent applicable)) pursuant to the requirements hereof;

(i) to secure the Notes and/or the related Guarantees or to add collateral thereto or to amend or supplement the foreign law and parallel debt provisions set forth in Exhibit F;

(j) to add an obligor or a Guarantor under this Indenture;

(k) to conform the text of this Indenture, the Notes, any Guarantees or the Security Documents, the Initial Intercreditor Agreements or any other applicable intercreditor agreement to any provision of the “Description of Notes” section of the Offering Memorandum;

(l) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(m) to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(n) to release and discharge any Lien securing the Notes when permitted or required by this Indenture (including pursuant to Section 4.12 hereof), the Security Documents, the Initial Intercreditor Agreements or any other applicable intercreditor agreement;

(o) to comply with the rules of any applicable securities depositary;

(p) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Applicable Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents, the Initial Intercreditor Agreements, any other applicable intercreditor agreement or otherwise;

(q) to add Additional Pari Passu Secured Parties (as defined in the First Lien Intercreditor Agreement) to any Security Documents, the Initial Intercreditor Agreements or any other applicable intercreditor agreement;

(r) to enter into any Acceptable Intercreditor Agreement or amend an existing intercreditor agreement in a manner that would cause it to be (or continue to be) an Acceptable Intercreditor Agreement;

(s) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Initial Intercreditor Agreements or any other applicable intercreditor agreement or to modify any such legend as required by the Initial Intercreditor Agreements or any other applicable intercreditor agreement; and

(t) to provide for the succession of any parties to the Security Documents, the Initial Intercreditor Agreements or any other applicable intercreditor agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the ABL Facility, the Senior Secured Credit Facilities, any other Fixed Asset Obligations or any other agreement that is not prohibited by this Indenture.

Upon the written request of the Issuer, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 7.02 hereof (to the extent requested by the Trustee and/or the Notes Collateral Agent and subject to the last sentence of Section 9.05), the Trustee and/or the Notes Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture, security documents or intercreditor agreements authorized or permitted by the terms of this Indenture and the Security Documents and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall have the right, but not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements that affect its own rights, duties or immunities under this Indenture, the Security Documents or otherwise. Notwithstanding the foregoing, no Opinion of Counsel or board resolution shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02. With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuers, the Guarantors, the Trustee and/or the Notes Collateral Agent (and any other Agents party thereto (to the extent applicable)) may amend or supplement this Indenture, the Notes, the

Guarantees and the Security Documents with the consent of the Holders of at least a majority in principal amount of all the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and, subject to Section 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (which shall be considered waived only with respect to Notes held by consenting Holders), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Guarantee, the Notes or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of all the Notes then outstanding, other than Notes beneficially owned by the Issuers or their Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the written request of the Issuers, and upon the filing with the Trustee and/or the Notes Collateral Agent, as applicable, of evidence satisfactory to the Trustee and/or the Notes Collateral Agent, as applicable, of the consent of the Holders as aforesaid, the Trustee and/or the Notes Collateral Agent shall join with the Issuer, the Co-Issuer and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affect the Trustee’s and/or the Notes Collateral Agent’s, as applicable, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and/or the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 3.08, Section 4.10 and Section 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any such Note;

(d) (A) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of the Notes by the Holders of a majority in principal amount of all the then outstanding Notes, and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default or Event of Default in respect of a covenant or provision contained in this Indenture, the Notes or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e) make any such Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(g) make any change in these amendment and waiver provisions;

(h) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor;

(i) make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(j) except as expressly permitted by this Indenture, modify the Guarantees of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary, or any group of Subsidiary Guarantors that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof), would constitute a Significant Subsidiary in any manner materially adverse to the Holders of such Notes.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or any Acceptable Intercreditor Agreement then in effect (as applicable).

Section 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver, or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee to Sign Amendments, etc. The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. Except as set forth in the last sentence of this Section 9.05, the Issuers may not sign an amendment, supplement or waiver until the Board of the Issuer and the Board of the Co-Issuer, as applicable, approves it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.03 hereof, an Officer’s Certificate and/or an Opinion of Counsel each stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel or resolution shall be required for the Trustee and the Notes Collateral Agent to execute any supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, adding a new Guarantor under this Indenture.

Section 9.06. Additional Voting Terms; Calculation of Principal Amount.

(a) All Notes issued under this Indenture shall vote and consent together on all matters (as to which any of such Notes may vote) as one class and no Notes will have the right to vote or consent as a separate series on any matter. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9 and Section 9.06(b) hereof.

(b) With respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (i) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (b) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding sentence, Section 2.08 and Section 2.09 of this Indenture. Any such calculation made pursuant to this Section 9.06(b) shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 9.07. No Impairment of Right of Holders to Receive Payment. For the avoidance of doubt, no amendment to, or deletion of any of, the covenants under Article 4 or action taken in compliance with the covenants in effect at the time of such action shall be deemed to impair or affect any legal rights of any Holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantee. Subject to this Article 10, from and after the Issue Date, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, as a primary obligor and not merely as a surety, guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuers hereunder or thereunder, that (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. All payments under each Guarantee will be made in U.S. dollars.

The Guarantors hereby agree that their obligations hereunder are equivalent to the obligations of a primary obligor and shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder, or any other amendment or modification, with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer or Co-Issuer, any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuers hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer or Co-Issuer, any right to require a proceeding first against the Issuer or Co-Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged, except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permitted by applicable law, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Until terminated in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer or Co-Issuer for liquidation or reorganization, should the Issuer or Co-Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s or Co-Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior secured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without setoff, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or being void or voidable under any law relating to insolvency of debtors.

Notwithstanding the foregoing, any Guarantee of any Guarantor organized outside the United States of America may be limited as necessary or appropriate to (1) comply with applicable law, (2) avoid any general legal limitations such as general statutory limitations, financial assistance, maintenance of share capital, corporate benefit, “thin capitalization” rules, retention of title claims or similar matters or (3) avoid a conflict with the fiduciary duties of such company’s directors, contravention of any legal prohibition or regulatory condition, or the material risk of personal or criminal liability for any officers or directors (collectively referred to as “Agreed Guarantee Principles,” in each case as determined by the Issuer in its sole discretion).

Section 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, subject to Section 10.07 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D hereto, with such modifications as the Issuer determines is appropriate to comply with the Agreed Guarantee Principles) shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture (or a supplemental indenture in the form of Exhibit D hereto) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuers shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Guarantees. Each Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(a) in the case of a Subsidiary Guarantor, any sale, exchange, issuance disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, issuance, disposition or transfer is made in compliance with the applicable provisions of this Indenture (including any amendments thereof);

(b) the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(c) in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or the occurrence of any event following which the Subsidiary Guarantor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this Indenture or becomes an Excluded Subsidiary;

(d) upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(e) in the case of a Subsidiary Guarantor, the occurrence of a Covenant Suspension Event;

(f) as provided under Article 9 or in accordance with the provisions of any Acceptable Intercreditor Agreement;

(g) the exercise by the Issuers of their Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture;

(h) in the case of Holdings, if Holdings ceases to be the direct parent of the Issuer and the Co-Issuer as a result of a transaction or designation permitted pursuant to the definition of “Holdings,” subject to the assumption of all of the obligations of Holdings under this Indenture and the applicable Security Documents, in each case, pursuant to supplemental indentures or other applicable documents or instruments by the entity that directly owns 100% of the issued and outstanding Equity Interests in the Issuer pursuant to the definition thereof; or

(i) the occurrence of a Specified Tax Event.

Notwithstanding clause (e) above, if, after any Covenant Suspension Event, a Reversion Date shall occur, then the Suspension Period with respect to such Covenant Suspension Event shall terminate and all actions reasonably necessary to provide that the Notes shall have been unconditionally guaranteed by each Guarantor (to the extent such Guarantee is required by Section 4.15 hereof) shall be taken within 90 days after such Reversion Date or as soon as reasonably practicable thereafter.

Section 10.07. Effectiveness of Guarantees. This Indenture shall be effective upon its execution and delivery by the parties hereto.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge. This Indenture with respect to the Notes shall be discharged and shall cease to be of further effect as to the Notes (other than certain rights of the Trustee and the Issuers’ obligations with respect thereto) when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the

Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuer or the Co-Issuer has or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture with respect to the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer, the Co-Issuer or any Guarantor is a party or by which the Issuer, the Co-Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii) the Issuers have paid or caused to be paid all sums payable by them under this Indenture with respect to such Notes; and

(iv) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii), (iii) and (iv) above.

Notwithstanding the satisfaction and discharge of this Indenture with respect to the Notes, the provisions of Section 7.06 shall survive with respect to the Notes and, if money shall have been deposited with the Trustee pursuant to clause (b)(i) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge with respect to the Notes.

Section 11.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money, U.S. Government Securities deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money, U.S. Government Securities has been deposited with the Trustee; but such money, U.S. Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL

Section 12.01. Security Documents.

(a) The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure such obligations, subject to the terms of the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and any other applicable intercreditor agreement. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that, subject to the terms of the Initial Intercreditor Agreements and any other applicable intercreditor agreement and as further set forth below, the Applicable Collateral Agent will hold the Collateral for the benefit of the Holders, the Trustee and the Notes Collateral Agent and certain other secured parties pursuant to the terms of the Notes Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and any other applicable intercreditor agreement.

(b) It is acknowledged and agreed that the security interests of the Notes Collateral Agent and the Notes Secured Parties required to be granted hereunder and under the other Notes Documents have been (and in the future are intended to be) granted to the Common Collateral Agent as collateral agent for all Pari Passu Secured Parties (as defined in the First Lien Intercreditor Agreement) including the Notes Secured Parties, and not to the Notes Collateral Agent in its capacity as such hereunder. Such security interests are (or will be) held by the Common Collateral Agent upon the terms of the Intercreditor Agreements.

(c) Subject to the provisions with respect to Single Lien Collateral set forth below, to the extent any security interests securing the Notes Obligations cannot be granted to the Common Collateral Agent for the benefit of all Pari Passu Secured Parties (as defined in the First Lien Intercreditor Agreement) after the use of commercially reasonable efforts (as determined by the Issuers in good faith) the Issuers may cause the Notes Collateral Agent hereunder to hold such security directly in its capacity as such hereunder (which, in the case of jurisdictions other than the United States and Canada, shall only be required if such a security interest can be granted to more than one collateral agent, trustee or other representative), subject to intercreditor arrangements otherwise substantially consistent with the provisions provided for herein or otherwise constituting Acceptable Intercreditor Agreements.

(d) The terms of the Initial Intercreditor Agreements, including the provisions thereof governing Single Lien Collateral, are hereby ratified and approved by the Trustee on its own behalf and on behalf of the Notes Secured Parties in all respects and the Trustee on its own behalf and on behalf of the Notes Secured Parties directs the Notes Collateral Agent and/or Common Collateral Agent to bind itself to the terms thereof on behalf of the Notes Secured Parties.

(e) In order to give effect to the foregoing, references herein and in the other Notes Documents to the Notes Collateral Agent hereunder (including as set forth below with respect to Single Lien Collateral) shall, unless the context otherwise requires, be deemed to include a reference to the Common Collateral Agent acting in such capacity, and the duties of the Notes Collateral Agent hereunder to take any action shall in such case include a corresponding duty to direct the Common Collateral Agent to take such action, to the extent applicable and to the extent such direction is permitted by the applicable Intercreditor Agreements.

(f) It is acknowledged and agreed that, if in accordance with applicable law or the law governing any applicable Security Document (including foreign law), security interests of a type (or on assets of a type) may not be (or customarily are not) granted to more than one collateral agent, trustee or similar representative (or in the interests of limiting the cost of more than one grant of security, including with respect to the notarization of any relevant security documents or inscription of any such security documents before relevant public registries, including any security over shares in German limited liability companies and certain Mexican assets, such as shares or equity interests), the security interests securing Notes Obligations may be (or have been) granted to either the ABL Collateral Agent, the Notes Collateral Agent or any Common Collateral Agent for the benefit of all Applicable Secured Parties (as defined in the ABL Intercreditor Agreement), including (but not limited to) the Notes Secured Parties, with the Security Documents creating such security interests allocated, to the extent feasible (in the good faith determination of the Issuers) between the ABL Collateral Agent, the Notes Collateral Agent and/or any Common Collateral Agent on the basis of whether the collateral the subject thereof is expected to primarily consist of ABL Priority Collateral or Fixed Asset Priority Collateral, respectively (the collateral subject to such security interests, “Single Lien Collateral”). The security interests in Single Lien Collateral will be held by the applicable agent upon the terms of the Initial Intercreditor Agreements and the Security Documents.

(g) In order to give effect to the foregoing, references herein and in the other Notes Documents to the Notes Collateral Agent hereunder shall, in relation to Single Lien Collateral, unless the context otherwise requires, be deemed to include a reference to the ABL Collateral Agent, the Notes Collateral Agent or any Common Collateral Agent, as applicable, acting in such capacity, and the duties of the Notes Collateral Agent or any Common Collateral Agent hereunder to take any action shall in such case include a corresponding duty to direct the ABL Collateral Agent or the Common Collateral Agent, as applicable, to take such action, to the extent applicable and to the extent such direction is permitted by the Intercreditor Agreements.

(h) In the case of Single Lien Collateral the subject of a security interest to be granted pursuant to a Security Document to be governed by the law of a jurisdiction other than the United States and Canada, if the Issuers determine in good faith that the grant of a single security interest for the benefit of all Applicable Secured Parties (as defined in the ABL Intercreditor Agreement) as described in the preceding clause (f) cannot be achieved after the use of commercially reasonable efforts, then (i) the ABL Collateral Agent may be granted and hold any such Lien granted pursuant to such a Security Document primarily relating to ABL Priority Collateral solely for the benefit of the ABL Secured Parties (as defined in the ABL Intercreditor Agreement) (and, for the avoidance of doubt, no such grant shall be required in favor of the Common Collateral Agent or any Notes Secured Party) and (ii) the Common Collateral Agent may be granted and hold any such Lien granted pursuant to such a Security Document primarily relating to Fixed Asset Priority Collateral solely for the benefit of the Controlling Pari Passu Secured Parties (as defined in the First Lien Intercreditor Agreement) (which, for the avoidance of doubt, may exclude the Notes Secured Parties).

(i) Notwithstanding anything to the contrary herein, no inaccuracy or breach, as applicable, of any representation, warranty or covenant in any Notes Document relating to the grant, validity, enforceability, perfection or priority of any security interest shall occur, and no Default or Event of Default or other breach of the terms hereof or thereunder shall occur, as a result of the collateral agency and intercreditor arrangements described in this Section 12.01 or in the Initial Intercreditor Agreements.

(j) Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), the First Lien Intercreditor Agreement, ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement (as applicable), each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Applicable Collateral Agent and, as applicable, the Trustee to enter into or join (including pursuant to amendments or similar agreements), if applicable, the Security Documents, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, and any Security Documents and any Acceptable Intercreditor Agreement at any time after the Completion Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuers shall deliver to the Applicable Collateral Agent copies of all documents required to be filed pursuant to the Notes Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01(j), to assure and confirm to the Applicable Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the Initial Intercreditor Agreements, the Issuers and the Guarantors (a) shall, at their sole expense, execute, acknowledge, deliver, record and file, or will cause to be executed, acknowledged, delivered, recorded or filed, any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests (other on Excluded Assets) created or intended to be created by the Security Documents in the Collateral and cause the Collateral Requirement to be and remain satisfied (in each case subject to the limitations herein, including the Agreed Security Principles) and (b) to the extent permitted by applicable Requirements of Law, hereby authorize the Applicable Collateral Agent and the applicable Authorized Representatives for any applicable Pari Passu Secured Parties (each as defined in the First Lien Intercreditor Agreement), to the extent not otherwise restricted hereunder or in any other applicable Pari Passu Documents (as defined in the First Lien Intercreditor Agreement), to execute and file any financing statements (including continuation statements and amendments to financing statements), on behalf of the Issuers and the Guarantors with respect to all or any part of the Collateral without the signature of the Issuers or the Guarantors to maintain the Lien of the Security Documents described herein and in the Security Documents; provided, however, that the authorization granted in clause (b) of this sentence does not relieve the obligations of the Issuers and the Guarantors in clause (a) of this sentence or negate the provisions of Section 4.08 of the First Lien Intercreditor Agreement. Notwithstanding the foregoing, so long as there are any obligations outstanding under the Senior Secured Credit Facilities, no actions shall be required to be taken with respect to the perfection of security interests in the Collateral to the extent such actions are not required to be taken with respect to the Senior Secured Credit Facilities, or in the case of ABL Priority Collateral, the ABL Facility.

The perfection of the security interests (1) by delivery to the Common Collateral Agent of the existing certificated Equity Interests of the Issuers and each Issuer’s wholly owned Domestic Subsidiaries, shall occur on the Issue Date to the extent achievable pursuant to the Initial Intercreditor Agreements and (2) with respect to other Collateral of Domestic Subsidiary Guarantors for which a Lien may be perfected by the filing of a Uniform Commercial Code financing statement (or equivalent) if required to be filed for perfection shall occur on the Issue Date. To the extent any assets owned by the Issuers or any Guarantor on the Issue Date (other than Excluded Assets) are not subject to a valid Lien in favor of the Applicable Collateral Agent on or prior to the Issue Date or subject to a Lien in favor of a Applicable Collateral Agent that is not perfected on or prior to the Issue Date, the Issuers shall use commercially reasonable efforts to cause security interests in the Collateral securing the Notes Obligations to be put in place no later than 120 days after the Issue Date. In addition, the Security Documents will not require the Issuers and the Guarantors to take certain actions to perfect Liens in certain of the Collateral, including, prior to the repayment in full of the obligations under the Senior Secured Credit Facilities, if such actions are not requested by the Senior Secured Credit Facilities Administrative Agent with respect to Shared Collateral.

Section 12.02. Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Initial Intercreditor Agreements and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Initial Intercreditor Agreements and this Indenture, the Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations under any one or more of the following circumstances:

(i) to enable the Issuers and/or the Guarantors to consummate the disposition of property or assets to the extent consummated in accordance with, or not prohibited by, Section 4.10 hereof;

(ii) in the case of a Guarantor that is released from its Guarantee with respect to the Notes pursuant to the terms of this Indenture, the release of the property and assets of such Guarantor;

(iii) in the case of a sale or other transfer as part of or in connection with an Asset Sale or other disposition by the Issuers or any Guarantor to a Person other than the Issuers or a Guarantor (unless such property or other assets transferred to a Person that is the Issuers or a Guarantor are automatically, substantially concurrently with or in advance of such release, the subject of Liens granted by such transferee securing the Notes) in a transaction permitted under this Indenture;

(iv) in respect of the property and assets of a Restricted Subsidiary that is a Guarantor, upon the designation of such Guarantor to be an Unrestricted Subsidiary in accordance with the terms of this Indenture or upon such Restricted Subsidiary otherwise becoming an Excluded Subsidiary;

(v) (A) in respect of the property and assets of a Guarantor that at any time is not subject to a Lien securing the Senior Secured Credit Facilities (including by becoming an Excluded Asset (including Equity Interests of a Person that is sold or transferred)) or (B) upon the occurrence of a Specified Tax Event;

(vi) as described under Article 9 hereof;

(vii) in respect of any property and assets of the Issuers or a Guarantor that would constitute ABL Priority Collateral but is at such time not subject to a Lien securing ABL Obligations;

(viii) upon such property or other asset being released in respect of the Liens securing the Senior Secured Credit Facilities or any replacement Credit Facilities in respect thereof (excluding in the case of the payment thereof);

(ix) as required by the terms of any applicable Intercreditor Agreement;

(x) upon such property or asset becoming an Excluded Asset; or

(xi) upon the occurrence of a Covenant Suspension Event.

(b) The Liens on the Collateral securing the Notes and the Guarantees also will be released:

(i) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(ii) upon a Legal Defeasance or Covenant Defeasance under this Indenture as described under Section 8.02 and Section 8.03 hereof, or a discharge of this Indenture as described under Section 11.01 hereof; or

(iii) pursuant to the Security Documents or the Initial Intercreditor Agreements.

(c) With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the Trustee and the Notes Collateral Agent shall, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Initial Intercreditor Agreements and shall do or cause to be done (at the Issuers’ expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the Initial Intercreditor Agreements to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 12.03. Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, the Trustee may or may direct the Applicable Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 12.04. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.05. Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 12 to be sold be under any obligation to ascertain or inquire into the authority of the Issuers or the applicable Guarantor to make any such sale or other transfer.

Section 12.06. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 12 upon the Issuers or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuers or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 12; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Section 12.07. Notes Collateral Agent.

(a) The Issuers and each of the Holders by acceptance of the Notes hereby designate and appoint the Applicable Collateral Agent as its agent under this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and any other Acceptable Intercreditor Agreement (as applicable) and the Issuers and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Applicable Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement (as applicable), if any, and to exercise such powers and perform such duties as are expressly delegated to the Applicable Collateral Agent by the terms of this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement (as applicable), if any, and consents and agrees to the terms of the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and each Security Document (as applicable), as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent (in its capacity as the Applicable Collateral Agent) agrees to act as such on the express conditions contained in this Section 12.07. Each Holder agrees that any action taken by the Applicable Collateral Agent in accordance with the provisions of this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Security Documents (as applicable), and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement (as applicable) the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement (as applicable) to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement (as applicable) by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Notes Collateral Agent and any such sub-agent.

(c) None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment) or under or in connection with any Security Document, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement or the

validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement or for any failure of any Grantor or any other party to this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement, if any, or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any discretionary action under this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and/or any Acceptable Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default” and such notice references the Notes, the Issuers and this Indenture. The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.07).

(f) The Notes Collateral Agent under this Indenture may resign at any time by 30 days’ written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent under this Indenture, subject to the consent of the Issuers (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall include such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 12.07 (and Section 7.06 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g) Except as otherwise explicitly provided herein or in the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

(h) The Trustee and the Notes Collateral Agent, as applicable, is authorized and directed to (i) enter into and/or join (including pursuant to amendments or similar agreements) the Security Documents to which it is party, whether on or after the Issue Date, (ii) enter into and/or join (including pursuant to amendments or similar agreements) the First Lien Intercreditor Agreement whether on or after the Issue Date, (iii) enter into and/or join (including pursuant to amendments or similar agreements) the ABL Intercreditor Agreement whether on or after the Issue Date, (iv) enter into and/or join (including pursuant to amendments or similar agreements) any other Acceptable Intercreditor Agreement, if any, whether on or after the Issue Date, (v) make the representations of the Holders set forth in the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement, (vi) bind the Holders on the terms as set forth in the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement and (vii) perform and observe its obligations under the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and any Acceptable Intercreditor Agreement.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall, subject to the Initial Intercreditor Agreements, promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement.

(j) The Applicable Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code,

can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon a written request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall, subject to the Initial Intercreditor Agreements, deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement, other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(l) If the Issuers or any Guarantor (i) incurs any obligations in respect of First Lien Obligations, ABL Obligations or other secured obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations, ABL Obligations or other applicable secured obligations entitled to the benefit of an existing First Lien Intercreditor Agreement, ABL Intercreditor Agreement or other Acceptable Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applicable First Lien Intercreditor Agreement, ABL Intercreditor Agreement or other Acceptable Intercreditor Agreement, or in any event, otherwise on terms constituting an Acceptable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Lien Obligations, ABL Obligations or other secured obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the joinder to the First Lien Intercreditor Agreement to be entered into by the Trustee on the Issue Date.

(m) No provision of this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity and/or security satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto.

Notwithstanding anything to the contrary contained in this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.

(n) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Grantor under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, and any Security Documents or for the performance or observance of any covenants, agreements or other terms and conditions set forth under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. Unless otherwise directed hereunder, the Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and any Acceptable Intercreditor Agreement.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, if any, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee each reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuers or the Guarantors, Holders of a majority in aggregate principal amount of the then outstanding Notes shall direct the Notes Collateral Agent or the Trustee in writing to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Issuers signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to which it is a party or amendment or supplement thereto to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(r) and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Issuers, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied (provided that no such Opinion of Counsel shall be required to the extent set forth in Section 4.18(b)). The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents (subject to the proviso contained in the first sentence of this Section 12.07(r)).

(s) Subject to the provisions of the applicable Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and any Acceptable Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Trustee and/or Notes Collateral Agent, as applicable, shall execute and deliver the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement, and the Security Documents, or joinder or similar agreements in respect thereof, to which it is (or is to be) a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as to discretionary rights expressly authorized hereunder or under any applicable Security Document, the Notes Collateral Agent shall have no discretion under this Indenture, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, any Acceptable Intercreditor Agreement or the Security Documents and shall not be required to make or give any discretionary determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may, subject to the Intercreditor Agreements, direct the Applicable Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement.

(u) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement and to the extent not prohibited under the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(v) In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement to take any discretionary action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral (unless such release is expressly provided for hereunder or thereunder) or otherwise to act in its discretion hereunder or under any Security Document or the First Lien Intercreditor Agreement or the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document or the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Before the Notes Collateral Agent acts or refrains from acting in each case at the written request or direction of the Issuers or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 12.07 and Section 14.03 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, subject to the Intercreditor Agreements, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein. The rights, privileges, benefits, immunities, indemnities and other protections given to the Common Collateral Agent under any applicable Security Document or the First Lien Intercreditor Agreement. the ABL Intercreditor Agreement or any Acceptable Intercreditor Agreement are extended to, and shall be enforceable by the Notes Collateral Agent as if the Notes Collateral Agent were named as the Common Collateral Agent therein.

(aa) Notwithstanding anything else to the contrary herein (but not with respect to express discretions to the Notes Collateral Agent hereunder), whenever reference is made in this Indenture, to any discretionary action whether by consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Notes Collateral Agent in its discretion or to any discretionary election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Notes Collateral Agent, it is understood that in all cases the Notes Collateral Agent shall be fully justified in failing or refusing to take any such discretionary action if it shall not have received written instruction, advice or concurrence of the Holders or any controlling agent or representative under any Intercreditor Agreement or Security Document in respect of such action (in each case as applicable). The Notes Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Holders or any controlling agent or representative under any Intercreditor Agreement or Security Document to provide such instruction, advice or concurrence.

ARTICLE 13

[RESERVED]

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices. Any notice or communication by the Issuer, the Co-Issuer, any Guarantor or the Trustee to the others is duly given if in writing in English and by publication on the website or online data system maintained in accordance with Section 4.03 or delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Brookfield Capital Partners LLC

250 Vesey Street, 15th Floor

New York, NY 10281

Attention: Mark Weinberg

With a copy to:

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Facsimile No.: (212) 450-4000

Attention: Michael Kaplan

                 Derek Dostal

If to the Trustee, Paying Agent, Transfer Agent, Registrar and the Notes Collateral Agent:

Citibank, N.A.

Agency & Trust

388 Greenwich Street

New York, NY 10013

Attention: Karen Abarca

Email: cts.spag@citi.com; karen.abarca@citi.com

The Issuer, the Co-Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery; and on the date sent to DTC or Euroclear or Clearstream, as applicable if otherwise given in accordance with the procedures of DTC or Euroclear or Clearstream, as applicable; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the first date on which publication is made, if given by publication (including by posting of information on the website or online data system maintained in accordance with Section 4.03).

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the applicable Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuers send a notice or communication to Holders, they shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the applicable Depositary (or its designee) pursuant to the standing instructions from the applicable Depositary or its designee, including by electronic mail in accordance with accepted practices at the applicable Depositary.

Each of the Trustee and the Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee or the Notes Collateral Agent in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee email or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Notes Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.

Neither the Trustee nor the Notes Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Notes Collateral Agent, including, without limitation, the risk of the Trustee or the Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 14.02. [Reserved].

Section 14.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any of the Guarantors to the Trustee to take any action under this Indenture,

the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or, if such action relates to a Security Document or an Intercreditor Agreement, the Notes Collateral Agent:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the issuance of the Initial Notes.

Section 14.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 14.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of Holdings or any Restricted Subsidiaries or of any of their direct or indirect parent companies (other than in such equityholder’s capacity as the Issuer or a Guarantor) shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees, the Security Documents or this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.07. Governing Law. THIS INDENTURE, THE NOTES, THE SECURITY DOCUMENTS AND ANY GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY GUARANTEE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF NEW YORK; PROVIDED THAT CERTAIN SECURITY DOCUMENTS THAT MAY BE GOVERNED BY FOREIGN LAW.

Section 14.08. Waiver of Jury Trial. EACH OF THE ISSUER, THE CO-ISSUER, THE GUARANTORS, THE NOTES COLLATERAL AGENT AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09. Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Section 14.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.11. Successors. All agreements of the Issuers in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 14.12. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.13. Intercreditor Agreements. Reference is made to the ABL Intercreditor Agreement, First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement, First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement and (b) authorizes and instructs the Trustee, the Notes Collateral Agent and any other Common Collateral Agent to enter into the ABL Intercreditor Agreement, First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement as Trustee and as Notes Collateral Agent and in any other capacity specified therein, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Secured Credit Facilities and the ABL Facility to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the ABL Intercreditor Agreement, First Lien Intercreditor Agreement and any other Acceptable Intercreditor Agreement.

Section 14.14. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 14.15. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.16. Trust Indenture Act. The Issuer, the Co-Issuer and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. The Trust Indenture Act shall not apply to this Indenture prior to any such qualification, and all references herein to compliance with the Trust Indenture Act refer to such compliance following any such qualification.

Section 14.17. USA PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee, Note Collateral Agent and Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee, Notes Collateral Agent and the Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee, Note Collateral Agent and the Agents. Accordingly, each of the parties agree to provide to the Trustee, Note Collateral Agent and the Agents, upon their request from time to time, such identifying information and documentation as may be available for such party in order to enable the Trustee, Note Collateral Agent and the Agents to comply with Applicable AML Law.

Section 14.18. Foreign Law Matters; Parallel Debt. The foreign law matters and parallel debt provisions set forth on Exhibit F are hereby incorporated as though directly set forth in the text of this Indenture any supplemental indenture.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

CLARIOS GLOBAL LP, as Issuer, by its general partner CLARIOS GLOBAL GP LLC

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Managing Partner, Vice President & Secretary

CLARIOS US FINANCE COMPANY, INC., as Co-Issuer

By:	/s/ Petar Oklobdzija
Name: Petar Oklobdzija
Title: Vice President

CLARIOS INTERNATIONAL LP, as Holdings and a Guarantor, by its general partner BROOKFIELD PANTHER GP LLC

By:	/s/ Petar Oklobdzija
Name: Petar Oklobdzija
Title: Senior Vice President

SUBSIDIARY GUARANTORS:

CLARIOS BCD LLC

By:	/s/ Petar Oklobdzija
Name: Petar Oklobdzija
Title: Manager

CLARIOS ADVANCED SOLUTIONS LLC

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager

CLARIOS COMPONENTS, LLC

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager

CLARIOS INVESTMENT, LLC

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager

CLARIOS INTERSTATE BATTERY HOLDING LLC

By:	/s/ Petar Oklobdzija
Name: Petar Oklobdzija
Title: Manager

CLARIOS US FINANCE COMPANY, INC.

By:	/s/ Petar Oklobdzija
Name: Petar Oklobdzija
Title: Vice President

CPS TECHNOLOGY HOLDINGS LLC

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager

CLARIOS USA LLC

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager, Vice President & Secretary

CLARIOS APS PRODUCTION LLC

By:	/s/ Claudio Morfe
Name: Claudio Morfe
Title: Manager

CLARIOS, LLC

By:	/s/ Petar Oklobdzija
Name: Petar Oklobdzija
Title: Manager and Vice President

CLARIOS DEUTSCHLAND HOLDING GMBH

By:	/s/ Dr. Christian Rosenkranz
Name: Dr. Christian Rosenkranz
Title: Director

CLARIOS RECYCLING GMBH

By:	/s/ Dr. Christian Rosenkranz
Name: Dr. Christian Rosenkranz
Title: Director

CLARIOS GERMANY HOLDING GMBH

By:	/s/ Dr. Christian Rosenkranz
Name: Dr. Christian Rosenkranz
Title: Director

CLARIOS BETEILIGUNGS GMBH

By:	/s/ Jose Manuel Domingo
Name: Jose Manuel Domingo
Title: Director

CLARIOS GERMANY GMBH & CO. KGAA

By:	/s/ Jose Miguel Lopez Ascaso
Name: Jose Miguel Lopez Ascaso
Title: Director

CLARIOS MANAGEMENT GMBH

By:	/s/ Jose Miguel Lopez Ascaso
Name: Jose Miguel Lopez Ascaso
Title: Director

CLARIOS VARTA HANNOVER GMBH

By:	/s/ Dr. Christian Rosenkranz
Name: Dr. Christian Rosenkranz
Title: Director

CLARIOS ZWICKAU GMBH & CO. KG

By:	/s/ Jose Manuel Domingo
Name: Jose Manuel Domingo
Title: Director

CLARIOS LUXEMBOURG GLOBAL HOLDING S.À R.L. Société à responsabilité limitée 20, rue Eugène Ruppert L-2453 Luxembourg R.C.S. Luxembourg : B190936

By:	/s/ Patricia Kruger
Name: Patricia Kruger
Title: Managing Director

JOHNSON CONTROLS ENTERPRISES MÉXICO, S. DE R.L. DE C.V.

By:	/s/ Margarita Rosa Munerav
Name: Margarita Rosa Munerav
Title: Attorney-in-fact

SERVICIOS CORPORATIVOS LTH MÉXICO, S. DE R.L. DE C.V.

By:	/s/ Margarita Rosa Munerav
Name: Margarita Rosa Munerav
Title: Attorney-in-fact

CITIBANK, N.A., as Trustee, as Paying Agent, Registrar and Transfer Agent

By:	/s/ Karen Abarca
Name: Karen Abarca
Title: Senior Trust Officer

CITIBANK, N.A., as Notes Collateral Agent

By:	/s/ Karen Abarca
Name: Karen Abarca
Title: Senior Trust Officer